Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

Caredx, inc.

AND

eurobio scientific s.a.

DATED AS of April 15, 2026

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS		20

2.1	Purchase and Sale	20
2.2	Purchase Price	20
2.3	Closing of the Transactions	20
2.4	Assumed Liabilities; Retention by Seller of Excluded Liabilities	21
2.5	Third Party Consents	22

ARTICLE 3 CONDITIONS TO CLOSING		25

3.1	Conditions to the Obligations of the Seller	25
3.2	Conditions to Purchaser’s Obligations	26

ARTICLE 4 COVENANTS PRIOR TO CLOSING		27

4.1	Affirmative Covenants	27
4.2	Negative Covenants	29
4.3	Notice of Developments	30
4.4	Exclusivity	30
4.5	Reasonable Best Efforts; Governmental Entity Filings	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		32

5.1	Organization and Power; Subsidiaries and Investments	32
5.2	Authorization	32
5.3	Capitalization	33
5.4	No Breach	34
5.5	Financial Statements	34
5.6	Absence of Undisclosed Liabilities	34
5.7	Absence of Certain Developments	35
5.8	Properties	36
5.9	Title to Tangible Assets	36
5.10	Contracts and Commitments	37
5.11	Health Laws and Regulatory Matters	38
5.12	Intellectual Property	39
5.13	Government Licenses and Permits	42
5.14	Government Notices and Consents	42
5.15	Litigation; Proceedings	43
5.16	Compliance with Laws	43
5.17	Trade Control Laws	43
5.18	Environmental Matters	43
5.19	Collective Bargaining Agreements	44
5.20	Employees	44
5.21	Employee Benefits	44
5.22	Insurance	45
5.23	Tax Matters	45
5.24	Government Contracts	47
5.25	Product Warranty	47
5.26	Product Liability	48
5.27	Books and Records	48
5.28	Bank Accounts and Power of Attorney	48
5.29	Brokerage	48
5.30	Transactions with Related Parties	48

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		49

6.1	Organization and Power	49
6.2	Authorization	49
6.3	Governmental Approvals and Consents	49
6.4	Financial Capacity	49
6.5	Equity Commitment Letters	49
6.6	Finders; Brokers	50
6.7	Securities Act	50
6.8	Legal Proceedings	50
6.9	Independent Investigation	50

ARTICLE 7 TAX MATTERS		51

7.1	Tax Returns; Payment of Taxes	51
7.2	Tax Audits	52
7.3	Straddle Period	52
7.4	Post-Closing Actions	52
7.5	Cooperation on Tax Matters	53
7.6	Transfer Taxes	53
7.7	Withholdings	53
7.8	Tax Refunds	53
7.9	Purchase Price Allocation	54

ARTICLE 8 TERMINATION		54

8.1	Termination	54
8.2	Effect of Termination	55
8.3	Waiver of Right to Terminate	56

ARTICLE 9 ADDITIONAL AGREEMENTS		56

9.1	Indemnification	56
9.2	Minimum Employees	61
9.3	Post-Closing Access to Records and Personnel	63
9.4	Insurance Matters	64
9.5	Privileges	65
9.6	Indemnification of Directors and Officers	66
9.7	Further Assurances	66
9.8	Shared Services	67
9.9	Existing Intercompany Agreements and Arrangements	67
9.10	Pending Litigation	67
9.11	Non-Solicitation of Continuing Employees	68
9.12	RW Insurance Policy	68
9.13	Mutual Assistance	68
9.14	Confidentiality	68
9.15	Expenses	69
9.16	Disputes; Arbitration Procedure	69
9.17	Non-Compete	70
9.18	No Inconsistent Action	71
9.19	Transition Services Scoping	71
9.20	equity commitment letters	71

ARTICLE 10 MISCELLANEOUS		71

10.1	Amendment and Waiver	71
10.2	Notices	71
10.3	Assignment	72
10.4	Severability	72
10.5	Captions	72
10.6	No Third-Party Beneficiaries	72
10.7	Complete Agreement	73

10.8	Counterparts	73
10.9	Bulk Transfers	73
10.10	Governing Law	73
10.11	Specific Performance	73
10.12	Construction	74
10.13	Other Matters	75
10.14	Waiver of jury trial	75

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Contribution Agreement
Exhibit B	Form of Data Rights Agreement
Exhibit C	Form of Distribution Agreement
Exhibit D	Form of Trademark License
Exhibit E	Form of Transition Service Agreement

Schedules	Referenced in:

Purchase Price Adjustments Schedule	Sections 1.1, 2.2, 2.3(b)(i), 2.4(b) and 9.2(c)
Assigned Contracts Schedule	Section 1.1
Transferred Intellectual Property Schedule	Section 1.1
Intellectual Property Schedule	Sections 1.1, 5.12(g) and 5.12(k)
Shared Contracts Schedule	Sections 1.1 and 2.5
Corporate Organization Schedule	Sections 5.1 and 5.3
Holding Schedule	Section 5.3
Minimum Quark Employees Schedule	Section 1.2
Quark Employee Schedule	Section 1.3
Restrictions Schedule	Section 5.4, 5.12(d) and 5.12(l)
Financial Statements and Taxes Schedule	Sections 5.5 and 5.23(c)
Real Property Schedule	Sections 5.8(a)
Material Contracts Schedule	Section 4.2(i), 5.4, 5.10(a) and 5.10(b)
Owned Intellectual Property Schedule	Sections 1.1, 5.12(a), 5.12(b), 5.12(d), 5.12(f), 5.12(g), 5.12(i) and 5.12(j)
Licensed Intellectual Property Schedule	Sections 1.1, 5.12(c) and 5.12(h)
Compliance Schedule	Sections 5.13, 5.16 and 5.17
Litigation Schedule	Sections 1.1 and 5.15
Collective Bargaining Agreement Schedule	Section 5.19
Employee Benefits and Insurance Schedule	Sections 5.21(a) and 5.22
Bank Accounts and Power of Attorney Schedule	Section 5.28
Related Parties Transactions Schedule	Section 5.30

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2026 (the “Agreement Date”), by and between CareDx, Inc., a Delaware corporation (the “Seller”) and Eurobio Scientific S.A., a French Corporation (”Purchaser”). Each of the Seller and Purchaser is referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article 1 hereof.

WHEREAS, the Seller is the sole shareholder of CareDx AB, a Swedish Corporation (the “Company”) and the Seller owns shares of the Company representing an aggregate of 100% of the authorized and outstanding shares of and in the Company (the “Shares”), and upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the Shares.

WHEREAS, Purchaser desires to purchase certain other assets of the Seller and to assume or cause to be assumed certain liabilities related to the Quark Business, and the Seller desires to sell, transfer and assign such assets and liabilities to Purchaser or its Affiliates, upon the terms and subject to the conditions specified in this Agreement.

WHEREAS, the board of directors of each of the Seller and Purchaser has considered the terms of this Agreement and has approved this Agreement and the events, agreements and transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, in accordance with applicable Law.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Seller’s willingness to enter into this Agreement, certain investors (each a “Sponsor”) have provided an equity commitment letter agreement to Purchaser (each, an “Equity Commitment Letter”) providing for a commitment to fund Purchaser’s payment obligations under this Agreement, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions. As used in this Agreement and in the Schedules, the following terms have the meanings set forth below. The definitions set forth in the Purchase Price Adjustments Schedule are incorporated in this Section 1.1 by reference.

“3 Year Period” shall have the meaning set forth in Section 5.12(d).

“$”, “US$” or “Dollar” mean the United States of America Dollar.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a majority thereof, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing. After the Closing, Affiliates of Purchaser shall include, without limitation, the Quark Companies, and Affiliates of the Quark Companies shall include Purchaser and its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Transferee” means any member of the Company Group or Affiliate of the Purchaser (but not the Purchaser) designated as an “alternate transferee” in the Alternate Transferee List.

“Alternate Transferee List” means the written notice delivered by Purchaser to the Seller instructing that certain expressly identified Purchased Assets other than the Shares shall be assigned, transferred and conveyed to an Alternate Transferee.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, applicable anti-bribery and anti-corruption laws of any European Union Member State (including without limitation the Swedish Penal Code provisions relating to bribery), and any other applicable anti-corruption or anti-bribery Laws.

“Assigned Claims” means all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment and all rights and claims under transferable warranties, including recoveries by settlement, judgment or otherwise in connection therewith, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement and any patent or trademark opposition proceedings, in each case, exclusively relating to the Purchased Assets or the Assumed Liabilities.

“Assigned Contracts” means those Contracts listed, or that are categorically described, on the Assigned Contracts Schedule, as such Assigned Contracts may be renewed or modified following the Agreement Date, and any other Contracts to be assigned to Purchaser pursuant to this Agreement.

“Assumed Liabilities” means any and all Liabilities of the Seller and its Affiliates (including the Company Group) to the extent arising out of or relating to or incurred in connection with the conduct of the Quark Business and/or the ownership, use, operation, manufacture and commercial exploitation of the Purchased Assets, regardless of when or where such Liabilities arose or arise, occur or exist, or whether the facts on which they are based occurred prior to or subsequent to the Closing, or where or against whom such Liabilities are asserted or determined, or whether asserted or determined prior to or after the Agreement Date or the Closing, including: (a) all Liabilities of the Seller or its Affiliates under the Assigned Contracts; (b) all Liabilities under or relating to outstanding or unfulfilled purchase orders, statements of work, work orders, procurement orders or other payables that exclusively relate to the Quark Products or the Quark Business, (c) all Liabilities of any Quark Company; (d) all Liabilities arising under or relating to or with respect to any Purchased Asset; (e) all Liabilities reflected in the Final Net Cash/Net Working Capital Statement (as defined in the Purchase Price Adjustments Schedule); (f) all Liabilities for infringement or alleged infringement of any third party Intellectual Property Rights to the extent related to the conduct of the Quark Business or the use, development, making, having made, offering for sale, selling, importing, maintaining, supporting, or otherwise exploiting any of the Quark Products or any of the Purchased Assets (including any such Liabilities arising under any indemnity obligations in Assigned Contracts); (g) any Liability of the Seller and its Affiliates, in respect of the Quark Products, at any time, for refunds, rebates, credits, adjustments, allowances, exchanges, recalls, returns, or warranty, merchantability or other similar claims, or royalties or other fees payable to third parties with respect thereto; (h) any Liability arising with respect to any Proceeding or other claim to the extent that such Liability relates to any of the Quark Products or the Purchased Assets or the conduct of the Quark Business (including any pending trademark opposition proceeding or administrative proceeding as of the Closing Date with respect to Trademarks that are transferred to the Quark Companies or any Alternate Transferee hereunder) but excluding, for the avoidance of doubt, the Natera Litigation to the extent it relates to the conduct of the Quark Business prior to the Closing Date; (i) any and all Liabilities with respect to any employees of the Quark Business that are required to be assumed by the Quark Companies under applicable Law, including all Liabilities related to or arising out of the transfer of any Quark Employees to the Quark Companies under the provisions of, or the failure of the Quark Companies to comply with, any applicable Transfer Regulations; (j) the Post-Closing Severance Benefits; and (k) the Transferred Leave.

“Burdensome FDI Condition or Mitigation Measure” means any one or more conditions, measures, determinations or requirements imposed following or as part of the FDI review in order for the competent FDI authority to conclude that there are no unresolved national security risks arising as a result of the transactions contemplated by this Agreement, which, individually or in the aggregate, would have a Material Adverse Effect on the Company Group or the Quark Business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in Brisbane (California, U.S.A.), New York (New York, USA), Luxembourg (Luxembourg) or the City of Paris (France) generally are closed.

“Business Indemnitees” shall have the meaning set forth in Section 9.6(a).

“Business Records” means true and complete copies of data, files, documents, books and records that exclusively relate to or have been exclusively used in the operation of the Quark Business during the three year period prior to the Closing and that are owned by the Seller and in the possession of the Seller or its Affiliates, including customer and supplier lists, invoices and purchase orders, sales and pricing data, supplier records, customer correspondence, product data, manuals, sales and promotional literature, technical information, drawings, specifications and other engineering data and other business records and that, in each case, are material to the continued operation of the Quark Business following the Closing; provided, however, that the Business Records will not include any (i) employee-related or employee benefit-related files or records, employee benefit plans or documents relating to commitments and arrangements with employees of the Seller or its Affiliates, except for personnel files and other employee information for Continuing Employees that are required to be transferred by applicable Law, (ii) books and records that relate to or include information of third parties that is subject to a confidentiality agreement that is not a Purchased Asset, (iii) corporate records or Tax Returns and other tax records of the Seller or any of its Affiliates (other than corporate documents relating to the organization and maintenance in existence of the Quark Companies and the Tax records of the Company Group), (iv) files, correspondence or other records that relate to any potential sale, transfer or other disposition of the Company Group or any member thereof or the Quark Business or that are subject to attorney-client privilege, work product doctrine or other applicable privilege, or (v) other records the transfer of which by the Seller would be prohibited by applicable Law; provided, further, that the Seller shall be entitled to retain a copy of any Business Records that the Seller in good faith determines that the Seller or any of its Affiliates is reasonably likely to need for legal, Tax, accounting, finance, treasury, human resources, litigation, federal securities disclosure or similar purposes or in connection with Excluded Liabilities, or for responding to queries or claims with respect to the conduct of the Quark Business prior to the Closing or the defense of any claims under the terms of this Agreement or any other Transaction Document; and provided, further, that it is acknowledged, agreed and understood by Purchaser that the Business Records will be transferred by the Seller only to the extent that such Business Records exist as of the Closing and can be readily located and delivered through reasonable efforts on the part of the Seller.

“Claim” shall have the meaning set forth in Section 9.1(c)(i).

“Claim Notice” shall have the meaning set forth in Section 9.1(c)(i).

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Date Payment” shall have the meaning set forth in the Purchase Price Adjustments Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Group” means the Company and its wholly-owned subsidiaries CareDx Lab Solutions, Inc. and CareDx Pty Ltd.

“Confidential Information” shall have the meaning set forth in Section 9.14.

“Consent” means any required consent, waiver or approval of a third party for the consummation of the transactions contemplated by this Agreement and the documents referenced herein.

“Continuation Period” shall have the meaning set forth in Section 9.2(a).

“Continuing Employee” shall have the meaning set forth in Section 9.2(d).

“Contract” means any written, legally binding, executory contract, agreement, license, sublicense, lease, instrument, indenture or promissory notes.

“Contribution Agreement” means the Contribution, Assignment and Assumption Agreement and Bill of Sale in substantially the form of Exhibit A (except to the extent such form is modified as mutually agreed by the Parties prior to the Closing), to be entered into between the Seller and the Company as of immediately prior to the Closing.

“Data Rights Agreement” means the agreement among the Seller and Purchaser with respect to access of Purchaser to certain published data and clinical evidence results in substantially the form of Exhibit B.

“D&O Indemnity Arrangements” shall have the meaning set forth in Section 9.6(a).

“Distribution Agreement” means the Agreement by and between the Seller and Purchaser and its Affiliates relating to the distribution of certain Quark Products, in substantially the form of Exhibit C.

“Disclosure Schedules” shall have the meaning set forth in Article 5.

“Drop Dead Date” means the date that is 6 months following the date of this Agreement.

“Employee Pension Plans” shall have the meaning set forth in Section 5.21(a).

“Employee Plans” shall have the meaning set forth in Section 5.21(a).

“Employees Severance Budget” means an amount equal to the sum of all restructuring, severance, and termination costs (including, without limitation, payments in lieu of notice, contractual and statutory severance, payroll taxes or social security contributions applicable thereto) payable or due by the Quark Companies in connection with the termination of any and all employees or consultants of the Quark Companies who are covered by the Non-Transferred Employee Commitment, as determined pursuant to the Purchase Price Adjustments Schedule.

“Employees Severance Cash” means the specific cash amount held in the Company’s accounts on the Closing Date equal to the Estimated Employees Severance Budget (it being agreed that if such cash held by the Company as of the Closing Date would be less than the amount of the Estimated Employees Severance Budget, then Seller shall fund the Company’s account with an additional amount of cash in the amount of such shortfall on or prior to the Closing Date).

“Employee Welfare Plans” shall have the meaning set forth in Section 5.21(a).

“Environmental Laws” means all federal, state, local in the United States, Sweden and Australia and foreign statutes and regulations and legally binding judicial and administrative orders and determinations concerning public health and safety, pollution or protection of the environment, as the foregoing are enacted or in effect on or before the Closing Date.

“Equity Commitment Letter” shall have the meaning set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Quark Entities or any member of the Quark Entities would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Estimated Employees Severance Budget” shall have the meaning set forth in Section 3(a) of the Purchase Price Adjustments Schedule.

“Estimated Employees Severance Budget Statement” shall have the meaning set forth in Section 3(a) of the Purchase Price Adjustments Schedule.

“Excluded Assets” means all assets of Seller and the Non-Transferred Affiliates that are not specifically included in or described as Purchased Assets hereunder, including: (a) all assets used in the businesses of Seller or its Non-Transferred Affiliates other than the Quark Business; (b) all cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities (other than the Shares), in each case, held by, or in the name of, Seller or a Non-Transferred Affiliate; (c) all letters of credit, loan facilities and performance bonds held by, or in the name of, Seller or a Non-Transferred Affiliate; (d) all accounts receivable, vendor rebate receivables, notes receivable, unearned insurance premium refunds or other receivables due to Seller or any of the Non-Transferred Affiliates; (e) all inventory, prepaid expenses and deposits and refunds and all other current assets of Seller or any of the Non-Transferred Affiliates (other than the Quark Inventory, the Transferred Receivables and the Other Transferred Current Assets); (f) all Tax refunds and Tax assets of Seller and the Non-Transferred Affiliates, and all Tax refunds received by any Quark Company related to the Pre-Closing Tax Period; (g) all Contracts of Seller or any of the Non-Transferred Affiliates, including all Shared Contracts but excluding the Assigned Contracts; (h) all insurance policies of Seller and the Non-Transferred Affiliates, and all rights of Seller and the Non-Transferred Affiliates under or arising out of such insurance policies; (i) all Excluded Contractual Claim Rights; (j) all Real Property Interests (other than, for the avoidance of doubt, Real Property Interests held by the Quark Companies); (k) all personal property; (l) all assets relating to Shared Services; (m) all corporate books and records of Seller and its Affiliates (other than the Business Records); (n) all employee files and records (except as required to be provided to Purchaser under applicable Law); (o) all Intellectual Property of Seller and the Non-Transferred Affiliates except for the Transferred Intellectual Property; (p) all Subsidiaries of Seller other than the Company Group, and (q) all other assets, properties and rights of Seller and its Affiliates not expressly included in the Purchased Assets.

“Excluded Contractual Claim Rights” means all Third Party Claim Rights, whether arising before or after the Closing, other than the Assigned Claims.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Exhibit” means any Exhibit referenced on the List of Exhibits and Schedules above.

“Financial Statements” shall have the meaning set forth in Section 5.5.

“FDA” means the United States Food and Drug Administration.

“FDI” means foreign direct investment legislation and regulations in Sweden, including the Swedish FDI Act.

“Final Determination” means, with respect to any Natera Litigation Matter, the occurrence of any of the following: (a) the entry of a final, non-appealable order, judgment, or decree by a court of competent jurisdiction (including any court of last resort or an intermediate appellate court if the time for filing a further appeal has expired without an appeal being taken); (b) a final and binding settlement agreement executed by all parties to the Natera Litigation that results in a full and prejudice-based dismissal of all claims; or (c) any other final resolution of the Natera Litigation (by way of arbitration, mediation, or administrative action) from which no further appeal, petition for certiorari, or other recourse to any Governmental Entity or tribunal may be taken in any jurisdiction, whether in the United States or otherwise.

“Final Employees Severance Budget” shall have the meaning set forth in Section 3(c) of the Purchase Price Adjustments Schedule.

“Final Employees Severance Budget Statement” shall have the meaning set forth in Section 3(b) of the Purchase Price Adjustment Schedule.

“Fraud” means intentional common law fraud under New York Law with the element of scienter with respect to the misrepresentation of a material fact contained in the representations and warranties set forth in this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Government” or “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, county, city, municipal, local or foreign, or any agency, instrumentality or authority thereof in each case, of any country.

“Government Licenses” means permits, licenses and registrations obtained from federal, state, provincial or local governments with respect to the Quark Business.

“Government Contract” means any prime contract, schedule contract ordering agreement, letter contract, purchase order, delivery order, change order, grant, cooperative agreement, arrangement or other Contract of any kind between any of the Quark Companies and any Government involving values exceeding $100,000 per calendar year.

“Hazardous Materials” shall have the meaning set forth in Section 5.18.

“Health Authority” means the Governmental Entities that administer applicable Health Laws, including without limitation the FDA and the Swedish Medical Products Agency (MPA).

“Health Law” means any applicable Law relating to the research, development, testing, manufacture, processing, packaging, labeling, storage, import, export, distribution, marketing, sale, promotion, post-market surveillance, or use of in vitro diagnostic medical devices, including without limitation, as applicable: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FD&C Act”), including without limitation Sections 201(h), 501, 502, 510, 513, and 515 thereof (21 U.S.C. §§ 321(h), 351, 352, 360, 360c and 360e); (b) all regulations promulgated thereunder, including without limitation: 21 C.F.R. Part 803 (Medical Device Reporting), 21 C.F.R. Part 806 (Corrections and Removals), 21 C.F.R. Part 807 (Establishment Registration and Device Listing; Premarket Notification), 21 C.F.R. Part 809 (In Vitro Diagnostic Products for Human Use), 21 C.F.R. Part 814 (Premarket Approval), 21 C.F.R. Part 820 (Quality System Regulation), 21 C.F.R. Part 801 (Device Labeling); (c) the Public Health Service Act; (d) the U.S. Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.); (e) all Laws relating to good laboratory practices, good clinical practices, quality systems, design controls, adverse event reporting for, or product tracking, field corrective actions, and safety surveillance of in vitro diagnostic medical devices; (f) the European Union Medical Devices Regulation (EU) 2017/745 and In Vitro Diagnostic Regulation (EU) 2017/746 (including all implementing acts), and any applicable notified body requirements; (g) all applicable Laws in Sweden, Australia, and any other jurisdiction in which the Quark Products and Quark Software are manufactured, marketed, distributed, or sold relating to the manufacturing, marketing or distribution of in vitro diagnostic medical devices; (h) the U.S. Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. §1395nn et seq); the U.S. False Claims Act (31 U.S.C. §§ 3729-3733); the U.S. Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a); the U.S. Public Health Service Act (42 U.S.C. § 262); the U.S. Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812); the U.S. Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220); the U.S. Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 as otherwise amended from time to time, and the rules and regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164), the U.S. Medicare statute (Title XVIII of the Social Security Act); the U.S. Medicaid statute (Title XIX of the Social Security Act); and all comparable foreign Laws.

“Indebtedness” has the meaning set forth in the definition of such term in the Purchase Price Adjustments Schedule.

“Information” shall have the meaning set forth in Section 9.5.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered:   (a) United States and foreign patents, patent applications, utility models, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, provisionals, reexaminations and interferences thereof) (“Patents”); (b) United States federal, state, and foreign trademarks, service marks, trade dress, and trade names, pending applications to register the foregoing, and common law trademarks, service marks, and tradenames, designs, logos, and other designations of origin, including, but not limited to, taglines, brand names, logos and corporate names and all goodwill related thereto (“Trademarks”); (c) copyrightable works of authorship, including, but not limited to, registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship, including, but not limited to, mask works and designs (“Copyrights”); (d) trade secrets, know-how, inventions, methods, formulae, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) software, including all source code, object code, specifications, designs and documentation related thereto; (f) Internet Names; and (g) all other intellectual property or proprietary rights of any kind or nature.

“Intellectual Property Rights” means the rights, titles and interests associated with the following anywhere in the world: (a) patents and utility models, and applications therefor (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing), (b) trade secrets and all other rights in or to confidential business or technical information (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing, (d) uniform resource locators and registered internet domain names, (e) industrial design rights and any registrations and applications therefor, (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor, (g) mask works, and mask work registrations and applications therefor, (h) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (i) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (i).

“Intellectual Property Schedule” shall mean the Owned Intellectual Property Schedule and the Licensed Intellectual Property Schedule, collectively.

“Intercompany Agreements” means the Contracts and other intercompany accounts, whether or not in writing, between or among the Seller or any Subsidiary of the Seller (other than a member of the Company Group), on the one hand, and any member of the Company Group on the other hand, that are effective as of the Agreement Date or entered into following the Agreement Date.

“Internet Names” shall mean domain names, Internet addresses, and uniform resource locators (URLs).

“IP Agreement” shall have the meaning set forth in Section 5.12(c).

“Knowledge” means (i) with respect to the Seller, the actual knowledge of those individuals listed on Schedule 1.1 of the Disclosure Schedules after reasonable inquiry of those employees of the Seller or its Affiliates who directly report to such individuals; or (ii) with respect to Purchaser, the actual knowledge of [***] and [***], after reasonable inquiry of those employees of Purchaser or its Affiliates who directly report to such individuals.

“Later Discovered Contract” has the meaning set forth in Section 2.5(g).

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

“Leased Real Property” means all of the rights, title and interest of any member of the Company Group under all leases and subleases (written or oral), pursuant to which any member of the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Quark Business.

“Liabilities” means any debt, liability or obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” shall have the meaning set forth in Section 5.12(b).

“Licensed Software” shall have the meaning set forth in Section 5.12(e).

“Liens” means any lien, pledge, mortgage, security interest or other encumbrance of a similar kind or nature.

“Loss(es),” in respect of any matter, means a direct and actual loss, cost, expense, judgment or damages, including without limitation, reasonable out of pocket attorneys’ fees and expenses of outside counsel other than those incurred to enforce this Agreement, and excluding consequential, special, punitive, indirect, incidental, or exemplary damages or any damages measured by diminutions in value, lost profits, lost opportunities or other speculative damages (including any damages based on a multiple of earnings or revenue).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts (an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, financial condition, or results of operations of the Quark Business or the Company Group, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: any Effect arising out of or resulting from (i) the public announcement of the sale of the Quark Business and the execution of this Agreement and/or the other Transaction Documents, and/or the pendency of the transactions contemplated hereby or thereby or any other publicity, the identity of Purchaser, or any leak or rumor with respect thereto, including the initiation of litigation by any Person with respect to this Agreement, any termination of, reduction in, adverse modification to the terms of, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Quark Business due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ii) any action taken that are required or contemplated by, or the omission of any action that is prohibited by this Agreement (including any action not taken as a result of the failure of Purchaser to consent to any action requiring Purchaser’s consent pursuant to Section 4.1 and Section 4.2) or any other action taken or omitted to be taken by the Seller or any of its Affiliates at the request or with the consent or ratification of Purchaser or any of Affiliates or representatives (or such Affiliates’ representatives), (iii) general business, market or economic conditions in the United States, Sweden, Australia, the European Union or any other jurisdictions where the Quark Business is operated, including changes in prevailing interest rates, fluctuations in currency exchange rates, changes in tariffs and customs duties, trade embargos and trade disputes and other political, social, geopolitical or regulatory conditions in the United States or any other country or region in the world, (iv) conditions and factors generally affecting the industries, jurisdictions or geographic areas in which the Quark Business is conducted, (v) changes or proposed changes in accounting requirements or principles required by GAAP or any change or development in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof, (vi) any changes in the financial, banking, securities, capital, derivatives, commodities, debt or credit markets (including any disruption thereof), (vii) any acts of war, or outbreak or escalation of war (whether or not declared), military action, armed hostilities, civil disobedience, criminal activities, acts of terrorism, cyberattack, cyber security breach, power outage, electrical blackout, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (viii) any hurricane, flood, tornado, fire, earthquake, act of God or other catastrophic weather or natural disaster, or any pandemic or other public health event or any other force majeure event, whether or not caused by any Person, (ix) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, (x) any change related to the Excluded Assets or the Excluded Liabilities, (xi) any failure to obtain a Consent or any other form of consent, approval or waiver of a Person or Governmental Entity in connection with the transactions contemplated hereunder and any claim or right or benefit arising thereunder or resulting therefrom, or in connection with any contractual or other relationship with any such Person related to the Quark Business and the consequences of any such failure, (xii) any item or matter set forth in the publicly available reports and other documents filed by the Seller with the U.S. Securities and Exchange Commission or set forth in the Schedules, (xiii) the availability or cost of equity, debt or other financing to Purchaser or any of its Affiliates, (xiv) any reduction in the price of services or products offered by the Quark Business in response to the reduction in the price of comparable services or products offered by a competitor of the Quark Business, (xv) any failure of the Quark Business or any of the Quark Entities to meet any public estimates or expectations, or any internal projections, forecasts, budgets, plans, estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Material Adverse Effect). With respect to the exceptions set forth in clauses (iii), (iv), (v) and (vi) above, if such Effect has had a disproportionate adverse effect on the Quark Business relative to similar businesses of other companies operating in the same industry as the Quark Business, then only the incremental disproportionate adverse effect of such Effect (only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition) shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.

“Medical Device Reports” shall mean all reports of deaths, or serious adverse effects or events associated with the use of the Quark Products or Quark Software, or malfunctions of the Quark Products or Quark Software occurring during clinical studies or commercial use required to be reported to the FDA in accordance with 21 C.F.R. Part 803 or required to be reported to Swedish Medical Products Agency (MPA) or to comparable Health Authorities pursuant to comparable requirements.

“Minimum Quark Employees” means (i) [***] or more of the Quark Employees that continue to be employed by the Quark Companies upon the Closing (or, in the case of Quark Employees working for the Quark Business in the U.S. that are employed by the Seller and become employed by Purchaser or an Affiliate of Purchaser effective upon the Closing) and (ii) one or more employees or consultants of the Seller or the Quark Companies the professional occupation of whom involves the development or maintenance of the Quark Software, in each case of (i) and (ii), as such specific employees or consultants shall be identified by the Purchaser no less than 15 days prior to the Closing Date by written notice to the Seller from the list of employees and consultants of the Quark Business attached as Schedule 1.2 of the Disclosure Schedules.

“Multiemployer Plan” shall have the meaning set forth in Section 5.21(a).

“Natera Litigation” shall have the meaning set forth in the Litigation Schedule.

“Natera Litigation Matters” shall have the meaning set forth in Section 9.1(c)(iv).

“Non-Transferred Affiliates” means the Affiliates of the Seller other than the Quark Companies.

“Non-Transferred Employee Commitment” shall have the meaning set forth in Section 9.2(b).

“Non-Transferred Employee Commitment Letter” means the letter from the Seller to Purchaser and the Quark Companies, in form and substance reasonably acceptable to Purchaser, dated as of the Closing Date, pursuant to which the Seller irrevocably and unconditionally provides the Non-Transferred Employee Commitment with respect to the designated employees of the Quark Companies who shall not be Minimum Quark Employees.

“Off-The-Shelf Software” means software (including any software-as-a-service product or service) which is licensed under the terms of a shrink wrap, clickwrap or click-through licenses or any off-the-shelf software (including any software-as-a-service product or service) which is generally available for purchase, where the payments under any Contract for the Quark Business have been less than [***] during the two- (2-) year period preceding the date of this Agreement.

“Open Source Software” means, collectively, software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License).

“Order” means any order, judgment, stipulation, injunction, decree of, or agreement with, any Governmental Entity.

“Ordinary Course License” means any (i) Contract for Off-The-Shelf Software; (ii) license to use open source software; (iii) Contract containing an inbound license to use third party Intellectual Property, where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a customer’s trademarks in a Contract for which the primary purpose is granting the customer a right to use Quark Products or Quark Software); (iv) nondisclosure agreements, (v) licenses to third party Intellectual Property that are ancillary to the services provided by a service provider, vendor, supplier, consultant, independent contractor, employee, channel partners or other third party under the applicable Contract, or (vi) employee invention assignment and confidentiality agreements.

“Ordinary Course of Business” means, with respect to any Person or Persons, actions within the ordinary course of business of such Person or its Subsidiaries, including, for clarity, the grant of any Permitted Lien and entering into any Ordinary Course License.

“Other Plans” shall have the meaning set forth in Section 5.21(a).

“Other Transferred Current Assets” means the prepaid expenses, deposits and other current assets held by, or in the name of, the Seller or any of its Non-Transferred Affiliates that are exclusively related to the Quark Business and reflected as current assets in the calculation of the Final Net Cash/Net Working Capital Statement as of immediately prior to the Closing.

“Owned Quark Software” shall have the meaning set forth in Section 5.12(d).

“Owned Intellectual Property” shall have the meaning set forth in Section 5.12(d).

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either not delinquent or being contested in good faith, (ii) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens arising or incurred in the Ordinary Course of Business and for amounts which are not delinquent and which would not, individually or collectively, have a Material Adverse Effect, (iii) any Permitted Real Property Encumbrances, (iv) non-exclusive licenses of Intellectual Property, and (v) other Liens arising in the Ordinary Course of Business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset in the Quark Business as currently conducted.

“Permitted Real Property Encumbrances” means with respect to each parcel of real property used in the operation of the Quark Business (i) real estate taxes, assessments and other levies, fees or charges imposed by a Governmental Entity with respect to such parcel which are not yet due and payable as of the Closing Date or are being contested; (ii) mechanics’, carriers’, workmen’s, repairmen’s or contractors’ Liens with respect to such parcel incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or collectively, have a Material Adverse Effect and (iii) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that in each case are not, individually or in the aggregate, substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with or impair the use or operation thereof in the Quark Business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personally Identifiable Information” means information relating to a natural person that is otherwise considered “personal information,” “personal data,” or other analogous term under applicable law.

“Post-Closing Severance Benefit” has the meaning set forth in Section 9.2(f).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.

“Pre-Closing Tax Audit” shall have the meaning set forth in Section 7.2.

“Privileged Information” shall have the meaning set forth in Section 9.5.

“Privileges” shall have the meaning set forth in Section 9.5.

“Proceeding” means any action, arbitration, legal proceeding, investigation, hearing, litigation or lawsuit commenced, brought, conducted, or heard by or before, any court or other Governmental Entity or arbitrator.

“Proprietary Information and Inventions Agreement” means an agreement that assigns to a Quark Entity all right, title, and interest in and to all Intellectual Property developed by the executing party during the course of his or her employment or contractor assignment with such Quark Entity and places on the executing party the responsibility to safeguard and maintain the secrecy of confidential information and trade secrets of the Quark Business.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchased Assets” means, collectively, all of the Seller’s respective rights, title and interests in and to the following assets and properties, free and clear of Liens other than Permitted Liens: (a) the Shares; (b) the Quark Products and all Technology related thereto; (c) the Assigned Contracts; (d) the Quark Inventory; (e) the Transferred Receivables; (f) the Other Transferred Current Assets; (g) the Transferred Intellectual Property; (h) to the extent transferable, those Government Licenses exclusively related to the conduct of the Quark Business; (i) the Business Records; (j) the Assigned Claims; and (k) the goodwill of the Quark Business.

“Purchaser” shall have the meaning set forth in the Preamble, or, to the extent an Alternate Transferee List is provided pursuant to the terms of this Agreement and only with respect to the provisions of this Agreement solely to the extent they relate to the purchase by such Alternate Transferee of Purchased Assets designated therein, the Alternate Transferee.

“Purchaser Assumed Contractual Liabilities” shall have the meaning set forth in Section 2.4(a).

“Purchaser Benefit Plans” shall have the meaning set forth in Section 9.2(f).

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.1(a)(i).

“Purchaser Survival Date” shall have the meaning set forth in Section 9.1(b)(ii).

“Purchaser-Prepared Tax Returns” shall have the meaning set forth in Section 7.1(b).

“Quark Business” means the business of developing, producing, manufacturing, marketing, distributing and selling the Quark Products and Quark Software as conducted by CareDx AB, CareDx Lab Solutions Inc., CareDx Pty Ltd and/or CareDx, Inc. as of the date of this Agreement, but excluding, in each case, any Shared Services and related assets.

“Quark Companies” means the members of the Company Group.

“Quark Employees” means the employees of the Seller or any of its Affiliates identified as Quark Employees in Schedule 1.3 of the Disclosure Schedules.

“Quark Entities” means CareDx AB, CareDx Lab Solutions Inc. and CareDx Pty Ltd. and the Seller provided that the Seller shall constitute a Quark Entity for the purposes of this Agreement solely to the extent it relates to the Seller’s ownership of any Purchased Assets or any conduct of the Quark Business by the Seller directly.

“Quark Inventory” means all inventory wherever located, including raw materials, work-in-process, finished goods, and packaging materials existing as of the Closing Date that is owned by the Seller or any of its Non-Transferred Affiliates and exclusively related to any of the Quark Products or otherwise exclusively related to the Quark Business.

“Quark Product(s)” means the following laboratory products or product lines: Alloseq Tx, Alloseq HCT, Alloseq cfDNA, QTYPE, Olerup SSP, Olerup SBT and those laboratory products under development by the Seller and/or its Affiliates listed in Section 5.12(a) of the Owned Intellectual Property Schedule that exclusively relate to the foregoing laboratory products.

“Quark Software” shall have the meaning set forth in Section 5.12(e).

“Real Property” shall have the meaning set forth in Section 5.8(a).

“Real Property Interests” means all real property, and all real property leasehold or license interests, including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, wherever located.

“Reference Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 5.12(f).

“Relevant Vendor” has the meaning set forth in Section 2.5(c).

“Replacement Contract” has the meaning set forth in Section 2.5(c).

“Restricted Assets” has the meaning set forth in Section 2.5(a).

“Restricted Asset Obligations” has the meaning set forth in Section 2.5(d).

“Restricted Split Interest” has the meaning set forth in Section 2.5(c).

“RW Insurance” means the representations and warranties insurance policy covering the Purchaser for the insurance of certain risks related to and/or mitigating risks in connection with the representations and warranties provided by the Seller in this Agreement.

“Schedules” means the Schedules referenced on the List of Exhibits and Schedules above and in the Section(s) set forth opposite such Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitee” shall have the meaning set forth in Section 9.1(b)(i).

“Seller Survival Date” shall have the meaning set forth in Section 9.1(a)(ii).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnification Threshold” shall have the meaning set forth in Section 9.1(a)(iii)(1).

“Shares” shall have the meaning set forth in the Preamble.

“Shared Contracts” means those Contracts of the Seller or any of its Affiliates with any vendors or suppliers that relate to, or under which the rights of the Seller or any of its Affiliates are exercised for the benefit of, both the conduct of the Quark Business and the conduct of other business(es) of Seller and its Affiliates, in each case as listed in Section 2.5 of the Shared Contracts Schedule.

“Shared Services” means corporate or shared services or assets provided to, or in support of the Quark Business, that are general corporate or other overhead services or assets, and/or that are provided to or used by both the Quark Business and other businesses of Seller and its Affiliates, including access to and use of computer hardware and software related to any business function, travel and entertainment services, temporary labor services, office supplies (including copiers, scanners and fax machines), telecommunications equipment and services, logistics services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services, and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Split Interest” has the meaning set forth in Section 2.5(c).

“Subsidiary” means, with respect to any Person (whether individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other business entity) of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a sole proprietorship, partnership, joint venture, trust, unincorporated association, limited liability company or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Swedish FDI Act” shall have the meaning set forth in Section 4.5(b).

“Swedish FDI Clearance” shall have the meaning set forth in Section 4.5(b).

“Tax” means any form of taxation, tax, duty, levy, impost, contribution, fine and any other charge in the nature of a tax imposed, levied, assessed or reassessed by any federal, state, provincial, foreign or local authority, whether direct, indirect or by withholding, and related to the Company or the Company Group, including without limitation direct and indirect taxes, income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, capital tax, registration and stamp duties, real and personal property tax, local taxes, transfer tax, customs or excise duty, excise tax, turnover tax, value added tax, insurance premium tax, withholding tax, and including any interest, fines, late fees, surcharges, additions to tax and penalties thereon all of which are related to the Company or the Company Group, and any forms of employer and employee mandatory social security contributions paid or due to any federal, state, provincial, foreign or local authority in connection with employment, and related to the Company or the Company Group.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax of any party.

“Technology” means software, whether in electronic, written or other media, technology, including designs, specifications and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals), clinical and other Quark Product-related data, results of Quark Product testing, schematics, algorithms, routines, databases, lab notebooks, development and lab equipment, processes, prototypes, devices, appliances, equipment and systems, and any other tangible embodiments of Intellectual Property.

“Third Party Claim Rights” means all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment and all rights and claims under transferable warranties, including recoveries by settlement, judgment or otherwise in connection therewith, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement and any patent or trademark opposition proceedings.

“Trade Control Laws” shall have the meaning set forth in Section 5.17.

“Trademark License” means that Trademark License Agreement to be entered into at the Closing between the Seller and Purchaser and/or their respective Affiliates in the form attached hereto as Exhibit D.

“Transactions” shall have the meaning set forth in the preamble.

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Trademark License, the Distribution Agreement, the Data Rights Agreement, the Contribution, Assignment and Assumption Agreement and Bill of Sale, the Equity Commitment Letters, and such other deeds, bills of sale, asset transfer agreements, endorsements, assignments, assumptions, or other instruments or agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets, and the transfer and assumption of the Assumed Liabilities hereunder, in each case, in such form as is reasonably satisfactory to the Parties.

“Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, controlling interest, real estate conveyance and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Transferred Intellectual Property” means the Intellectual Property Rights of Seller or any of its Non-Transferred Affiliates that are described in the Transferred Intellectual Property Schedule.

“Transferred Leave” has the meaning set forth in Section 9.2(d).

“Transferred Receivables” means the accounts receivable held by, or in the name of the Seller or any of its Non-Transferred Affiliates that are exclusively related to the Quark Business and reflected as current assets in the calculation of the Final Net Cash/Net Working Capital Statement.

“Transition Services Agreement” means that Transition Services Agreement to be entered into at the Closing between/among the Seller and Purchaser and/or their respective Affiliates in the form attached hereto as Exhibit E (subject to any additions, changes and supplemental provisions to be included in the exhibits and schedules attached to such agreement as may be agreed between the Seller and Purchaser following the Agreement Date and prior to the Closing in order to more fully describe the transition services to be provided thereunder, the fees and costs to be paid to Seller with respect thereto, the term of individual transition services and such other terms and conditions as may be agreed by Purchaser and Seller and reflected therein).

“Willful Breach” means: (a) a material breach of a representation or warranty, or a material failure to perform a covenant or obligation, set forth in this Agreement, in each case, which such breach or failure is the consequence of an intentional act or omission by a Party hereto with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in this Agreement; or (b) the failure of Purchaser to consummate the Transactions and deliver the full Purchase Price payable pursuant to Section 2.3(b)(i) to the Seller at the time the Closing is required to occur pursuant to Section 2.3(a).

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1            Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all of the Purchased Assets (other than those Purchased Assets that are contributed by the Seller to the Company pursuant to the Contribution Agreement entered into between the Seller and the Company as of immediately prior to the Closing as described therein), in each case, free and clear of all Liens other than Permitted Liens, provided, however, that, no later than ten Business Days prior to the Closing, Purchaser may provide to the Seller the Alternate Transferee List, and the Seller shall then assign, transfer and convey any of the Purchased Assets described in the Alternate Transferee List to the Alternate Transferee identified therein, provided further that the designation of an Alternate Transferee shall not affect any payment obligations of the Purchaser set forth in Section 2.2 and Purchaser shall be responsible for the payment of any incremental Transfer Taxes that occur or arise out of the transfers being made to the Alternate Transferees contemplated by the Alternate Transferee List in lieu of being transferred to the Purchaser or to the Company pursuant to the Contribution Agreement. All Excluded Assets shall be retained by the Seller or the Non-Transferred Affiliates, as applicable, and are not being acquired by Purchaser hereunder.

2.2            Purchase Price. The aggregate purchase price for all of the Purchased Assets (the “Purchase Price”) shall be an amount in cash equal to $170,000,000 (One Hundred Seventy Million Dollars), payable to the Seller in accordance with the terms of this Agreement and provided that the Purchase Price shall further be increased or decreased pursuant to Section 2.3(b)(i) of this Agreement and the terms set forth in the Purchase Price Adjustments Schedule.

2.3            Closing of the Transactions.

(a)            The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CareDx, Inc. 8000 Marina Blvd, Brisbane, CA 94005, U.S.A., commencing at 10:00 a.m. local time on the tenth Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time and place or on such other date as is mutually agreed by Purchaser and the Seller. The date of the Closing is referred to in this Agreement as the “Closing Date.” The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 12:01 a.m., local time, in each jurisdiction in which the Quark Business is conducted, on the Closing Date.

(b)            Closing Deliveries. Subject to the satisfaction of the conditions set forth in Article 3 of this Agreement, at or prior to the Closing:

(i)            Purchaser shall deliver to the Seller the Estimated Closing Date Payment calculated as set forth in the Purchase Price Adjustments Schedule, by means of a wire transfer of immediately available funds to the accounts specified by the Seller and all other items required to be delivered by Purchaser at Closing to the Seller in accordance with the terms of this Agreement.

(ii)            the Seller shall cause Purchaser to be listed as the owner of the Shares in the duly updated share register of the Company and deliver to Purchaser the updated share register in original form together with any share certificate(s) in original form duly endorsed to Purchaser, and deliver all items required to be delivered by the Seller to Purchaser at Closing as specified in Section 3.2.

(iii)            At the Closing, the Seller shall deliver to Purchaser such bills of sale, assignments, endorsements, transfer documents, assumption agreements, and other instruments of transfer and conveyance (including, as applicable, a Bill of Sale) as are necessary to transfer to Purchaser good and valid title to the Purchased Assets other than the Shares, free and clear of all Liens other than Permitted Liens, and to effect the assumption by Purchaser of the Assumed Liabilities, in each case in form and substance reasonably satisfactory to Purchaser and the Seller. The Parties shall execute and deliver such other Transaction Documents as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

(iv)            At the Closing, each of the Seller and Purchaser, and their respective Affiliates, as applicable, shall execute and deliver the Transition Services Agreement, the Distribution Agreement, the Data Rights Agreement and the Trademark License, each in substantially the form attached as an exhibit hereto (subject to any modifications, additions and other changes to the schedules, exhibits or annexes to the Transition Services Agreement as may be agreed between the Seller and Purchaser during the Pre-Closing Period), and Seller shall execute and deliver the Non-Transferred Employee Commitment Letter in substantially the form attached as an exhibit hereto.

(v)            Immediately following the Closing, Purchaser shall cause a shareholders’ meeting of the Company to be held at which Purchaser shall appoint new directors of the Company with immediate effect, and Purchaser shall prepare the minutes of the said meeting as well as any other ancillary documentation related thereto and shall promptly submit and file the relevant changes with respect to the directors of the Company with the Swedish Companies Registration Office.

2.4            Assumed Liabilities; Retention by Seller of Excluded Liabilities.

(a)            Upon the terms and subject to the conditions set forth in this Contribution Agreement, effective as of immediately prior to the Closing, the Company (but not the Purchaser) shall enter into the Contribution Agreement with the Seller pursuant to which the Company shall agree to accept, assume, pay, perform, fulfill and discharge when due the Assumed Liabilities, provided, however, that, with respect solely to any Assigned Contract assigned to the Purchaser (and not to the Company), the Purchaser shall agree to accept, assume, pay, perform, fulfill and discharge when due the Assumed Liabilities to the extent they are contractual liabilities arising out of any such Assigned Contract (the “Purchaser Assumed Contractual Liabilities”).

(b)            The Parties agree that, except for the Assumed Liabilities, the Company shall not (and the Purchaser shall not) assume, pay, perform or discharge or otherwise have any obligation or liability for, any Liabilities of the Seller or of any Non-Transferred Affiliate (whether now existing or hereafter arising), and the Seller and its Non-Transferred Affiliates shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all such Liabilities of the Seller or such Non-Transferred Affiliates (collectively, the “Excluded Liabilities”). Any and all incentives, bonuses, retention payments, or other compensation due or promised to Quark Employees or any other Person by the Seller or by any of the Quark Companies prior to the Closing as a result of or in connection with the negotiation, execution, Closing, completion or performance of this Agreement or the Transactions and that is not otherwise included in the calculation of the Net Cash/Net Working Capital set forth in the Purchase Price Adjustments Schedule, shall constitute an Excluded Liability. The Non-Transferred Employee Commitment shall constitute an Excluded Liability.

2.5            Third Party Consents.

(a)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver to Purchaser any Purchased Asset, or any claim, right or benefit arising under or resulting from such Purchased Asset, if and for so long as such transfer or attempted transfer to Purchaser thereof, without the Consent of a third party, under applicable Law or the express terms of the applicable Assigned Contract, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Purchased Asset, or would in any material way adversely affect the rights of the Seller or its Affiliates or, upon such transfer, of Purchaser or its Affiliates (including the Quark Companies) with respect to such Purchased Asset (such assets being collectively referred to herein as “Restricted Assets”). Notwithstanding anything in this Agreement to the contrary, unless and until any such Consent with respect to any Restricted Asset or Restricted Split Interest (as defined in Section 2.5(c) below), as appropriate, is obtained or the applicable restriction or impediment on the sale, assignment and transfer thereof ceases to exist (such occurrence, the “Consent Receipt”), neither such Restricted Asset nor such Restricted Split Interest shall constitute a Purchased Asset; provided that at no time on or after the Closing shall any Restricted Assets or Restricted Split Interest for which the Consent Receipt has not occurred constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Assets or Restricted Split Interest constitute an Excluded Liability solely by virtue of being a Restricted Asset or Restricted Split Interest, in each case, for purposes of the Seller’s indemnification obligations under Section 9.1(a)(i)(6). Upon the Consent Receipt, the Seller shall sell, assign, and transfer the relevant Purchased Asset to which such Consent Receipt relates to Purchaser for no additional consideration.

(b)            From the Agreement Date until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) 12 months following the Closing, each of the Seller and Purchaser shall use, and shall cause their respective controlled Affiliates to use, commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent, substitution, replacement agreement or amendment required to assign, transfer and novate to Purchaser all rights and obligations of the Seller and its Subsidiaries with respect to the Purchased Assets and the Assumed Liabilities such that, in any case, Purchaser or a designated Affiliate of Purchaser will have the benefit of such rights and shall be solely responsible for such Assumed Liabilities from and after the Closing Date. Nothing in this Section 2.5 shall require Purchaser, the Seller or any of their Affiliates to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent, except to the extent the other Party consents to make any such payments, or provide such grants or consideration. In the event that the Seller determines to seek an assignment or novation with respect to any Assigned Contract, Purchaser shall cooperate with, and shall cause its Affiliates to cooperate with, the Seller and its Affiliates (including, where necessary, entering into appropriate instruments of assumption) to cause such assignment or novation to be obtained and to have the Seller and its Affiliates (other than the Quark Companies) released from all liability to third parties with respect to such Assigned Contract to the extent consistent with the terms of this Agreement. With respect to any Assumed Liabilities for which the Seller, or any Non-Transferred Affiliate, has any secondary liability to third parties, Purchaser shall provide the Seller with reasonable access and information in order for the Seller to ascertain continuing compliance by Purchaser and its Affiliates with all material contract terms and conditions applicable thereto. This Section 2.5(b) does not relate to Shared Contracts which are addressed in Section 2.5(c).

(c)            The Seller shall use commercially reasonable efforts to separate the rights and obligations under each Shared Contract to the extent related to the Quark Business and assign and transfer to Purchaser any transferable interest in each such Shared Contract to the extent related to the Quark Business (a “Split Interest”). If an attempted assignment and transfer of a Split Interest to Purchaser, without obtaining the Consent of the relevant counterparty to such Shared Contract (the “Relevant Vendor”), would constitute a breach or other contravention of the terms of the applicable Shared Contract, or would in any material way adversely affect the rights of the Seller or its Affiliates with respect to such Shared Contract or, upon transfer, of Purchaser or its Affiliates (including the Quark Companies) with respect to such Split Interest, as applicable (each, a “Restricted Split Interest”), then the Seller and Purchaser shall reasonably co-operate with each other and shall each use commercially reasonable efforts to either obtain the requisite Consent from the Relevant Vendor for the assignment and transfer to Purchaser of such Restricted Split Interest prior to the Closing, or to negotiate and enter into a new agreement with the Relevant Vendor or a replacement vendor or supplier reasonably acceptable to Purchaser, as mutually agreed by the Seller and Purchaser, for the provision by such vendor of the same or materially similar products, services or rights to Purchaser or its designated Affiliate following the Closing as are provided to the relevant Quark Company under such Shared Contract as of the Agreement Date upon terms and conditions to be agreed (or otherwise upon the standard terms and conditions offered by the relevant vendor or supplier) (a “Replacement Contract”). To the extent such Consent or Replacement Contract is not obtained prior to the Closing, each of the Seller and Purchaser shall continue to reasonably cooperate with each other and use commercially reasonable efforts to obtain such Consent or such Replacement Contract, as applicable, until the earlier of (i) the expiration of 12 months following the Closing Date to obtain such Consents or Replacement Contract, and (ii) the termination, expiration, lapse or non-renewal of such or expiration of such Shared Contract in accordance with its terms; provided that nothing herein shall require the Seller or any of its Affiliates to pay any amount, grant any rights, litigate, grant any guarantee, incur any Liability or provide any other consideration to any relevant vendor or supplier or any other party or incur out-of-pocket costs or expenses in order to obtain any such Consent or Replacement Contract. Once Consent is obtained for the Transfer of a Restricted Split Interest, such Restricted Split Interest shall be Transferred to Purchaser (but not before), and such Restricted Split Interest shall be deemed to be a Purchased Asset for purposes of this Agreement.

(d)            If any required Consent to assign and transfer a Restricted Asset or a Restricted Split Interest is not obtained on or prior to the Closing Date (or in the case of a Shared Contract, a Replacement Contract is not in place in lieu of the assignment and transfer of the relevant Restricted Split Interest), each of the Seller and Purchaser hereby agree to use commercially reasonable efforts to implement such arrangements (including subleasing, sublicensing or subcontracting) with respect to the underlying rights and obligations related thereto, to the extent practicable and/or permitted by applicable Law, for Purchaser or one of its Affiliates to perform and discharge (and Purchaser hereby agrees to perform and discharge) the obligations of the Seller or any applicable Subsidiary of the Seller after the Closing Date thereunder (to the extent such obligations would otherwise constitute Assumed Liabilities), in exchange for all corresponding rights, benefits and payments thereunder arising or made after the Closing Date being made available to Purchaser or such Affiliate, and for Purchaser or one of its Affiliates to assume and timely discharge the obligations of the Seller and its Affiliates with respect thereto (the “Restricted Asset Obligations”), until the earlier of (i) such time as such Consent to Transfer the applicable Restricted Asset shall have been obtained (or, in the case of a Restricted Split Interest, a Replacement Contract has been put in place, as applicable), and (ii) in the case of a Restricted Asset that is a Contract or a Restricted Split Interest, such time as such Contract or Restricted Split Interest shall have lapsed, terminated, expired or not have been renewed in accordance with its terms. Purchaser agrees to timely perform and fully discharge, or cause its Subsidiaries to timely perform and fully discharge, the Restricted Asset Obligations, directly or indirectly, as applicable, and shall indemnify, defend and hold harmless the Seller and its Affiliates for any Losses resulting from the failure of Purchaser and its Affiliates to perform and discharge such Restricted Asset Obligations; provided, however, that in relation to a Restricted Split Interest, Purchaser shall be responsible for the Restricted Asset Obligations related to the Restricted Split Interest only and not the remaining portion of the relevant Shared Contract. Upon Consent Receipt with respect to a particular Restricted Asset or Restricted Split Interest after the Closing Date, the Parties agree that the obligations related to such Restricted Asset or Restricted Split Interest will no longer be considered to be Restricted Asset Obligations at such time but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

(e)            Notwithstanding anything herein to the contrary, the provisions of this Section 2.5 shall not apply to any Consent required from any Governmental Entity with respect to the consummation of the transactions contemplated hereunder, which Consents shall be governed solely by Section 4.5.

(f)            Notwithstanding anything in this Agreement to the contrary, the failure to obtain any Consent (other than any required Consent of a Governmental Entity) for the sale, assignment and transfer of any Purchased Asset to Purchaser or its designated Affiliates, or the failure to transfer any Restricted Split Interest, or the termination (or receipt of notice of termination thereunder) of any Contract that was intended to be an Assigned Contract or any Shared Contract, or any facts, circumstances, effects or consequences resulting from any of the foregoing, shall not, individually or in the aggregate, give rise to any liability whatsoever of the Seller or its Affiliates arising out of or relating to such failure, or constitute a Material Adverse Effect, or a breach by the Seller of any representation, warranty or covenant under this Agreement or any of the other Transaction Documents, or a failure of the satisfaction of any condition under this Agreement or any of the Transaction Documents, including those in Section 3.2 and, subject to the satisfaction or waiver of the conditions contained in Article 3, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.

(g)            In the event that there are any Contracts for the purchase of products or services from or by the Seller or any of its Affiliates that are exclusively related to the Quark Business which were not included in the Purchased Assets or the Assumed Liabilities and which were not specifically excluded from the transfers under this Agreement, but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Contract was not identified, discovered or located until after the Closing or inadvertently was not assigned (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and under applicable Laws, Purchaser and the Seller agree to cooperate and take such actions as may be necessary to cause such Later Discovered Contract, or the applicable rights or obligations under such Later Discovered Contract, to be assigned to Purchaser for no additional consideration and, upon such assignment, such Later Discovered Contract, or the applicable rights or obligations under such Later Discovered Contract, shall be deemed to be an Assigned Contract hereunder. To the extent that a Later Discovered Contract constitutes a Restricted Asset, it shall be treated in accordance with the foregoing provisions of this Section 2.5.

ARTICLE 3
CONDITIONS TO CLOSING

3.1            Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)            the representations and warranties of Purchaser in Article 6 shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Material Adverse Effect,” or other similar terms set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates), other than for any such failures to be so true and correct as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated under this Agreement and the other Transaction Documents;

(b)            Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement and the other Transaction Documents prior to the Closing;

(c)            on or prior to the Closing Date, Purchaser shall have delivered to the Seller a certificate executed on behalf of Purchaser by a duly authorized officer of Purchaser, dated as of the Closing Date, stating that the applicable conditions specified in subsections (a) and (b) of this Section 3.1 have been satisfied;

(d)            no judicial or Governmental Entity decree or order shall have been issued and remain in force, and no Governmental Entity shall have enacted any Law which is in effect on the Closing Date, that would prevent the carrying out of this Agreement or any of the transactions contemplated by this Agreement, declaring unlawful the transactions contemplated by this Agreement or causing such transactions to be rescinded, or that would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement;

(e)            the Transition Services Agreement, the Distribution Agreement, the Data Rights Agreement and the Trademark License shall have been executed and delivered by Purchaser and shall be in full force and effect; and

(f)            Purchaser shall have obtained the Swedish FDI Clearance.

Any condition specified in this Section 3.1 may be waived by the Seller; provided that no such waiver will be effective against the Seller unless it is set forth in a writing executed by the Seller.

3.2            Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)            The representations and warranties of the Seller set forth in Article 5 shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or “Material Adverse Effect,” or other similar terms set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates), other than for such failures to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            following the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Quark Business that is continuing as of the Closing Date;

(c)            the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement or the other Transaction Documents prior to the Closing;

(d)            Purchaser shall have obtained the Swedish FDI Clearance without the imposition of any Burdensome FDI Conditions or Mitigation Measures;

(e)            the Transition Services Agreement, the Distribution Agreement, the Data Rights Agreement, the Trademark License and the Non-Transferred Employee Commitment Letter shall have been executed and delivered by the Seller and shall be in full force and effect;

(f)            No judicial or Governmental Entity decree or order shall have been issued and remain in force, and no Governmental Entity shall have enacted any Law which is in effect on the Closing Date, that would prevent the carrying out of this Agreement or any of the transactions contemplated by this Agreement, declaring unlawful the transactions contemplated by this Agreement or causing such transactions to be rescinded, or that would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement;

(g)            on or prior to the Closing Date, the Seller shall have delivered to Purchaser each of the following:

(i)            a certificate from the Seller, dated as of the Closing Date, stating that the applicable conditions specified in subsections (a), (b) and (c) of this Section 3.2 have been satisfied;

(ii)            copies of the consents and resolutions duly adopted by the sole shareholder and by the board of directors of the Company, authorizing and approving this Agreement and the transfer of the Shares to Purchaser pursuant to this Agreement; and

(iii)            letters of resignation from the board members of the Quark Companies in a form reasonably acceptable to the Purchaser, and a general power of attorney (“generalfullmakt”) authorizing certain individuals designated by the Purchaser to act on behalf of the Company until the Company’s new representatives have been registered with the Swedish Companies Registration Office.

Any condition specified in this Section 3.2 may be waived by Purchaser, provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 4
COVENANTS PRIOR TO CLOSING

4.1            Affirmative Covenants. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise expressly provided in or permitted by this Agreement or the other Transaction Documents (including actions to be taken by the Seller or the Quark Companies for the purpose of transitioning the Quark Companies and the Quark Business to Purchaser as of the Closing), or as disclosed in Schedule 4.2 of the Disclosure Schedules, or as may be necessary to comply with applicable Laws, or as approved by prior written consent of Purchaser (which approval and consent shall not be unreasonably withheld, conditioned or delayed):

(a)            the Seller shall cause the Company Group to conduct the Quark Business in all material respects only in the Ordinary Course of Business;

(b)            the Seller shall cause the Company Group to continue to timely file all material Tax Returns of the Quark Companies (including estimated Tax Returns) and to timely pay all material Taxes (including estimated Taxes) of any member of the Company Group in accordance with applicable provisions of law and consistent with past practice;

(c)            the Seller shall use commercially reasonable efforts to keep the Quark Business organization operating in all material respects, including preserving intact in all material respects its present business operations, physical facilities, working conditions for employees and its present relationships with lessors, licensors, suppliers and customers with which the Company Group have significant business relations;

(d)            subject to and in accordance with the terms of Section 9.14 of this Agreement, the Seller will, and will cause the Quark Companies to cooperate with Purchaser in providing reasonable access to the properties, books, records, Contracts and other financial and operating data, in each case, that are exclusively related to the Quark Business, as Purchaser may reasonably request, during regular business hours for review and discussion solely for the purpose of consummating the Transactions and planning for the transition to, and integration of the Quark Companies and the Quark Business with, Purchaser and its Affiliates upon the Closing; provided that such access (i) shall only be provided upon reasonable prior notice being provided to the Seller and shall not unreasonably disrupt the personnel and operations of the Seller or any of the Quark Companies, (ii) shall comply with the reasonable security and insurance requirements of the Seller and the Quark Companies, (iii) shall be at Purchaser’s sole risk and expense, and (iv) shall not require the Seller to provide or prepare any documents, data, information or other materials not prepared in the Ordinary Course of Business, except for such documents, data, information or other materials as may be required to be provided or prepared pursuant to the terms of this Agreement. All requests for access to the offices, properties, books and records and other data of the Seller and the Quark Companies related to the Quark Business shall be made to such representatives of the Seller as the Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Notwithstanding anything herein to the contrary, it is understood and agreed that Seller shall only be obligated to use reasonable efforts to locate and deliver such information and Seller shall not be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and Seller may redact information regarding itself or its Non-Transferred Affiliates or otherwise not relating to the Quark Business;

(e)            the Seller shall exercise its votes as the sole shareholder of the Company to authorize the transfer of the Shares to Purchaser in accordance with the terms of this Agreement and to approve any other decision or action by the Company requiring shareholder approval under applicable Law to the extent such decision or action is required for the purpose of satisfying any of the conditions set forth in Section 3.2; and

(f)            the Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with the underwriting and binding of the RW Insurance, provided that the Seller shall not be required to incur any out-of-pocket costs or expenses in connection therewith.

4.2            Negative Covenants. During the Pre-Closing Period, except as otherwise expressly provided in or permitted by this Agreement or the other Transaction Documents (including actions to be taken by the Seller or the Quark Companies for the purpose of transitioning the Quark Companies and the Quark Business to Purchaser as of the Closing), or as disclosed in Schedule 4.2 of the Disclosure Schedules, or as may be necessary to comply with applicable Laws, or as approved by prior written consent of Purchaser (which approval and consent shall not be unreasonably withheld, conditioned or delayed), the Seller will not (solely to the extent the actions below relate to the Quark Business or the Quark Companies), and will cause the Quark Companies not to:

(a)            sell, pledge, lease, assign or transfer any of the shares or other equity interests of any member of the Company Group other than as specifically contemplated in Article 2 of this Agreement;

(b)            sell, lease, assign, license or transfer any of the material assets of the Company Group (other than sales or non-exclusive licenses of Quark Products and Quark Software in the Ordinary Course of Business or sales or dispositions of excess, inoperable or obsolete assets, or of assets having a de minimis value) or mortgage, pledge or subject such assets to any Lien, except for Permitted Liens;

(c)            (i) hire new employees for wages or salary of [***] or more annually other than new employees hired for the positions listed on Schedule 4.2(c) of the Disclosure Schedules or hired to fill vacant positions that arise after the Agreement Date as a result of the termination of employment of any current employee working for the Quark Business, (ii) make, grant or promise any bonus or any material wage or salary increase to any employee, shareholder, officer or director of any Quark Company, other than in connection with the annual compensation review cycle of the Quark Entities to be completed in April 2026 in the Ordinary Course of Business or as a result of collective bargaining or other agreements with any of such personnel as in effect on the date hereof, or as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by the Seller or any of the Quark Companies as in effect on the date hereof, or (iii) make, grant or promise any other material change in the employment terms for any employee, officer or director of the Quark Companies, other than benefit plan adjustments in the Ordinary Course of Business or as a result of collective bargaining or other agreements with any of such personnel as in effect on the date hereof, or as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by the Seller or any of the Quark Companies as in effect on the date hereof;

(d)            with respect to any Quark Company, incur, assume or become subject to any indebtedness for borrowed money in excess of $100,000 in the aggregate (excluding, for the avoidance of doubt, current liabilities incurred in the Ordinary Course of Business and liabilities under contracts or other arrangements entered into in the Ordinary Course of Business);

(e)            with respect to the Company, declare, set aside or pay any distribution of property other than cash to any shareholder of the Company with respect to his or its Shares or otherwise acquire any of his or its Shares, or make any other non-cash payment or distribution to any shareholder of the Company;

(f)            with respect to any Quark Company, make or incur any capital expenditures which in the aggregate, exceed $100,000 above the budgeted capital expenditures of the Quark Business (understanding that the budget of reference shall be the then current budget for the Quark Business as approved by the Seller as of the Agreement Date);

(g)            amend or authorize the amendment of the charter documents of any member of the Company Group;

(h)            issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company or other share rights convertible into shares of the Company or other equity interests of the Company, or any subscriptions, rights, warrants or options to acquire any such shares or other equity interests;

(i)            other than in the ordinary course of the Quark Business, enter into, amend in any material respect (other than by automatic extension or renewal if deemed an amendment), assign, or voluntarily terminate (other than by expiration) any contracts listed on the Material Contracts Schedule;

(j)            with respect to any Quark Company, make any material change in any method of accounting or accounting practice or policy other than those required by GAAP; or

(k)            enter into any contract or commitment to do any of the foregoing.

4.3            Notice of Developments. The Seller shall notify Purchaser promptly after obtaining Knowledge of the occurrence of any event after the date of this Agreement that would result in any of the conditions in Section 3.2(a) or Section 3.2(b) not being able to be satisfied. Purchaser shall notify the Seller promptly after obtaining Knowledge of the occurrence of any event after the date of this Agreement that would result in the condition in Section 3.1(a) not being able to be satisfied.

4.4            Exclusivity. During the Pre-Closing Period, the Seller shall not (and the Seller will cause and not permit any representative or agent of the Seller to) directly or indirectly, conduct discussions with, or solicit, initiate, or knowingly encourage the submission of any proposal or offer from, any Person other than Purchaser relating to the acquisition of the Purchased Assets, or any material part thereof.

4.5            Reasonable Best Efforts; Governmental Entity Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Drop Dead Date, the transactions contemplated by this Agreement, including (i) using reasonable best efforts to cause each of the conditions for Closing set forth in Article 3 to be satisfied, in each case as promptly as reasonably practicable after the execution of this Agreement, (ii) obtaining all necessary or advisable approvals, waivers and consents from, the making of all necessary registrations, declarations and filings with or notices to, and the taking of all other steps as may be necessary to avoid a proceeding by, any Governmental Entity or, subject to Section 4.5(b), any other third party with respect to this Agreement or the transactions contemplated by this Agreement, (iii) defending or contesting any proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary or permanent injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional agreements or instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)            Not later than five Business Days following the Agreement Date, Purchaser shall prepare and submit a notification to the Swedish Inspectorate of Strategic Products (ISP), or any other competent authority under the Swedish Foreign Direct Investment Screening Act (2023:560) (the “Swedish FDI Act”), with respect to the transactions contemplated by this Agreement. Purchaser shall provide the Seller with a copy of the notification and any subsequent communications by ISP, and shall give the Seller opportunity to comment on and participate in the preparation of the notification and subsequent communications with ISP prior to their submission. Purchaser shall consider such comments in good faith and shall, in a timely manner, inform the Seller of any information, notification or decision received from ISP. The Parties shall consult with each other before responding to any material enquiries from ISP, and cooperate in good faith and provide the ISP with any additional or supplemental information requested by the ISP or any other relevant Swedish governmental authority within three (3) Business Days of receiving such request or within the shorter timeframe stated by the ISP. Purchaser shall take all commercially reasonable steps advisable, necessary or desirable to promptly and successfully complete the Swedish FDI review process as soon as practicable, and to obtain clearance, either by deciding that the notification does not require any further action (Sw. lämnas utan åtgärd) or that the transaction is approved, with or without any so-called conditions, under the Swedish FDI Act; or is rejected (Sw. avvisa) the notification based only on that ISP holds that the transaction is not notifiable to any Governmental Entity under the Swedish FDI Act (“Swedish FDI Clearance”). If a Party becomes aware of any fact, matter or circumstance that would be reasonably likely to prevent or materially delay the receipt of the necessary clearance from ISP, such Party shall promptly notify the other Party thereof in writing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

As a material inducement to Purchaser to enter into this Agreement and purchase the Shares to be purchased by it hereunder, except as set forth on the Disclosure Schedules delivered by the Seller to Purchaser on the date hereof concurrently with the execution of this Agreement (the “Disclosure Schedules”) (with the disclosure in any section or subsection of the Disclosure Schedules being deemed to qualify or apply to other sections and subsections of this Article 5 to the extent that it is expressly or reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), the Seller hereby represents and warrants to Purchaser as of the date of this Agreement that:

5.1            Organization and Power; Subsidiaries and Investments. Each member of the Company Group is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. Each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the Corporate Organization Schedule attached as Schedule 5.1 of the Disclosure Schedules which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Quark Business requires each member of the Company Group to be so qualified (to the extent such requirement relates to the location of employment (whether in a Company Group facility, at an employee personal office or home, or other location where an employee works for the Company Group) or facility or office of such member of the Company Group in such jurisdiction) except any jurisdictions where the failure to be so qualified to business would not be material to the Quark Business. Each of the Quark Companies has all requisite corporate power and authority to carry on the Quark Business as now conducted. The Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement to be entered into by the Seller and to perform its obligations hereunder and thereunder. Except as set forth on the Corporate Organization Schedule, no member of the Company Group has any Subsidiary which is not a member of the Company Group, and no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person that is not a member of the Company Group. The charter documents of the members of the Company Group have previously been furnished to Purchaser and reflect all amendments thereto and are correct and complete in all material respects.

5.2            Authorization.

(a)            The execution, delivery and performance by the Seller of this Agreement, the other agreements contemplated by this Agreement to be entered into by the Seller and each of the transactions contemplated by this Agreement or thereby, have been duly and validly authorized by the Seller, and no other act or proceeding on the part of the Seller, its board of directors or shareholders is necessary to authorize the execution, delivery or performance by the Seller of this Agreement or any other agreement contemplated by this Agreement to be entered into by the Seller or the consummation of any of the transactions contemplated by this Agreement or thereby. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes, and the other agreements contemplated by this Agreement to be entered into by the Seller upon execution and delivery thereof by the Seller will each constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)            The Seller has not granted any power of attorney to anyone in any way related to or covering any member of the Company Group or in any way contrary and/or inconsistent with this Agreement or any other agreement delivered pursuant to or in connection with this Agreement.

5.3            Capitalization. The Holding Schedule attached as Schedule 5.3 of the Disclosure Schedules accurately sets forth the authorized and issued shares of each of the Company, CareDx Lab Solutions and CareDx Pty, and identifies the Seller as the sole shareholder of the Company and CareDx AB as the sole shareholder of CareDx Lab Solutions, Inc. and of CareDx Pty Ltd. The outstanding shares of and in the Company consist of 1,500 Shares. The Seller owns 1,500 Shares of the Company, representing an aggregate of 100% of the outstanding shares of and in the Company. Other than the Seller, no Person is a shareholder of the Company, and no share certificates pertaining to the Shares have been issued except for the share certificate(s) delivered by the Seller to Purchaser at Closing. The Shares sold by the Seller to Purchaser pursuant to this Agreement represent all of the Shares and rights in the Shares owned by the Seller. All of the Shares of the Company have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, as the case may be, described on the Holding Schedule. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller or any other Person is a party relating to the shares or other equity interests of the Company. Other than as set forth in the attached Corporate Organization Schedule, the Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares. The Company owns 1,500 shares of CareDx Lab Solutions, Inc., representing an aggregate of 100% of the authorized and outstanding shares of and in CareDx Lab Solutions, Inc. Other than the Company, no Person is a shareholder of CareDx Lab Solutions, Inc. All of the shares of CareDx Lab Solutions, Inc. have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller or any other Person is a party relating to the shares of CareDx Lab Solutions, Inc. Other than as set forth in the attached Corporate Organization Schedule, the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the shares of CareDx Lab Solutions, Inc. The Company owns 100 shares of CareDx Pty Ltd., representing an aggregate of 100% of the authorized and outstanding shares of and in CareDx Pty Ltd. Other than the Company, no Person is a shareholder of CareDx Pty Ltd. All of the shares of CareDx Pty Ltd. have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller or any other Person is a party relating to the shares of CareDx Pty Ltd. Other than as set forth in the attached Corporate Organization Schedule, the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the shares of CareDx Pty Ltd.

5.4            No Breach. Except as set forth on the Restrictions Schedule attached as Schedule 5.4 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and the other agreements contemplated by this Agreement and the consummation of each of the Transactions (including without limitation any transfer or assignment to the Purchaser of any Purchased Assets) will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party, or cause any party to make a claim that it has, the right to accelerate, terminate, modify or cancel, or require any notice under the charter documents of any Quark Company or any contract listed on the Material Contracts Schedule; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Person, or cause any such Person to make a claim that any such authorization, consent, approval, exemption or other action by or notice to such Person is required, under the provisions of any contract listed on the Material Contracts Schedule.

5.5            Financial Statements. The Financial Statements and Taxes Schedule attached as Schedule 5.5 of the Disclosure Schedules consists of the following financial statements (the “Financial Statements”): the unaudited balance sheet for the Quark Business as of December 31, 2025 (the “Reference Balance Sheet”) and the related statement of income for the Quark Business for Seller’s fiscal year ended as of December 31, 2025 (the “Carve-out Financials”) and the audited statutory accounts of the Company for the fiscal year ended as of December 31, 2024 (the “Company Financials”). The Carve-out Financials fairly present in all material respects the financial condition and results of operations of the Quark Business for the period covered by the Carve-Out Financials and have been prepared in good faith and, to the Knowledge of the Seller, accurately in all material respects based on the books and records of the relevant members of the Company Group and taking into account assumptions and methodologies that are reasonable in connection with the preparation thereof, understanding that the Seller has not historically prepared financial statements for the Quark Business and, as a result, the Carve-out Financials have not been prepared as part of Seller’s normal financial reporting processes. The Company Financials fairly present in all material respects the financial condition and results of operations of the Company (on a stand-alone basis) for the period covered by the Company Financials and have been prepared in accordance with generally accepted accounting principles in Sweden. Without limitation to any of the foregoing, to the Seller’s Knowledge, all accounts receivable shown in the Carve-Out Financials have been fully collected or are fully collectable subject to any allowance for doubtful accounts in the Carve-out Financials.

5.6            Absence of Undisclosed Liabilities. To the Seller’s Knowledge, there are no liabilities of the Company Group, taken as a whole, that would be required by GAAP to be reflected or reserved against on a combined and consolidated audited balance sheet of the Company other than those liabilities that (i) are reflected or reserved against in the Carve-out Financials or that will be reflected or reserved against in Final Net Cash/Net Working Capital Statement, (ii) have been incurred in the ordinary course of business, consistent with past practice, since the date of Reference Balance Sheet, (iii) are permitted or contemplated to be incurred under the terms of this Agreement or the other Transaction Documents, including liabilities that may be incurred or committed to be incurred by the Quark Companies following the Agreement Date under Replacement Contracts, or the assignment of Restricted Assets or Split Interests, entered into in connection with the activities of the parties hereto related to the separation and transition of the Quark Business to Purchaser, (iv) have been incurred in connection with the performance of executory Contracts to which any Quark Company is a party (none of which is a liability for breach of contract, breach of warranty, tort, or violation of any applicable Law), or (v) individually, or in the aggregate, do not, and would not reasonably be expected to be, material to the Quark Business. The Company Group does not have any capitalized lease obligations (as defined by GAAP) other than operating leases with respect to the Real Property Interests of the Quark Companies.

5.7            Absence of Certain Developments. Except as expressly set forth in this Agreement, since the date of the Reference Balance Sheet, the Company Group has conducted its business only in the Ordinary Course of Business, and the Company Group has not:

(a)            had a Material Adverse Effect;

(b)            sold, leased, licensed or transferred any of its material assets of the Company Group (other than sales or non-exclusive licenses of Quark Products and Quark Software in the Ordinary Course of Business or sales or dispositions of excess, inoperable or obsolete assets, or of assets having a de minimis value) or mortgaged, pledged or subjected such assets to any Lien, except for Permitted Liens;

(c)            (i) made, granted or promised any bonus or any material wage or salary increase to any employee, shareholder, officer or director of any Quark Company other than as a result of collective bargaining or other agreements with any of such personnel as in effect as on the date hereof or as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by the Seller or any of the Quark Companies as in effect on the date hereof, or (ii) made, granted or promised any other material change in the employment terms for any employee, officer or director of the Quark Companies, other than benefit plan adjustments in the Ordinary Course of Business or as a result of collective bargaining or other agreements with any of such personnel as in effect on the date hereof, or as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by the Seller or any of the Quark Companies as in effect on the date hereof;

(d)            made any capital expenditures or commitments therefore, other than in the Ordinary Course of Business or as are not inconsistent with Section 4.2 of this Agreement;

(e)            suffered any extraordinary casualty loss;

(f)            with respect to each Quark Company, paid any distribution of property or other non-cash assets to any of the shareholders of such Quark Company, or repurchased, redeemed or otherwise acquired any of the outstanding shares of such Quark Company, or granted any warrants, options or other rights to acquire the shares of such Quark Company;

(g)            assumed any Indebtedness obligation of any other Person for borrowed money or guaranteed any obligation of any Person for any Indebtedness;

(h)            instituted or settled any material litigation or any material legal, administrative or arbitration action or proceeding before any court or Governmental Entity;

(i)            made any material new elections or materially changed any current elections with respect to the Taxes of any Quark Company;

(j)            amended or authorized the amendment of the charter documents of any Quark Company; or

(k)            committed or agreed in writing to do any of the foregoing.

5.8            Properties.

(a)            (i) The Real Property Schedule attached as Schedule 5.8 of the Disclosure Schedules sets forth the address of each Leased Real Property facility of the Company Group (collectively, the “Real Property”). Except as set forth on the Real Property Schedule, and with respect to each of the leases related to the Real Property (ii) each such lease is a legal, valid, binding obligation of, and enforceable against, the Quark Company that is a party to such lease and is in full force and effect and has not been modified in any material respect since of the date of such lease; (iii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (iv) the Quark Company that is a party to such lease is not in breach or default under any such lease in any material respect and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such lease; and (v) to the Seller’s Knowledge, such lease is a legal, valid, binding obligation of, and enforceable against, the other party or parties thereto.

(b)            The Company Group does not hold any ownership interest in any real property.

(c)            The real properties leased or used by the Company Group in the conduct or operation of the Quark Business are suitable for the purposes for which they are used and constitute all of the real properties reasonably necessary for the Company Group to operate and conduct the Quark Business immediately following the Closing in all material respects as conducted by Quark Companies as of immediately prior to the Closing.

5.9            Title to Tangible Assets; Core Assets.

The Quark Companies own valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible personal property shown on, or reflected in, the Reference Balance Sheet. The personal tangible property owned, leased or used by the Quark Companies in the conduct or operation of the Quark Business is suitable for the purposes for which it is used as of the date of the Agreement, ordinary wear and tear excepted, and constitutes all of the material personal tangible property reasonably necessary for the Company Group to operate and conduct the Quark Business immediately following the Closing in all material respects as conducted by Quark Entities as of immediately prior to the Closing.

5.10            Contracts and Commitments.

(a)            Unless otherwise expressly stated in the Material Contracts Schedule, attached as Schedule 5.10 of the Disclosure Schedules lists the following written Contracts in effect as of the date of this Agreement to which any member of the Company Group is a party or that is an Assigned Contract:

(i)            commitments to make capital expenditures in excess of $100,000 or contracts (other than Ordinary Course Licenses) which provide for the purchase of goods or services (including, without limitation, the license of data, software or any other right (intellectual property or other)) by the Quark Entities from any one of the top 20 largest vendors by spend during the 12-month period ending on December 31, 2025;

(ii)            contracts for the sale of goods or services (including, without limitation, the license of data, software or any other right (intellectual property or other)) by the Quark Entities to each of the top 20 customers of the Quark Business (including distributors) based on the revenue recognized by the Quark Business during the 12-month period ending on December 31, 2025 ;

(iii)            loan agreement, promissory note or other evidence of Indebtedness in excess of $100,000;

(iv)            contracts that restrict the ability of any member of the Company Group following the Closing from competing with any Person in any geographic area or line of business;

(v)            contracts with dealers, distributors or sales representatives (excluding, for the avoidance of doubt, employees) which involve payments in excess of $250,000 during the 12-month period ending on December 31, 2025;

(vi)            employment agreements with any employee, officer or director which involve payments of annual salary in the twelve month period ended December 31, 2026 in excess of $100,000;

(vii)            contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, except for any personal property leases under which the aggregate annual rent or lease payments do not exceed $100,000;

(viii)            labor or collective bargaining agreements; and

(ix)            contracts not listed elsewhere in the Material Contracts Schedule for the sale or other disposition of any material asset or portion of the assets of the Quark Companies, other than in the Ordinary Course of Business.

(b)            Except as disclosed on the attached Material Contracts Schedule: (i) to the Seller’s Knowledge, no Contract set forth on the Material Contracts Schedule, has been breached in any material respect that has not been duly cured or canceled by either party and not duly reinstated; (ii) neither the Seller nor any Quark Company is in receipt of any written claim of default under any such Contract; (iii) to the Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any such Contract; and (iv) each such Contract is a legal, valid, binding obligation of, and enforceable against, the other party or parties thereto. Each Contract required to be listed on the Material Contracts Schedule is a valid binding obligation of, and enforceable against the Quark Entity that is a party thereto.

5.11            Health Laws and Regulatory Matters.

(a)            The Quark Entities hold all registrations, listings, clearances, approvals, CE markings, notified body certificates, and other regulatory permits required under applicable Health Laws for the manufacture, marketing, distribution, and sale of the Quark Products and Quark Software as currently conducted. Each Quark Product and Quark Software that is required under applicable Health Laws to have received premarket clearance under Section 510(k) of the FD&C Act, approval under Section 515 of the FD&C Act, CE marking under Regulation (EU) 2017/746, or other marketing authorization has received such authorization, and such authorization remains valid and in full force and effect.

(b)            No Quark Product or Quark Software is being knowingly marketed, promoted, or distributed by the Quark Entities in a manner that would require any premarket clearance or approval that has not been obtained, including without limitation 510(k) clearance, PMA approval, CE marking, or other marketing authorization. In the United States, CareDx solely sells, markets, promotes, and distributes Quark Product and Quark Software (to the extent they qualify as a device) for research use only (and not for clinical diagnostic use) and such sale, marketing, promotion, and distribution of the Quark Product and Quark Software have at all times been conducted in material compliance with all applicable Health Laws.

(c)            None of the Quark Products or Quark Software is adulterated or misbranded within the meaning of Sections 501 or 502 of the FD&C Act or comparable foreign Law. Since January 1, 2023, the Quark Entities have been in material compliance with applicable quality system requirements, including, as applicable, 21 C.F.R. Part 820 and comparable foreign Laws, including, as applicable, requirements relating to design controls, process validation, complaint handling, corrective and preventive actions (CAPA), supplier qualification, and software validation, in each case, with respect to any Quark Product. As of the date of this Agreement, no material deficiencies have been asserted in writing by any Health Authority relating to quality systems of any Quark Product.

(d)            With respect to the Quark Products, the Quark Entities have timely submitted all required Medical Device Reports, vigilance reports, field safety corrective action notices, reports of corrections and removals, and other post-market safety reports required under applicable Health Laws.

(e)            All Quark Products and Quark Software marketed in the European Union that require CE marking under Regulation (EU) 2017/746 are duly CE-marked, and all applicable notified body certificates remain valid and have not been suspended, revoked, or subject to material nonconformity findings.

(f)            No Quark Entity is subject to any FDA Form 483 with unresolved material observations, warning letter, untitled letter, import alert, seizure, injunction, consent decree, or similar enforcement action with respect to any Quark Product. The Quark Entities have not engaged in any arrangement involving rebates, discounts, placements, or other remuneration that would violate applicable Health Laws relating to fraud and abuse with respect to any Quark Product.

5.12            Intellectual Property.

(a)            The Owned Intellectual Property Schedule attached as Schedule 5.12 to the Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of each Quark Product, as well as a description of each Quark Product. In addition, Section 5.12(a) of the Owned Intellectual Property Schedule contains, as of the date of this Agreement, a complete and accurate list of all of the following owned by the Quark Entities and used exclusively in the Quark Business: (i) registered Copyrights, (ii) Patents and pending Patent applications, (iii) registered Trademarks, and (iv) domain name registrations and, for each item, identifies: (A) the title of the item; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed (if applicable); and (D) the issuance, registration or application numbers and dates and the current status of the issuance, registration or application. Except as set forth in Section 5.12(a) of the Owned Intellectual Property Schedule, the Quark Entities own all right, title and interest in all Intellectual Property referenced in this subsection (a)(i) through (v) above free and clear of all Liens (other than Permitted Liens).

(b)            Except as set forth in Section 5.12(b) of the Owned Intellectual Property Schedule, (i) the Quark Entities solely own all right, title and interest in or have a valid and enforceable right and license to use all Intellectual Property used in the Quark Business as conducted as of the date of this Agreement, (ii) Purchaser or a member of the Company Group will at the Closing hold or acquire title to all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens and Liens arising out of any actions of Purchaser (as defined in the preamble), any Alternate Transferee or its or their Subsidiaries (including any member of the Company Group as of the Closing)). All Intellectual Property used exclusively in the conduct of the Quark Business as conducted as of the date of the Agreement but not included in the Owned Intellectual Property (including licensed computer software) (“Licensed Intellectual Property”) is used with permission of its owner and in accordance with its associated license.

(c)            Except as set forth on the Licensed Intellectual Property Schedule attached as Schedule 5.12(c) to the Disclosure Schedules or as set forth on the attached Restrictions Schedule, and subject to the requirements of Section 4.5 of this Agreement, each Contract pursuant to which any Licensed Intellectual Property is licensed, granted or otherwise made available to the Quark Business (each an “IP Agreement”) is legal, valid, binding, enforceable and shall continue as such immediately following the Closing (i) on terms identical to those in effect immediately prior to Closing, and (ii) without payment of any additional amounts or consideration other than fees, royalties or other payments which the Quark Entities are required to pay in due course under the relevant contract absent Closing.  To the Knowledge of Seller, no counterparty to any IP Agreement is in material breach under any such contract.

(d)            Except as set forth in Section 5.12(d) of the Owned Intellectual Property Schedule, (i) during the 3 year period preceding the date of this Agreement (the “3 Year Period”), the Quark Entities have taken reasonable measures to protect and enforce the Intellectual Property owned by the Quark Entities and used exclusively in the Quark Business as conducted as of the date of this Agreement, including, as applicable, the Intellectual Property described in Section 5.12(a)(i)-(v) and the components of the Quark Software owned by the Quark Entities and used exclusively in the Quark Business (“Owned Quark Software”, and collectively with such Intellectual Property, the “Owned Intellectual Property”), and (ii) all Owned Intellectual Property is in full force and effect, and there are no facts, acts, omissions, conditions, or causes that cause or render, or will cause or render, any Owned Intellectual Property impaired, defective, invalid or unenforceable in whole or in part.

(e)            Section 5.12(e) of the Licensed Intellectual Property Schedule to the Disclosure Schedules identifies all computer software (other than Open Source Software or Off-The-Shelf Software) manufactured, developed, licensed, distributed, maintained or used by or on behalf of the Quark Entities and related exclusively to the Quark Products as of the date of this Agreement and during the 3 Year Period (the “Quark Software”), including a designation of (1) all computer software (other than Open Source Software and Off-The-Shelf Software) owned by third parties and used exclusively for the benefit of the Quark Business (“Licensed Software”) and (2) whether such Licensed Software is (A) embedded or bundled with Owned Quark Software or Quark Products and/or (B) is related to information technology or development tools used in the operations of the Quark Business.

(f)            Except for the matters set forth in Section 5.12(f) of the Owned Intellectual Property Schedule, neither the Owned Intellectual Property nor the operation of the Quark Business, infringes, and has not during the 3 Year Period, infringed the intellectual property rights of any other Person, and to the Seller’s Knowledge, no other Person has infringed any Owned Intellectual Property of the Quark Entities during the 3 Year Period. Except for the matters set forth on the Intellectual Property Schedule, no written claim against the Quark Entities has been received by the Quark Entities during the 3 Year Period from any third party contesting the validity, enforceability, use or ownership of any of Owned Intellectual Property. Except for the matters described in Section 5.12(f) of the Owned Intellectual Property Schedule, Seller or its Subsidiaries have not received a license under a third party’s patents based on settlement of any litigation or claims or a cross licensing arrangements where such license, litigation, or claims related to the Quark Business. Except as set forth on the Intellectual Property Schedule, no Seller has disclosed, nor to the Seller’s Knowledge, has any Quark Entity disclosed or allowed to be disclosed any trade secrets or confidential information related to the Quark Business to any Person, including past and present employees and independent contractors, other than pursuant to a written confidentiality agreement acknowledging the confidentiality of the Intellectual Property or to a third party bound by professional obligations of confidentiality and, to the Seller’s Knowledge, there has been no breach of any such agreement or professional obligations.

(g)            Except as set forth in Section 5.12(g) of the Owned Intellectual Property Schedule, each issued patent, registered trademark and registered copyright included in the Quark Entities’ Owned Intellectual Property (the “Registered Intellectual Property”) is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property that are due, where applicable, have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property that are due have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 5.12(g) of the Owned Intellectual Property Schedule, there are no actions that must be taken by the Quark Entities within ninety (90) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, in order to maintain, perfect, preserve or renew any Registered Intellectual Property. In each case in which the Quark Entities have acquired any Registered Intellectual Property from any Person, the Quark Entities have obtained a valid and enforceable assignment sufficient to irrevocably transfer such Registered Intellectual Property and all rights in and to such Registered Intellectual Property (including the right to seek past and future damages with respect thereto) to the Quark Entities, and to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Quark Entities have recorded each such assignment with the relevant governmental authorities, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(h)            Set forth in Section 5.12(h) of the Licensed Intellectual Property Schedule is a complete and accurate list of Contracts, as of the date of this Agreement, other than licenses for Off-The-Shelf Software and Ordinary Course Licenses, currently in effect to which any member of the Quark Entities is a party, pursuant to which the Quark Entities’ license to or from any third party any Intellectual Property used exclusively in the Quark Business, except for licenses granted to or by any third party in the Ordinary Course of Business and under which the aggregate annual license or royalty payment to or by the Quark Entities does not exceed $10,000. Except as set forth in Section 5.12(h) of the Licensed Intellectual Property Schedule, the Quark Entities (1) have performed in all material respects all obligations required to be performed by them prior to the date of this Agreement pursuant to IP Agreements and (2) are not in default under any such IP Agreement.

(i)            Except as set forth in Section 5.12(i) of the Owned Intellectual Property Schedule, all Owned Intellectual Property, was: (i) developed by employees of the Quark Entities working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of one of the Quark Entities as assignee that have conveyed to the Quark Entities ownership of all of such Person’s rights in the Intellectual Property relating to such developments; or (iii) acquired in connection with acquisitions in which the Quark Entities obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property. For the avoidance of doubt, all current and former employees and contractors of the Quark Entities who have or had access to trade secrets, confidential information, and/or customer lists or who participate or have participated in the development of the Intellectual Property for the Quark Entities have signed Proprietary Information and Inventions Agreements.

(j)            Except as set forth on Section 5.12(j) of the Intellectual Property Schedule, the Quark Entities have collected, used, imported, exported and protected all Personally Identifiable Information, in each case in connection with the Quark Products, in accordance with the privacy policies of the Quark Entities and in accordance with applicable Law in all material respects.

(k)            Except as may be described in the Restrictions Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the other transactions contemplated by this Agreement by the Seller will not breach any obligations of the Quark Entities with respect to any Owned Intellectual Property, will not cause the forfeiture or give rise to a right of forfeiture of, or impair the right of the Quark Entities to use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property (other than Permitted Liens).

(l)            The Quark Software does not contain, incorporate, link to, or use any Open Source Software in a manner that would (i) require the disclosure or distribution of any source code of the Owned Quark Software to any third party, (ii) require the licensing of the Owned Quark Software to any third party at no charge, (iii) prohibit or restrict the Quark Entities from charging fees for the Owned Quark Software, or (iv) grant any Person any rights to the Owned Quark Software under a “copyleft” license.

(m)            The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the conduct of the Quark Business as presently conducted.

5.13            Government Licenses and Permits. Except as indicated on the Compliance Schedule attached as Schedule 5.13 to the Disclosure Schedules, the Quark Entities own or possess all right, title and interest in and to all of the Government Licenses used in the operation of the Quark Business as presently conducted. The Quark Entities are in compliance in all material respects with the terms and conditions of such Government Licenses and no Quark Entity has received any written notice that it is in violation of any of the terms or conditions of such Government Licenses.

5.14            Government Notices and Consents. The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any United States or foreign, Governmental Entity in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) for filings with the Securities and Exchange Commission to the extent required under the Exchange Act and (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect.

5.15            Litigation; Proceedings. Except for the matters set forth in the Litigation Schedule attached hereto as Schedule 5.15 of the Disclosure Schedules, there are no Proceedings pending, or, to the Seller’s Knowledge, threatened, against the Quark Companies or the Seller with respect to its conduct of the Quark Business, and the Quark Entities are not subject to any judgment, order or decree of any court or Governmental Entity, and there are no Proceedings pending or, to the Seller’s Knowledge, threatened, against the Seller, at law or in equity, which would adversely affect the Seller’s performance of this Agreement, or the other Transaction Documents to which the Seller is a party or the consummation by the Seller of the Transactions.

5.16            Compliance with Laws. Except as set forth in the attached Compliance Schedule, the Quark Entities are in compliance in all respects with all material Laws applicable to the conduct of the Quark Business. No written notice has been received by the Quark Entities alleging a violation of any such law, rule or regulation.

5.17            Trade Control Laws; Anti-Corruption Laws. Except as provided in the Compliance Schedule, within the past five years, the Quark Companies and the Seller (with respect to its conduct of the Quark Business and the Purchased Assets) have complied and are in compliance with all applicable statutory and regulatory requirements under (i) the Export Administration Regulations (15 C.F.R. Part 730 et seq.), (ii) associated executive orders, and the economic sanctions laws, regulations and associated executive orders administered by the Office of Foreign Assets Control, the United States Departments of Treasury and Commerce and the United States Department of State, (iii) the EU Dual-Use Regulation (collectively with (i) and (ii), the “Trade Control Laws”), (iv) the Anti-Corruption Laws, and (v) EU sanctions laws.

5.18            Environmental Matters. The Quark Entities have complied in all material respects with all Environmental Laws, other than non-compliance that has been fully and finally resolved without any pending, ongoing or future material obligation, cost or liability, and is in compliance in all material respects with all applicable Environmental Laws and has not, within the past five years or, as to any notices that remain outstanding or unresolved, any prior period, received any written notice regarding any material violation of or liability under any Environmental Law. The Quark Entities have not treated, stored, disposed of, arranged for or permitted the treatment or disposal of, transported, handled, or released any hazardous substances, hazardous materials, chemical substances, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation (“Hazardous Materials”), or owned or operated its business or any property or facility, and there has been no release of Hazardous Materials at, on, under or from any real property currently or formerly owned, operated or leased by the Quark Entities, in each case so as to give rise to any Losses to the Quark Entities or Purchaser pursuant to applicable Environmental Laws. No authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated by this Agreement. The Quark Entities have not used or managed and none of the following are present or exist at any of the leased or used Real Property: (i) underground storage tanks, and associated piping, used currently or in the past for the management of Hazardous Materials; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; or (vi) asbestos containing materials.

5.19            Collective Bargaining Agreements. Other than as set forth in Collective Bargaining Agreement Schedule attached as Schedule 5.19 to the Disclosure Schedules, no member of the Company Group is a party to any labor or union agreement, and the Quark Companies have not experienced any union organization attempts, material labor disputes or work stoppage or slowdowns due to labor disagreements.

5.20            Employees. The Quark Companies have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other payroll taxes, and they do not have any material labor relations problems (including any on organization activities, threatened or actual strikes or work stoppages or material grievances). There are no material unfair labor practice charges or complaints pending or, to the Seller’s Knowledge, threatened against the Quark Companies or the Seller with respect to the employees working for the Quark Business.

5.21            Employee Benefits.

(a)            Except as set forth on the Employee Benefits and Insurance Schedule attached as Schedule 5.21(a) to the Disclosure Schedules, the Quark Companies (and, in the case of clause (ii) below, any ERISA Affiliate) do not maintain, contribute to or have any obligation to contribute to or have any liability with respect to any (i) qualified defined contribution plans which are employee pension benefit plans, (ii) defined benefit plans (whether or not terminated) which are employee pension benefit plans (together with any qualified defined contribution plans, the “Employee Pension Plans”), (iii) any ongoing or terminated funded or unfunded employee welfare benefit plans (“Employee Welfare Plans”), or (iv) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation or supplemental retirement benefits, “change of control” benefits or compensation, any program, plan, policy or arrangement which provides any material bonus, incentive or severance benefits or compensation or any material health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits, or any similar program, plan, policy or arrangement providing any of the foregoing benefits to any employees, collectively (“Other Plans”). None of the Quark Companies or any ERISA Affiliate participates in, contributes to, has ever participated in or contributed to or has any liability with respect to any multiemployer plan as such term is defined under ERISA Section 3(37)) (“Multiemployer Plan”). The Quark Companies do not maintain or have any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan, Other Plan or other arrangement which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents. Except as set forth on the Employee Benefits and Insurance Schedule, there are no defined benefit pension plans, stock option or stock purchase plans, or any other equity-based plan or compensation or incentive arrangement maintained by the Quark Companies (any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to in this Agreement collectively as the “Employee Plans”).

(b)            The Seller has provided to Purchaser true, complete and accurate copies of all Employee Plans (including any related insurance contracts and trust agreements) to which the Quark Companies are a party or by which any Quark Company is bound.

(c)            All Employee Pension Plans of CareDx Lab Solutions, Inc. have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) or a prototype opinion letter exists upon which CareDx Lab Solutions, Inc. may rely, and nothing has occurred that would adversely affect the qualification of any such plan. Each Employee Plan of CareDx Lab Solutions, Inc. and any related trust complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code, (iii) all other applicable Laws, and (iv) its terms and the terms of any collective bargaining or collective labor agreements.

(d)            There are no pending or, to the Seller’s Knowledge, threatened claims (other than routine claims for benefits) with respect to any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any equivalent agency in other jurisdictions than the United States of America.

(e)            No payment or benefit which has been, will or may be made by the Quark Companies with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event, would fail to be deductible under Section 4999 of the Code. The Quark Companies are not a party to any agreement that provides for any tax “gross-up,” tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code.

5.22            Insurance. The Employee Benefits and Insurance Schedule sets forth a summary of the material insurance policies currently in effect to which any of the Quark Companies is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Quark Companies are not in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums). The Quark Companies have not failed to give any notice of any claim under any such policy in a due and timely fashion. Except as set forth on the Employee Benefits and Insurance Schedule, there is no claim by the Quark Companies pending as of the date hereof under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies.

5.23            Tax Matters.

(a)            The Seller is a “United States person” as that term is defined in section 7701(a)(30) of the Code.

(b)            Each member of the Company Group has timely filed all material Tax Returns required to be filed by it and each such Tax Return has been prepared in compliance with all applicable Laws and regulations in all material respects. All Taxes owed by the Company Group (whether or not shown as owing on any Tax Returns) have been paid or properly accrued for. The provision for Taxes on the balance sheet in the Reference Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is sufficient for all unpaid Taxes of the Company Group and each member of the Company Group as of the respective dates thereof, and will be sufficient for unpaid Taxes of the Company Group and each member of the Company Group through the Closing Date and, since the date of the Reference Balance Sheet, no member of the Company Group has incurred any liability for Taxes outside the Ordinary Course of Business. The Seller has made available to Purchaser correct and complete copies of all income Tax Returns filed with respect to each member of the Company Group for taxable periods ending after December 31, 2025 and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods. There are no Liens for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which there are adequate reserves on the balance sheet of the respective member of the Company Group) upon any of the assets of the Company Group. Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 and foreign equivalent required with respect thereto have been properly completed and timely filed.

(c)            Except as set forth in the attached Financial Statements and Taxes Schedule:

(i)            Except for the Company, which has elected to be classified as a “disregarded entity” of Seller for U.S. federal income tax purposes, the members of the Company Group are, and at all times since their formation have been, treated as corporations for U.S. federal and state income Tax and foreign Tax purposes;

(ii)            no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority or waived any statute of limitations in respect of Taxes, which waiver is still in effect;

(iii)            no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date (excluding, for this purpose, automatic extensions of time to file a Tax Return);

(iv)            there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Seller’s Knowledge, threatened by a Governmental Entity against or with respect to any member of the Company Group with respect to any Tax; and

(v)            no member of the Company Group is a party to or bound by any Tax allocation or Tax sharing agreement (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(vi)            The Company, with respect to the Quark Business, and each member of the Company Group complies and has complied in all material respects during the last 6 years with all material applicable Tax regulations.

(vii)            The basis and amount of Taxes for which the Company, with respect to the Quark Business, and each member of the Company Group has been or is liable have always been determined in compliance with the Tax regulations in force and are not anticipated to be adjusted or reassessed.

(viii)            The Company, with respect of the Quark Business, and each member of the Company Group is in compliance in all material respects with all applicable transfer pricing laws and Tax regulations and no material deduction will be denied or material increase in income or gain will be required in any jurisdiction by reason of a lack of appropriate agreements or supporting documentation.

(ix)            The Company, with respect to the Quark Business, and each member of the Company Group has in the 6 years prior to the Closing Date maintained all material records, invoices and other documents as required by laws and Tax regulations, and the Company, with respect to the Quark Business. Such records, invoices or other documents contain sufficient detail in all material respects to enable the Tax liabilities of the Company, with respect to the Quark Business, and each member of the Company Group to be established, and to determine, to the extent possible, the Tax consequences of any disposal or other realization of its assets.

(x)            All employer and employee social security contributions, deductions at source, and contributions for Taxes, and income Tax withholdings which are due and payable to any Governmental Entity in a jurisdiction by the Company, with respect to the Quark Business, and each member of the Company Group have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company, with respect to the Quark Business, and each member of the Company Group, and the Company, with respect to the Quark Business, and each member of the Company Group has made and remitted all such deductions and retentions as should have been made and remitted under relevant legislations and regulations.

(xi)            Neither the Company, with respect to the Quark Business, nor any member of the Company Group operates or has operated activities in another country than its country of incorporation that constitutes a “permanent establishment” in that other country (within the meaning of an applicable income Tax treaty).

5.24            Government Contracts. Except as set forth in Schedule 5.24 of the Disclosure Schedules, no member of the Company Group is a party to or subcontractor under any Government Contract.

5.25            Product Warranty.

(a)            To the extent any products that were manufactured, assembled, sold, leased, licensed or delivered by the Quark Companies did not generally conform, in all respects, with applicable contractual warranties regarding the operability of the applicable products, the resulting out-of-pocket monetary exposure (including cost of retrofit) incurred by the Quark Companies, exclusive of product maintenance work in the Ordinary Course of Business, with respect to the correction thereof, does not exceed amounts that are or will be recovered under applicable insurance of the Quark Entities.

(b)            The Quark Companies have had no repair, maintenance or replacement obligations that are outside the Ordinary Course of Business and that are reasonably expected to cost, in the aggregate, an amount that exceeds any applicable reserves in the Reference Balance Sheet for product warranty or similar claims by more than $100,000.

5.26            Product Liability. The Quark Companies do not have any material product liability arising out of any injury to individuals or tangible property as a result of the use of any Quark Product sold or delivered, or Quark Software licensed, by the Quark Companies during the 3 Year Period.

5.27            Books and Records. The books of account and other business records of the Company Group (excluding financial statements) that have been made available to Purchaser are true, correct and complete in all material respects.

5.28            Bank Accounts and Power of Attorney. The Bank Accounts and Power of Attorney Schedule attached as Schedule 5.28 of the Disclosure Schedules sets forth, the name of each bank in which any member of the Company Group has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box and the names of all Persons authorized to draw thereon or have access thereto. The attached Bank Accounts and Power of Attorney Schedule identify every Person who holds any power of attorney from any member of the Company Group.

5.29            Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Quark Entities, other than financial advisory fees payable by the Seller to Rothschild & Co in connection with the Transactions. Without limitation to the foregoing and for the avoidance of doubt, Rothschild & Co has no claim for brokerage commissions, finders fees or similar compensation against the Quark Companies or Purchaser, and no such claim against the Seller constitutes or may be construed as an Assigned Liability.

5.30            Transactions with Related Parties. Other than with respect to Purchaser and its Affiliates, and except as disclosed in the Related Parties Transactions Schedule attached as Schedule 5.30 to the Disclosure Schedules and except for employment compensation, expense reimbursement, and other employment or service provider benefit arrangements entered into in the Ordinary Course of Business, (i) the Quark Companies have not entered into any material transaction with any officer, director, or employee of the Quark Companies, or any spouse, domestic partner, or family member of such persons, that is not on arm's length terms, (ii) the Quark Companies do not owe any material amount to any such person other than ordinary course employment compensation, service fees or reimbursements, (iii) no such person owes any material amount to the Quark Companies, (iv) no material property or assets of any such person are used by the Quark Companies in the conduct of the Quark Business and (v) except for ordinary course indemnification or employment, consulting or expense reimbursement agreements, no such person has any material contract or right relating to the Quark Business.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Seller to enter into this Agreement, Purchaser represents and warrants to the Seller as of the date of this Agreement that:

6.1            Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of France. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement and to perform its and their obligations hereunder and thereunder and to carry on the Quark Business in substantially the same manner as the same is now being conducted by the Seller and the Quark Entities.

6.2            Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Purchaser is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement or thereby. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes, and the other agreements contemplated by this Agreement upon execution and delivery by Purchaser will constitute a valid and binding obligation of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3            Governmental Approvals and Consents. No Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Entity, is required on the part of Purchaser or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the Transactions, except for (i) the Swedish FDI Clearance, and (ii) any that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations hereunder, or prevent or materially impede the consummation of the Transactions.

6.4            Financial Capacity. Purchaser will have available as of the Closing, all of the funds necessary for Purchaser pursuant to this Agreement, to pay all fees and expenses in connection therewith, to make all payments pursuant to Article 2 and to perform their respective obligations under this Agreement. Purchaser acknowledges and agrees that its obligations under this Agreement are not subject to any conditions or contingencies regarding Purchaser’s ability to obtain financing for the consummation of the Transactions.

6.5            Equity Commitment Letters. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller true and complete copies of the Equity Commitment Letters. Each of the Equity Commitment Letters is in full force and effect and is a valid, legal, binding and enforceable obligation of the Sponsor(s) named therein, enforceable against such Sponsor(s) in accordance with its terms except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Sponsor under its Equity Commitment Letter. Nothing in this Section 6.5 shall be construed to limit in any way Seller’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 10.11.

6.6            Finders; Brokers. None of Purchaser nor any of its Affiliates has employed any finder or broker in connection with the Transactions who would have a valid claim for a fee or commission from the Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

6.7            Securities Act. Purchaser is acquiring the Shares solely for strategic or investment purposes and not with a view to, or for sale in connection with, any distribution thereof which would be in violation of the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

6.8            Legal Proceedings. There is no pending or, to the Knowledge of Purchaser, threatened in writing, Proceeding against Purchaser or its Affiliates, nor is there any Order by or before any Governmental Entity imposed (or, to the Knowledge of Purchaser, threatened in writing to be imposed) upon Purchaser or its Affiliates or their respective assets, by or before any Governmental Entity that, in each case, (a) would reasonably be expected to impair in any material respect the ability of Purchaser to perform their respective obligations hereunder, or prevent or materially impede the consummation of the Transactions, or (b) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Transactions.

6.9            Independent Investigation.

(a)            Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Quark Business. By entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the representations and warranties of the Seller contained in Article 5).

(b)            Except for the representations of the Seller contained in Article 5, Purchaser acknowledges and agrees that none of the Seller, or any Affiliates of the Seller, or any representative of the Seller or any of its Affiliates, or any other Person makes any express, implied or statutory representation or warranty with respect to the Quark Business, the financial condition or results of operation of the Quark Business, the Quark Companies, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, suitability, fitness for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Purchaser with respect to the Purchased Assets, the Quark Companies or the Quark Business, and neither Purchaser nor any of its Affiliates or representatives has relied upon any such representation and warranty other than those expressly set forth in Article 5. Except for the representations and warranties of the Seller contained in Article 5, neither the Seller nor any Affiliate of the Seller nor any of their respective representatives will have, or be subject to, any Liability to Purchaser or any other Person for information, document, or material made available to Purchaser or its representatives in Purchaser’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations, due diligence discussions or in any other form in expectation of the Transactions.

(c)            Purchaser acknowledges and agrees that none of the Seller, or any Affiliates of the Seller or any other Person is making, directly or indirectly, any express, implied or other representation or warranty with respect to any estimates, projections, forecasts, budgets, operating plans or business plans related to the Quark Business, the Quark Companies or the Purchased Assets.

ARTICLE 7
TAX MATTERS

7.1            Tax Returns; Payment of Taxes.

(a)            The Seller shall cause each member of the Company Group to prepare and timely file all of its Tax Returns that are due (taking into account timely extensions) on or before the Closing and all income Tax Returns that are required to be filed by or with respect to any Member of the Company Group) for any Pre-Closing Tax Period (other than a Straddle Period) (“Seller-Prepared Tax Returns”). The Seller shall cause each member of the Company Group to timely pay all of its Taxes that are due on or before the Closing. All Seller-Prepared Tax Returns shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable period unless otherwise required by applicable Law or approved by Purchaser in writing (such approval not to be unreasonably withheld, conditioned or delayed). The Seller shall provide such Seller-Prepared Tax Returns that are income Tax Returns to Purchaser not less than thirty (30) days prior to the date on which such Tax Returns are to be filed for the review of Purchaser and Purchaser’s reasonable comments thereon, which the Seller shall consider in good faith. For clarity, the foregoing provisions do not apply to any Tax Return filed on behalf of a member of the Company Group as part of a consolidated, combined or other similar group that includes Seller or its Affiliates (other than any such group comprised solely of Company Group)), which Seller shall prepare in its sole discretion.

(b)            Purchaser shall prepare and file all Tax Returns of each member of the Company Group that are required to be filed after the Closing Date for any Pre-Closing Tax Period or Straddle Period, other than the Seller Prepared Tax Returns (“Purchaser-Prepared Tax Returns”). The Purchaser-Prepared Tax Returns shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable period unless otherwise required by applicable Law. Purchaser shall provide to Seller a draft of any Purchaser-Prepared Tax Returns that would reasonably be expected to increase the Taxes of Seller or any of its Affiliates or for which any indemnified person would reasonably be anticipated to seek indemnification from Seller pursuant to this Agreement not less than thirty (30) days prior to the date on which such Tax Returns are to be filed for Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed).

7.2            Tax Audits. If Purchaser, any of its Affiliates (including the members of the Company Group following the Closing) receives notice of any audit, investigation, or other action by a Governmental Entity in respect of any Tax Return of the members of the Company Group for a Pre-Closing Tax Period (a “Pre-Closing Tax Audit”), then such party will promptly (and in any event within fifteen (15) days) give written notice to Seller. Purchaser shall control the defense of the Pre-Closing Tax Audit; provided however, that Purchaser (i) shall keep the Seller reasonably informed of all material matters that come to its attention in respect of the Pre-Closing Tax Audit; (ii) the Seller will be entitled to participate, at its own expense, in the defense of the Pre-Closing Tax Audit, and (iii) Purchaser shall not settle or compromise such Pre-Closing Tax Audit without the consent of the Seller (not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement or compromise could reasonably be expected to increase the liability for Seller for Taxes under this Agreement or decrease the Tax attributes of Seller or any of its Affiliates.

7.3            Straddle Period. To the extent necessary to determine the allocation of Taxes in respect of a Straddle Period, Taxes of the members of the Company Group based on or measured by income, gross or net sales, payroll, payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis. With respect to the preparation of any income Tax Return for any Pre-Closing Tax Period or Straddle Period, the parties agree that any items of income, gain, loss and deduction attributable to transactions undertaken by or at the direction of Purchaser or its Affiliates (including the members of the Company Group following the Closing) outside the ordinary course of business on the Closing Date and after the time of the Closing will not be taken into account in the Pre-Closing Tax Period.

7.4            Post-Closing Actions. Without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Affiliates not to (i) make any Tax election with respect to any member of the Company Group for any Pre-Closing Tax Period, (ii) take any action on the Closing Date after the Closing that is outside the Ordinary Course of Business with respect to the member of the Company Group, (iii) amend any Tax Return of a member of the Company Group for any Pre-Closing Tax Period, or (iv) cause a member of the Company Group to initiate or enter into any voluntary disclosure or similar program or agreement for any Pre-Closing Tax Period. Purchaser (a) shall not make an election under sections 338 or section 336 with respect to any of the transactions contemplated by this Agreement without the express written consent of the Seller, and (b) if requested by the Seller, will make an election under Section 338(g) of the Code with respect to its purchase of CareDx Pty Ltd.

7.5            Cooperation on Tax Matters. Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Tax periods or portions of Tax periods of any member of the Company Group ending on or before the Closing Date as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser and the Seller agree to retain or cause to be retained all books and records relating to Tax matters for Tax periods or portions of Tax periods of any member of the Company Group ending on or before the Closing Date until thirty (30) days after the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. Purchaser and the Seller shall cooperate with each other in the conduct of any audit or proceeding involving any member of the Company Group for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

7.6            Transfer Taxes. The Seller shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transfers contemplated by this Agreement, other than in connection with any incremental Transfer Taxes arising out of or in connection with the transfers contemplated by the Alternate Transferee List, for which Purchaser shall be responsible. Purchaser shall, or shall cause the Company to, at the expense of the Seller, prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes. Seller shall timely reimburse Purchaser or, as applicable, the Company, for payments due under this Section 7.6 within ten (10) business days after Purchaser or, as applicable, the Company, submits written documentation establishing that it made a payment of any such Transfer Taxes. Each of the Parties to this Agreement shall cooperate with Purchaser or the Seller, as the case may be, and take any action reasonably requested which does not cause them to incur any unreasonable cost or inconvenience in order to minimize such Transfer Taxes.

7.7            Withholdings. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right to withhold any portion of the Purchase Price or of any other payment due to the Seller pursuant to this Agreement as may be required under the applicable Law, including without limitation any Tax law, of any country, state or locality and shall timely pay over to the appropriate Governmental Entity any amounts required to be deducted or withheld pursuant to this Agreement. Purchaser will use commercially reasonable efforts to notify Seller prior to deducting or withholding any amounts from Seller pursuant to this agreement, and shall cooperate with the Seller in good faith to minimize any deduction or withholding under this Agreement.

7.8            Tax Refunds. Tax refunds that are received by Purchaser or any member of the Company Group after the Closing Date that relate to a Pre-Closing Tax Period (including any refund to any Quark Company of any tariffs or customs duties with respect to Quark Products or Quark Software sold during the Pre-Closing Tax Period, and any refund attributable to the overpayment of estimated U.S. state income or franchise taxes paid by CareDx Lab Solutions, Inc.) and Taxes paid by the Seller or any member of the Company Group prior to the Closing shall be for the account of the Seller, and Purchaser shall pay over to the Seller any such refund, less any Taxes imposed on the collection of such Tax refund and any reasonable out-of-pocket costs incurred solely for the purpose of obtaining such refund, within 15 calendar days after receipt thereof.

7.9            Purchase Price Allocation. The Purchase Price shall be allocated among the assets of the Company (including the shares of the Company’s Subsidiaries) and the Purchased Assets conveyed by the Seller hereunder as agreed by the Parties and in a manner consistent with Section 1060 of the Code (and any similar provision of state, local, or non-U.S. Law, as appropriate). Within 120 days following the Closing, Seller shall prepare such an allocation in such a manner and provide such allocation to Purchaser, and such allocation shall be subject to the review and comment of Purchaser. Seller shall consider, reasonably and in good faith, all comments of Purchaser provided within 60 days of receipt of Seller’s allocation and the parties shall work together, reasonably and in good faith, to resolve any differences and agree on a final allocation; provided that if no such agreement can be reached with respect to the allocation, such matter shall be submitted by the parties to a mutually acceptable nationally recognized accounting firm, whose determination shall be limited to choosing either the allocation proposed by Purchaser or the allocation proposed by Seller, which determination shall be final and binding on each of Purchaser and Seller. Any fees or expenses of such accounting firm shall be borne by the Party that does not prevail. The parties shall timely file a Form 8594 with the Internal Revenue Service in connection with such final allocation and shall otherwise report the transactions contemplated by this Agreement in a manner consistent with such allocation.

ARTICLE 8
TERMINATION

8.1            Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by mutual written agreement executed by Purchaser and the Seller;

(b)            by Purchaser, if Purchaser is not in material breach of any of its obligations hereunder, upon written notice to the Seller, if the Seller shall be in breach of any of its representations or warranties, or shall have failed to perform any of its covenants or agreements, set forth herein, in each case, which such breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 3.2(a) or Section 3.2(c) and (ii) is incapable of being cured, or is not cured, by the Seller by the earlier of (A) the Drop-Dead Date and (B) 30 days following Purchaser’s written notice to the Seller of such breach or failure;

(c)            by Purchaser upon written notice to the Seller following the imposition of any Burdensome FDI Condition or Mitigation Measure in connection with the Swedish FDI Clearance;

(d)            by the Seller, if the Seller is not in material breach of any of its obligations hereunder, upon written notice to Purchaser, if Purchaser shall be in breach of any of its representations or warranties, or shall have failed to perform any of its covenants or agreements, set forth herein, in each case, which such breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 3.1(a) or Section 3.1(b) and (ii) is incapable of being cured, or is not cured, by Purchaser by the earlier of (A) the Drop Dead Date and (B) 30 days following the Seller’s written notice to Purchaser of such breach or failure;

(e)            by the Purchaser providing written notice to the Seller in the event that a Material Adverse Effect has occurred (whether or not such Material Adverse Effect has been notified pursuant to Section 4.3 of this Agreement), which Material Adverse Effect is not cured by the Seller within 30 days following Purchaser’s written notice to the Seller of the occurrence of such Material Adverse Effect;

(f)            by either Party by notice to the other Party, (i) if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement to occur on the Closing Date, provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available to a Party if such order, decree, ruling or action was primarily caused by, or directly resulted from, the material breach by such Party of this Agreement, or (ii) if any Law has been enacted that would make the consummation of the transactions contemplated by this Agreement illegal; and

(g)            after the Drop Dead Date by either Purchaser, on the one hand, or the Seller, on the other hand, by written notice delivered to the other, if the Closing has not occurred on or prior to the Drop Dead Date; provided that: (i) Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection (g) if Purchaser’s breach of this Agreement has been the principal cause of, or directly resulted in, the failure of the Closing to occur on or prior to the Drop Dead Date, and (ii) the Seller shall not be entitled to terminate this Agreement pursuant to this subsection (g) if the Seller’s breach of this Agreement has been the principal cause of, or directly resulted in, the failure of the Closing to occur on or prior to the Drop Dead Date.

8.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and of no further force or effect, there shall be no liability or further obligation hereunder on the part of any Party hereto (other than this Section 8.2 (Effect of Termination), Section 9.13 (Confidentiality), Section 9.14 (Expenses), Section 9.15 (Disputes; Arbitration Procedure), and Article 10, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which shall survive any such termination and remain in full force and effect), except that the provisions of this Section 8.2 shall not relieve any Party of any Liability for damages suffered by any other Party arising from (a) Fraud, or (b) any Willful Breach of this Agreement by such Party prior to the time of such termination. Purchaser acknowledges and agrees that damages arising from its Willful Breach of this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the full amount of the Purchase Price representing the economic benefits of the Transactions lost by the Seller.

8.3            Waiver of Right to Terminate. The Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the transactions contemplated by this Agreement. No such waiver shall constitute a waiver of any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1            Indemnification.

(a)            Seller’s Indemnification Obligation.

(i)            Subject to the other limitations in this Article 9, from and after the Closing, the Seller agrees to indemnify Purchaser and any Affiliate of Purchaser and their respective officers, directors, members, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) and hold each Purchaser Indemnitee harmless from and against any Losses which any Purchaser Indemnitee actually pays, incurs or suffers to the extent arising or resulting from:

(1)            Any Fraud on the part of the Seller;

(2)            any representation or warranty made by the Seller in or pursuant to Section 5.3 of this Agreement being untrue or incorrect in any material respect (A) as of the Agreement Date or (B) as of the Closing Date as though such representation, warranty, or certification were made as of the Closing Date;

(3)            (x) the Natera Litigation and (y) any material claims made by Natera after the Closing against the Purchaser or any of the Quark Companies based on the same facts as those that are a subject matter in the Natera Litigation solely to the extent related to the conduct of the Quark Business by the Quark Companies during the period prior to the Closing;

(4)            any Tax matter described in Schedule 9.1(a)(i)(4) of the Disclosure Schedules;

(5)            any Excluded Liability.

(ii)            The Seller will not be liable under this Section 9.1(a) unless a written Claim Notice is given by or on behalf of the claiming Purchaser Indemnitee to the Seller on or before the relevant Seller Survival Date, it being understood that so long as such Claim Notice is provided on or prior to the relevant Seller Survival Date, such Purchaser Indemnitee’s right to be indemnified with respect to the matters covered in such Claim Notice shall continue and survive with respect to such matter and the provisions that are the subject of such notice until such matters are resolved. For purposes of this Agreement, the term “Seller Survival Date” shall mean (A) with respect to any claim for any Loss indemnifiable pursuant to Section 9.1(a)(i)(3), the date that is six (6) months following the notification by the Seller to Purchaser that there has been a Final Determination, (B) with respect to any claim for any Loss indemnifiable pursuant to Section 9.1(a)(i)(2), the date that is twenty-four (24) months after the Closing Date, (C) with respect to claim for any Loss indemnifiable pursuant to Section 9.1(a)(i)(1) or Section 9.1(a)(i)(4), the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the subject matter of such claim.

(iii)            The indemnification provided for in this Section 9.1(a) above is subject to each of the following further limitations:

(1)            Except with respect to liability of the Seller for Fraud committed by the Seller or the indemnification obligation of the Seller relating to Excluded Liabilities, the Seller shall not be liable to indemnify Purchaser Indemnitees pursuant to Section 9.1(a) until the Purchaser Indemnitees have collectively suffered aggregate Losses exceeding $250,000 (such amount of Losses, the “Seller Indemnification Threshold”), at which point the Seller then shall, subject to the other limitations set forth in this Article 9, be liable under this Section 9.1(a) for all Losses in excess of the Seller Indemnification Threshold. The Seller Indemnification Threshold shall not apply with respect to attorney’s fees and litigation costs incurred in connection with the matters indemnifiable pursuant to Section 9.1(a)(i)(3).

(2)            The Seller shall be liable for and shall be bound by the terms of Section 9.1(a) for an aggregate amount of indemnifiable Losses of up to, but not more than, the amount of the Purchase Price actually received by the Seller hereunder, except that with respect to Losses indemnifiable by the Seller pursuant to Section 9.1(a)(i)(1) or Section 9.1(a)(i)(4), the liability of the Seller for such claims shall be uncapped.

(3)            Any Loss shall be indemnifiable pursuant to Section 9.1(a) only to the extent (i) that it is not included as a liability in the Final Net Cash/Net Working Capital Statement or, if it is included as a liability in the Final Net Cash/Net Working Capital Statement and to the extent it exceeds such liability, then to the extent of such Loss minus the amount of such liability reflected in the Final Net Cash/Net Working Capital Statement, or (ii) that such Loss is not covered by or not recoverable under the RW Insurance.

(b)            Purchaser’s Indemnification Obligation.

(i)            Subject to the other limitations in this Article 9, from and after the Closing, Purchaser agrees to, with respect to (1), (2) and (3) below, indemnify, and, with respect to (4) below, cause the Company to indemnify, the Seller and any Affiliate of the Seller and their respective officers, directors, shareholders, employees, agents and representatives (each, a “Seller Indemnitee”) and hold the Seller Indemnitees harmless from and against any Loss which any such Seller Indemnitee actually pays, incurs or suffers to the extent arising or resulting from:

(1)            any Fraud of Purchaser;

(2)            any representations or warranties made by Purchaser in this Agreement or certificate delivered pursuant to this Agreement being untrue or incorrect (A) as of the Agreement Date (except to the extent that such representations, warranties, and certifications speak as of an earlier date, in which case as of such earlier date) or (B) as of the Closing Date as though such representation, warranty, or certification were made as of the Closing Date (except to the extent that such representations, warranties, and certifications speak as of an earlier date, in which case as of such earlier date);

(3)            the Purchaser Assumed Contractual Liabilities, or

(4)            the Assumed Liabilities.

(ii)            Purchaser, or, with respect to Section 9.1(b)(i)(4), the Company, will not be liable to indemnify the Seller Indemnitees under Section 9.1(b) unless a Claim Notice is given by or on behalf of the claiming Seller Indemnitee to Purchaser on or before the relevant Purchaser Survival Date, it being understood that so long as such Claim Notice is provided on or prior to the relevant Purchaser Survival Date, such Seller Indemnitee’s right to be indemnified with respect to the matters covered in such Claim Notice shall continue to survive until such matters are resolved. For purposes of this Agreement, the term “Purchaser Survival Date” shall mean (A) the date that is twenty-four (24) months after the Closing Date in the case of any claim for indemnification pursuant to Section 9.1(b)(i)(2), and (B) the date that is thirty days following the expiration of the applicable statute of limitations for the subject matter of any claim for claims made pursuant to Section 9.1(b)(i)(1), Section 9.1(b)(i)(3) and Section 9.1(b)(i)(4).

(iii)            Except with respect to indemnification by the Purchaser for any Fraud committed by the Purchaser or the indemnification obligation of the Company pursuant to Section 9.1(b)(i)(3) and Section 9.1(b)(i)(4), which indemnification obligations shall not be limited, Purchaser shall be liable to indemnify Seller Indemnitees pursuant to Section 9.1(b) for and shall be bound by the terms of Section 9.1(b) for an aggregate amount of indemnifiable Losses of up to, but not more than, the amount of the Purchase Price actually paid by the Purchaser hereunder.

(c)            Indemnification Procedures.

(i)            Notice of Claim. Any indemnified party making a claim for indemnification pursuant to Sections 9.1(a) or (b) (a “Claim”) must give the Seller or Purchaser, as the case may be, written notice (a “Claim Notice”) of any matter which such indemnified party has determined has given rise to, or could reasonably be expected to give rise to, a right of indemnification under this Article 9, within sixty (60) days of such determination (and in any event promptly after the indemnified party receives any written notice of any Proceeding or other claim against or involving the indemnified party by a third party), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall only release the applicable indemnifying party from any of its obligations under this Article 9 to the extent (if any) such indemnifying party is actually materially prejudiced by such failure.

(ii)            Proceedings. In the event of a Proceeding, the indemnified party shall keep the indemnifying party reasonably informed with respect to such ongoing Proceeding, and the indemnifying party may provide the indemnified party with guidance and advice with respect to the Proceeding, which the indemnified party shall reasonably consider to the extent such guidance and advice are reasonable and in the common interests of the indemnified party and the indemnifying party.

(iii)            Net Recovery. The amount of any Loss for which indemnification is provided under this Section 9.1 shall be net of the amount of such Loss (if any) actually recovered by the indemnitee under insurance policies (including, in the case of the Purchaser Indemnitees, the RW Insurance), net of costs of collection and reasonably estimated costs of premium increases, if any, attributable to insurance claims with respect to such Loss, and for the avoidance of doubt the indemnitee shall not be obligated to pursue litigation or take other material steps against the relevant insurance company if the insurance company denies or limits coverage after receiving notice of a claim (except in the case of the RW Insurance where Purchaser agrees to use reasonable best efforts and to take all actions necessary to obtain coverage from the insurance company and enforce its rights under the RW Insurance with respect to any such Loss to the extent such Loss is covered under the RW Insurance).

(iv)            Natera Settlement. Notwithstanding the foregoing, with respect to the Natera Litigation, the Seller shall not enter into any settlement that imposes any payment obligation, restriction or license requirement on the Quark Business, the Quark Products or the Quark Software, or Purchaser or its Affiliates, without Purchaser’s prior written consent (collectively, the “Natera Litigation Matters”).

(v)            RW Insurance. Notwithstanding anything to the contrary herein, in the event of any Losses incurred by Purchaser that are indemnifiable by the Seller pursuant to Section 9.1(a)(i)(1) through Section 9.1(a)(i)(3), Purchaser shall first seek recourse and obtain recourse for any such Losses to the maximum extent of the available coverage therefor under the RW Insurance before seeking indemnification with respect thereto against the Seller. Purchaser acknowledges and agrees that other than respect to the indemnifiable matters described in Section 9.1(a)(i)(1) through Section 9.1(a)(i)(3), recourse by the Purchaser to the RW Insurance constitutes Purchaser’s sole and exclusive remedy for any and all Losses arising out of, resulting from, related to or in connection with any breach by the Seller of any of its representations and warranties set forth in the Agreement.

(d)            Claims; Payments. The indemnifying party shall inform the party seeking indemnification not later than ten (10) days after its receipt of a Claim Notice whether it objects to such Claims and stating in writing its grounds of objection. All indemnification payments shall be made promptly in accordance with the Claim Notice unless the indemnifying party shall have objected to such Claim. All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Purchase Price.

(e)            No Knowledge Effect. Except as expressly provided in this Agreement, the right to indemnification, reimbursement or other remedy pursuant to or based on this Section 9.1 shall not be affected by any Knowledge existing, acquired or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

(f)            Following the Closing, with the exception of remedies based on Fraud by any Party or breach by any Party of any covenants or agreements of such Party under this Agreement, the indemnification rights set forth in this Section 9.1 shall constitute the sole and exclusive remedy of a Party for money damages hereunder and shall be in lieu of any other remedies for money damages that may be available to the indemnified Persons hereunder under any other agreement or pursuant to any statutory or common law with respect to any Losses, Liabilities, Proceedings, settlements, judgments, awards, penalties, fines, costs or expenses of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement, the Quark Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities (it being understood that nothing in this Section 9.1(f) or elsewhere in this Agreement shall affect the rights of any Party to specific performance or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). Each of the Parties hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.1(f).

(g)            Purchaser and the Seller agree to treat (and cause their respective Affiliates to treat) any payment received by Seller Indemnitees or the Purchaser Indemnitees, as applicable, pursuant to this Section 9.1 as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted by Applicable Law.

9.2            Minimum Employees.

(a)            Purchaser shall, or shall cause its Affiliates, to hire and employ the Minimum Quark Employees by providing, no less than 15 days prior to the Closing Date or any prior date required by applicable Law, an offer of employment to such Quark Employees to become effective on the Closing Date providing for (i) annual salary or wages in amounts substantially equivalent to the annual salary or wages, as applicable, paid to such employees by the Seller or any of its Affiliates as of immediately prior to the Closing Date, (ii) cash incentive compensation opportunities or sales commission arrangements (but excluding any transaction-related incentives, bonus or retention payments, including without limitation any such payments related to work performed or contributions in connection with the signing, closing or performance of this Agreement) in amounts substantially equivalent to the cash incentive compensation opportunities or sales commission arrangements provided to such employees by the Seller or any of its Affiliates as of immediately prior to the Closing Date, (iii) employee benefits (including retirement benefits, health, vision and dental insurance, life and AD&D insurance, disability insurance, vacation PTO, sick, holiday, maternity, paternity and other leave) substantially equivalent, in the aggregate, to those provided through the Seller’s or any of its Affiliates’ employee benefits plans at the time of this Agreement, and (iv) the Post-Closing Severance Benefits, it being understood that, with respect to the Minimum Quark Employees who are employees of a Quark Company as of immediately prior to the Closing, such offer may be limited to terms required to be offered to such Minimum Quark Employee as a result of their employer ceasing to be the Seller or a Non-Transferred Affiliate of the Seller.

(b)            Purchaser agrees to maintain each Minimum Quark Employee’s employment terms as contemplated above during the 12-month period following the Closing Date or such longer period as required by any applicable local Laws (the “Continuation Period”), provided however that Purchaser may terminate any benefits offered to any Minimum Quark Employees during the Continuation Period so long as Purchaser replaces such terminated benefits with a comparable benefit.

(c)            Purchaser will reasonably consult with and provide the Seller with a reasonable opportunity to review the proposed terms and conditions of the offers of employment to be made to the Minimum Quark Employees in advance.

(d)            To the extent that a Minimum Quark Employee is inactive as of the Closing Date due to short-term or long-term disability, workers’ compensation leave, or military leave, the offer of employment referred to in subparagraph (a) above will become effective when such leave ends and the employee returns to work.

(e)            Purchaser or any of its Affiliates will credit each Minimum Quark Employee that remains employed with a Quark Company upon the Closing, or that accepts an offer of employment from Purchaser or an Affiliate of Purchaser, as applicable (each a “Continuing Employee”) with, and honor and pay for, the amount of accrued and unpaid hours of vacation (to the extent permitted by Law), personal hours or days earned, sick leave and any other leave required to be credited by Law (together, the “Transferred Leave”) applicable to such Continuing Employee for the period up to the Closing. The Seller will provide to Purchaser as of the Closing Date a schedule indicating the type and number of days of Transferred Leave for each Continuing Employee. Purchaser will ensure that such Transferred Leave is not subject to forfeiture to the same extent not subject to forfeiture under the policies of the Seller and its Affiliates governing such Transferred Leave prior to the Closing.

(f)            Any employee that is a Minimum Quark Employee who is not offered continued employment with Purchaser or any of its Affiliates effective upon the Closing, or who is terminated without cause upon the Closing or at any time during the 12 months following the Closing, shall be entitled to severance and termination benefits (the “Post-Closing Severance Benefits”) having an aggregate value equal to the higher of (i) the aggregate value of the severance and benefits described in Schedule 9.2(f) of the Disclosure Schedule and (ii) the aggregate value of severance or additional termination payments, payments in lieu of notice or other benefits as may be required by applicable Law, with Purchaser being solely responsible for discharging all costs and obligations related to the Post-Closing Severance Benefits that become payable to any such Minimum Quark Employee.

(g)            To the extent permitted or required by applicable Law, Purchaser will cause each employee benefit plan of Purchaser and its Affiliates in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Purchaser Benefit Plans”) to, if and only if and to the extent that the Purchaser employee benefit plans allows for it without amending the terms thereof, (i) waive all limitations as to preexisting conditions, exclusions and service conditions or waiting periods or evidence of insurability requirements with respect to participation and coverage requirements applicable to Continuing Employees, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Seller benefit plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Purchaser Benefit Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date.

(h)            Purchaser and its Affiliates will provide credit for each Continuing Employee’s length of service with Seller and its Affiliates for purposes of eligibility, participation, vesting and benefit accrual under each plan, program, policy or arrangement of Purchaser and its Affiliates (including severance plans and policies), except that such prior service credit will not be required to the extent that it results in a duplication of benefits. Seller will provide to Purchaser as of the Closing Date a schedule indicating the length of service of each Continuing Employee with Seller and its Affiliates through the Closing Date.

(i)            Purchaser shall have no obligation pursuant to this Section 9.2 with respect to Quark Employees who have been offered employment by Purchaser or its Affiliates in accordance with the terms of this Section 9.2 but who have not accepted such offer before the end of the day on the Closing Date.

(j)            Seller shall be solely responsible for, all restructuring, severance and termination costs (including reasonable attorneys’ fees, payroll taxes and social security contributions owed by the employer) payable in connection with the termination of any employees or consultants of the Quark Business not included in the Minimum Quark Employees list who are not hired or retained by the Seller or any of its Non-Transferred Affiliates, or who are terminated by the Seller, upon the Closing (the “Non-Transferred Employee Commitment”).

(k)            To the extent that the Company will not hold sufficient Cash in the full amount of the Estimated Employees Severance Budget as of the Closing Date, the Seller shall, on or prior to the Closing Date, make a cash payment to the Company in an amount sufficient to ensure that the Company will hold an amount of Cash equal to the Estimated Employees Severance Budget (as defined in the Purchase Price Adjustments Schedule) as of the Closing Date. The Seller shall cause the Company to retain such Employees Severance Cash in its operating accounts as of the Closing. Notwithstanding Section 2.4, the Employees Severance Cash shall not be treated as an Excluded Asset.

9.3            Post-Closing Access to Records and Personnel.

(a)            Exchange of Information. After the Closing, upon receipt of reasonable notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access during normal business hours, to the other Party’s employees (without unreasonable disruption of employment) and to any material books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, or in order to address any claims, disputes or negotiations with third parties related to the Quark Business, (iii) in connection with the filing of any Tax Return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement, or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence for any reasonable business purpose; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the Quark Business, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)            Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 9.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)            Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 9.3 is found to be inaccurate or in the event that any information requested from a Party is lost, destroyed or otherwise unretrievable.

(d)            Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 9.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(e)            Confidential Information. Nothing in this Section 9.3 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 9.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

9.4      Insurance Matters.       Purchaser acknowledges that the policies and insurance coverage maintained on behalf of the Quark Business are part of the corporate insurance program maintained by Seller and its Subsidiaries, and such coverage will not be available or transferred to Purchaser. From and after the Closing Date, the Company Group shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of Seller’s self-insured programs, and Seller and its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner Seller deems appropriate to give effect to this Section 9.4. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Quark Business.

9.5            Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the Quark Business and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 9.5. With respect to matters relating to Seller’s businesses, the Excluded Assets or the Excluded Liabilities, in each case regardless of whether such matters also relate to the Quark Business, the Purchased Assets, or the Assumed Liabilities, and with respect to all Business Records, documents, communications, or other information (collectively, “Information”) of Seller or any Affiliate prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Purchaser and its Affiliates. Purchaser and its Affiliates (including, as of the Closing Date, the Quark Companies) shall take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller in respect of the Information. After the Closing, Purchaser shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Purchased Assets, the Quark Companies and the Assumed Liabilities (but not including the Excluded Assets, Excluded Liabilities, Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to the Quark Business or related sale process, or matters that relate to the businesses of Seller (other than the Quark Business)). However, Purchaser may not assert any such Privileges of Purchaser related to pre-Closing advice or communications relating to the Quark Business against Seller and its Affiliates; provided, however, that, to the extent any waiver (or failure to assert such Privilege) would reasonably be expected to result in such Privilege being waived in connection with any claim by a third party in connection with the Purchased Assets, the Company Group or the Assumed Liabilities, Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into such reasonable arrangements designed to ensure that such Privilege is not otherwise waived with respect to such third party, including customary joint defense agreements or similar arrangements. Seller and its Affiliates shall take no action after the Closing without the prior written consent of Purchaser that would reasonably be expected to result in any waiver of any such Privileges of Purchaser or its Affiliates. The rights and obligations created by this Section 9.5 shall apply to all Information as to which Seller or its Affiliates or any of the Quark Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Purchaser and its Affiliates (including, as of the Closing Date, the Company Group), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Purchaser or its Affiliates (including, as of the Closing Date, the Company Group), as the case may be, obtains knowledge that any current or former employee of Seller, its Affiliates or the Company Group or Purchaser or its Affiliates (including, as of the Closing Date, the Company Group), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 9.5 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Information to Purchaser in accordance with this Agreement and Seller’s agreement to permit Purchaser to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 9.5, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Purchaser, as the case may be. The access to other Information being granted pursuant to Section 9.4, Section 9.12, Section 9.13 and Section 10.11, and the disclosure to Purchaser and Seller of Privileged Information relating to the Quark Business or the other businesses of Seller pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Seller or Purchaser to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 9.5 or otherwise.

9.6            Indemnification of Directors and Officers.

(a)            If the Closing occurs, Purchaser shall and shall cause the Quark Companies to take any necessary actions to provide that all rights to indemnification and all limitations on liability relating to the Quark Companies existing in favor of the Business Indemnitees as provided in the D&O Indemnity Arrangements shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and shall be honored by the Quark Companies after the Closing. As used herein, (x) the “Business Indemnitees” means individuals who at or prior to the Closing were current or former officers, directors, individual managers or employees of the Quark Companies (or the predecessors of the Quark Companies) relating to service in such capacities prior to the Closing and (y) the “D&O Indemnity Arrangements” means (i) the organizational or charter documents of each of the Quark Companies in effect on the Agreement Date, and (ii) any agreement providing for indemnification by any Quark Company of any of the Business Indemnitees in effect on the Agreement Date to which any Quark Company is a party.

(b)            In the event that the any Quark Company or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Quark Company or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 9.6.

(c)            Purchaser shall procure that, at the next annual general meeting of the Company following the Closing, the directors and managing directors of the Company resigning from such positions in connection with the Closing, to the extent legally permissible, shall be granted discharge from any Liability to the Company with respect to their service as members of the board of directors or as managing directors of the Company; provided, however, that no such discharge shall be granted if it is contrary to the recommendation of the auditor of the Company.

(d)            The obligations of Purchaser and the Quark Companies under this Section 9.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 9.6 applies without the express written consent of such affected indemnitee (it being expressly agreed that the Business Indemnitees to whom this Section 9.6 applies shall be third party beneficiaries of and entitled to directly enforce the provisions of this Section 9.6).

9.7            Further Assurances.

(a)            In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use its commercially reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the Transactions; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing, Seller and its Affiliates (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Purchaser’s sole expense and subject to Section 2.5, as Purchaser may reasonably require to more effectively Transfer to Purchaser any of the Purchased Assets and Purchaser will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions, at Seller’s sole expense, as Seller or its Affiliates may reasonably require to more effectively transfer the Assumed Liabilities to Purchaser.

(b)            Delivery of Business Records and Data Migration. The Parties shall develop and implement a plan for the migration and transfer of the Business Records held by Seller and its Affiliates (other than the Company Group) as of the Closing to Purchaser or the Company Group in connection with the Closing. Notwithstanding anything herein to the contrary, it is understood and agreed that Seller shall only be obligated to use reasonable efforts to locate and deliver the Business Records to the Company Group by the Closing and shall, following the Closing, deliver any such Business Records to the Company Group that, within one year after the Closing, are identified by either the Seller or Purchaser as still being in the Seller’s possession following the Closing (with such identification to have sufficient specificity as to location of the relevant item so as to enable the Seller to readily find, obtain and transfer same). Except as expressly provided in this paragraph, the Seller shall have no liability whatsoever under this Agreement or otherwise for any failure to transfer or deliver the Business Records to Purchaser or the Company Group either at or following the Closing.

9.8      Shared Services      . Except as expressly provided for in the Transition Services Agreement, Purchaser acknowledges and agrees that, effective as of the Closing Date, (a) all Shared Services provided to the Quark Business shall cease, and (b) Seller or its Affiliates shall have no further obligation to provide any such Shared Services with respect to the Quark Business.

9.9            Existing Intercompany Agreements and Arrangements.

(a)            Except as set forth in Section 9.9(b), Purchaser acknowledges and agrees that all Intercompany Agreements, and all rights and obligations of the Quark Business or the Company Group under such Intercompany Agreements, will be terminated, discharged, cancelled or extinguished at or prior to the Closing. No such Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing.

(b)            The provisions of Section 9.9(a) shall not apply to this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Closing (including Transaction Documents to be effective upon the Closing).

9.10            Pending Litigation. Seller shall be responsible for defending and resolving, at its own cost and expense, the Natera Litigation Matters. To the extent that any Natera Litigation Matter is not resolved or settled prior to the Closing, Seller and its Affiliates shall continue to conduct, direct, control and be responsible for the defense, settlement and/or other resolution of such Natera Litigation Matter following the Closing, and in such regard, shall have the right to control and direct in Seller’s sole discretion any and all investigation, preparation, response, defense, resolution, remediation and any other action or non-action in connection therewith. Purchaser shall reasonably co-operate with, and provide any assistance reasonably requested by, Seller and its Affiliates, including access to personnel and facilities and access to and copies of documentation, records and information (including for purposes of deposition and trial testimony and preparation), in connection with the defense and settlement of a Natera Litigation Matter following the Closing; provided that such access shall be conducted at reasonable times and under reasonable circumstances and shall not unreasonably interfere with or disrupt the business operations of Purchaser. Purchaser shall not, and shall cause its Affiliates not to, (a) take any action that would adversely affect, interfere with or limit the ability of Seller to defend or resolve a Natera Litigation Matter in any respect, and (b) file any papers, or consent to the entry of any judgment, or enter into any settlement, with respect to a Natera Litigation Matter, without the prior written consent of Seller. Seller shall not settle a Natera Litigation Matter in any manner that would involve the admission of any Liability by Purchaser or any entity of the Quark Entities or that would result in any liability, obligation or restriction for or imposed on Purchaser or any of its Affiliates.

9.11            Non-Solicitation of Continuing Employees. For a period of 24 months following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, or engagement as an independent contractor, any Continuing Employee; provided, however, that nothing in this paragraph shall prohibit (a) general solicitations by the Seller or any of its Affiliates for employment not specifically directed at any of the Continuing Employees (including, without limitation, advertisements in newspapers, trade publications, or on websites or job boards), (b) the Seller or any of its Affiliates from soliciting or hiring any Continuing Employee (i) whose employment with Purchaser or its Affiliates has been terminated by Purchaser or its Affiliates on or following the Closing, or (ii) that has not been employed by Purchaser or its Affiliates for at least six months prior to such solicitation, or (c) the Seller or its Affiliates from soliciting or hiring any Continuing Employee who independently contacts the Seller or any of its Affiliates without any solicitation by the Seller or its Affiliates in violation of this Section 9.11. For the avoidance of doubt, this restriction shall not apply to any employee or consultant working for the Quark Business prior to the Closing who is not a Continuing Employee.

9.12            RW Insurance Policy. At the Closing, or promptly (and in any event within two Business Days) thereafter, Purchaser shall deliver to the Seller a copy of the bound policy for the RW Insurance. Purchaser hereby acknowledges and agrees that any failure of the Purchaser to obtain the RW Insurance shall be entirely the risk of Purchaser and shall not have any effect on the obligations of Purchaser hereunder to consummate the Transactions or expand or otherwise modify any of the rights of Purchaser, or affect any of the limitations on such rights hereunder, to seek recourse against the Seller hereunder for any matter.

9.13            Mutual Assistance. The Parties to this Agreement agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Entity required to be submitted jointly by any of the Parties to this Agreement in connection with the execution and delivery of this Agreement, the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement or thereby. Subsequent to the Closing, each of the Parties to this Agreement, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.14            Confidentiality. Before, on and after the Closing Date, Purchaser and the Seller will use their respective best efforts to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement, and, except as strictly required by applicable Law, regulation or legal process, shall not, without prior consent of the other party, disclose the contents or existence of this Agreement or the transactions contemplated by this Agreement (the “Confidential Information”), provided, however, that (a) Purchaser or Seller may issue such press release or statement or make such other disclosures as such Party may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange, (b) the Parties may issue any press release or make a public announcement (including to analysts or investors) to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 9.14 or is otherwise consistent in all material respects with previous statements made jointly by Purchaser and Seller or with the permission of the other Party, and (c) Seller may disclose any information concerning the Transactions which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews. No press releases, announcements to the employees, customers or suppliers of the Company Group or other releases of information related to this Agreement or the transactions contemplated by this Agreement will be issued or released by the Seller or the Company Group without the prior written consent of Purchaser.

9.15            Expenses. Except as otherwise set forth in this Agreement, each Party to this Agreement shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated by this Agreement are consummated.

9.16            Disputes; Arbitration Procedure.

(a)            Each of the Parties to this Agreement agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations.

(b)            Any dispute, claim or controversy that cannot be resolved by the Parties through good faith negotiations within thirty (30) Business Days of the notification to the other Party of the commencement of the dispute resolution procedures of this Section 9.16 will then, upon the written request of any Party to this Agreement, be resolved by binding arbitration conducted in English in Manhattan, New York, NY, United States of America, in accordance with the then effective Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators. Such arbitrators shall be mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection of the arbitrators, the arbitrators shall be selected in accordance with the then effective Rules of Arbitration of the International Chamber of Commerce. Notwithstanding the foregoing, if the aggregate amount in dispute (inclusive of claims, counterclaims and set-off defenses) does not exceed $5,000,000, the dispute shall be heard by a sole arbitrator selected in accordance with the then effective Rules of Arbitration of the International Chamber of Commerce, unless the parties agree otherwise in writing. All arbitrators shall be fluent in English and experienced in the negotiation and interpretation of complex cross-border share purchase agreements governed by New York law. To the extent not governed by such rules, such arbitrators shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties to determine the dispute in accordance with this Agreement. The International Chamber of Commerce Expedited Procedure Provisions shall not apply. The International Chamber of Commerce Emergency Arbitrator Provisions shall apply. The arbitration tribunal shall have the power to grant any interim, conservatory or emergency measures it deems appropriate, including injunctive relief and orders for the preservation of evidence or assets. Application to any court for such measures shall not be deemed incompatible with or a waiver of these arbitration provisions. The Parties, their Representatives and the tribunal shall maintain the confidentiality of the arbitration proceedings, all materials submitted or exchanged in connection with the arbitration, and any award, except to the extent disclosure is required by applicable Law or for the purposes of enforcement of an award. The award of the tribunal shall be final and binding on the parties. Judgment upon the award may be entered by any court of competent jurisdiction. The parties waive, to the fullest extent permitted by Applicable Law, any right to appeal or to seek review of the award by any court or tribunal.

(c)            Nothing contained in this Section 9.16 shall prevent any Party to this Agreement from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party or its Affiliates and if such Party demonstrates that the International Chamber of Commerce Emergency Arbitrator Provisions are unfit to prevent such injury. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party to this Agreement to assert any claim or defense other than as expressly set forth in this Agreement; the prevailing Party in the final, non-appealable determination of any dispute, claim or controversy brought in arbitration, court or other judicial process in accordance with this Agreement shall be reimbursed fully and promptly by the non-prevailing Party for attorneys fees and costs, arbitration fees, court costs and other reasonable costs and expenses incurred by such prevailing Party in connection with the resolution of such dispute, claim or controversy.

9.17            Non-Compete. Subject to the exceptions in clauses (a) – (d) below, for a period of five years following the Closing Date, the Seller shall not, and shall procure that the Seller’s controlled Affiliates do not, develop, produce, market or sell a HLA Kit or PTS Kit (as each term is defined below) (the “Restricted Products”) in any country or territory in the world (the “Non-Compete”).  The Non-Compete shall not apply in each of the following cases: (a) the exercise by Seller or any of its Affiliates of any of Seller’s rights set forth in the Distribution Agreement shall not be deemed restricted in any respect by the Non-Compete, (b) Seller’s and its Affiliates’ development, production, marketing, sale, provision or other commercialization of any products or services that are not a HLA Kit or PTS Kit, including without limitation all laboratory testing services, shall not be restricted in any respect by the Non-Compete; (c) the Non-Compete shall not apply to any products or services of any entity or business acquired by Seller or any of its Affiliates on or after the Closing Date, provided that if Seller acquires an entity or business that is commercializing a HLA Kit or PTS Kit, then promptly following the consummation of such acquisition Seller and Purchaser shall negotiate in good faith and enter into an exclusive distribution agreement where the Purchaser or its Affiliate shall be appointed as the exclusive distributor of such acquired HLA Kit and/or PTS Kit in all countries and territories outside of Canada, U.S. and Mexico, and (d) the Non-Compete shall not apply to any entity or person that acquires Seller or any of Seller’s Affiliates or to any Affiliates of such acquiring person (other than Seller and Seller’s controlled Affiliates upon consummation of such acquisition).  As used herein, “HLA Kit” means an in vitro diagnostic or RUO kit or kit-associated software consisting of a pre-packaged set of reagents or code to allow a user to conduct genotyping using DNA, RNA or other genomic data for purposes of typing of Human Leukocyte Antigens, and for clarity the kit may be NGS Amplicon based, Hybrid capture based, whole genome cfDNA sequencing based, SNP based and Long read sequencing based; and “PTS Kit” means an in vitro diagnostic or RUO kit or analysis kit-associated software consisting of a pre-packaged set of reagents or code to allow a user to conduct post organ or stem cell transplant surveillance which consists of genomic DNA (also known as chimerism) or donor derived cell free DNA measurements, and for clarity the kit may use without limitation NGS Amplicon based, Hybrid capture based, whole genome cfDNA sequencing based, SNP based, PCR-based and Long read sequencing based.

9.18            No Inconsistent Action. The Seller shall not at any time grant any power of attorney to any person in any way related to or covering any member of the Company Group or in any way contrary and/or inconsistent with this Agreement or any Transaction Document.

9.19           Transition Services Scoping. Within 15 Business Days following the date of this Agreement, the Parties shall use reasonable best efforts to finalize the full scope of the services provided under the Transition Services Agreement, including completion milestones, budget, cap and allocation of resources.

9. 20          Equity Commitment Letters. Immediately upon notice by the Seller to Purchaser, Purchaser shall take all actions necessary to fully enforce its rights under, and exercise all available remedies, under the terms of each of the Equity Commitment Letters to require the Sponsors to comply with their obligations thereunder and fund their respective equity commitments to Purchaser, including causing EB Development SAS to enforce all of its rights to obtain loan funding under the Debt Commitment Letter (as defined in the Equity Commitment Letter between EB Development SAS and Purchaser) and the Facility Agreement (as defined in the Equity Commitment Letter between EB Development SAS and Purchaser).

ARTICLE 10
MISCELLANEOUS

10.1            Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Seller. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2            Notices. All notices, demands and other communications to be given or delivered to Purchaser or Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable international overnight courier or by transmission of electronic mail at the e-mail addresses below with such notices, demands and other communications set in an attached .pdf or similar electronic format:

If to the Seller:

CareDx, Inc.
8000 Marina Blvd

Brisbane, CA 94005

U.S.A.

Attention: John HANNA

e-mail: [***]

and, with respect of the Seller, with an e-mail copy (which shall not constitute notice) to:

Fenwick & West LLP,

Attention: Douglas N. Cogen; Lynda Twomey, Esq.

e-mail: [***]; [***]

If to Purchaser:

Eurobio Scientific S.A.

7 avenue de Scandinavie
ZA de Courtaboeuf
91953 Les Ulis France
Attention: Denis FORTIER

e-mail: [***]

and with an e-mail copy (which shall not constitute notice) to:

Kahn Partners LLP

William P. Kahn, Esq.

e-mail: [***].

10.3            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth in this Agreement may be assigned by any of the Parties to this Agreement, provided, however, that Purchaser may assign any or all of its rights and obligations, or parts thereof, hereunder to one or more of its Affiliates (with notice thereof to be given promptly to the Seller) it being understood that notwithstanding any such assignment, Purchaser shall remain fully obligated with respect to all obligations of Purchaser under this Agreement.

10.4            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5            Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.6            No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of the Seller except that, notwithstanding the foregoing, the Business Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce the provisions of Section 9.6 hereof.

10.7            Complete Agreement. This Agreement and the Transaction Documents contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.8            Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by electronic copy in .pdf format or via a reputable electronic signature platform such as Docusign, all of which taken together shall constitute one and the same instrument.

10.9            Bulk Transfers. Purchaser waives compliance by the Seller and its Affiliates with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Purchased Assets and the consummation of the Transactions.

10.10            Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.11            Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond or any other security in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Seller to cause Purchaser to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that any remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Drop Dead Date, any party hereto brings any Proceeding, in each case, in accordance with this Agreement, to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Drop Dead Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending plus 10 Business Days, or (ii) such time period established by the court presiding over such Proceeding, as the case may be.

10.12            Construction. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, schedule, exhibit, instrument or law, such reference is to such Contract, schedule, exhibit, instrument or law as amended, modified or supplemented, including comparable successor law and references to all attachments thereto and instruments incorporated therein. Any document or item shall be deemed “delivered”, “provided” or “made available” to Purchaser and its Representatives if such document or item is included in the Project Quark electronic data room hosted by Intralinks no later than 11:59 p.m. Pacific time on the date which is one Business Day prior to the date hereof. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the word “will” shall have the same meaning and effect as the word “shall”, (viii) the word “or” shall not be exclusive and (ix) references to “written” or “in writing” include in electronic form. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Pacific time on such day or Business Day, and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific time, and (iv) the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that, if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent. All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP; provided, that to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto. Each of the representations and warranties shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement. The principles of interpretation set forth in this Section 10.12 shall apply equally to all Transaction Documents, unless a Transaction Document provides otherwise by its terms.

10.13            Other Matters. Each Party has participated in the drafting of this Agreement and the documents executed or delivered pursuant to or in connection with this Agreement, all of which each Party acknowledges are the result of extensive negotiations among the Parties. Consequently, this Agreement and the documents executed or delivered pursuant to or in connection with this Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity or term in a document be construed against the drafter.

10.14            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of this Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement or have caused this Purchase Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

CAREDX, INC.

By:	/s/ John Hanna
Name: John HANNA
Title: CEO

EUROBIO SCIENTIFIC S.A.

By:	/s/ Denis Fortier
Name: Denis FORTIER
Title: CEO

Exhibit A

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT
AND BILL OF SALE

(CAREDX, INC. TO CAREDX AB)

This Contribution, Assignment and Assumption Agreement and Bill of Sale (this “Agreement”) is entered into as of [_____], 2026 (the “Effective Date”), by and among CareDx, Inc., a Delaware corporation (“CDI”), and CareDx AB, a corporation duly organized under the laws of Sweden and a direct wholly-owned subsidiary of CDI (the “Company”).

WHEREAS, CDI has entered into that certain Purchase Agreement dated as of April 15, 2026 (the “Purchase Agreement”) with Eurobio Scientific S.A. (“Eurobio”) pursuant to which CDI has agreed to sell all of the outstanding share capital of the Company to Eurobio in connection with the sale by CDI of the Quark Business (as defined in the Purchase Agreement) to Eurobio (the “Transaction”).

WHEREAS, CDI holds certain assets and liabilities related to the Quark Business that CDI proposes to contribute, assign, convey, transfer and deliver to the Company as of immediately prior to the closing of the Transaction.

WHEREAS, CDI desires to contribute, assign, convey, transfer and deliver all of its rights, title and interest in and to the Transferred Assets (as defined below), and to assign and transfer the Assumed Liabilities (as defined below) to the Company, in each case, upon the terms and conditions set forth herein, and the Company desires to accept, acquire and assume such Transferred Assets and Assumed Liabilities (such transaction, the “Contribution”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Contribution of Transferred Assets; Assumption of Assumed Liabilities

1.1            Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning given to such terms in Appendix A hereto.

1.2            Contribution of Transferred Assets. CDI hereby conveys, transfers, assigns and delivers, as a capital contribution to the Company, and the Company hereby accepts, acquires and assumes, all of CDI’s rights, title and interests in and to the following assets (collectively, the “Transferred Assets”), in each case, effective as of immediately prior to the Closing:

(a)            the Quark Products (as listed on Exhibit A attached hereto);

(b)            the Intellectual Property of CDI described on Exhibit B attached hereto;

(c)            subject to the provisions of Section 2.5 of the Purchase Agreement, those Contracts listed, or that are categorically described, on Exhibit C (to the extent that such Contracts are assignable to the Company), as such Contracts may have been renewed or modified following the date of the Purchase Agreement, and any Later-Discovered Contract (collectively, the “Assigned Contracts”);

(d)            the tangible personal property assets listed, or categorically described, on Exhibit D attached hereto;

(e)            all inventory wherever located, including raw materials, work-in-process, finished goods, and packaging materials existing as of the Closing Date that is owned by CDI and exclusively related to any of the Quark Products or otherwise exclusively related to the Quark Business;

(f)            the accounts receivable held by, or in the name of, CDI that are exclusively related to the Quark Business and reflected as current assets in the Final Net Cash/Net Working Capital Statement, if any;

(g)            the prepaid expenses, deposits and other current assets held by, or in the name of, the CDI that are exclusively related to the Quark Business and reflected as current assets in the Final Net Cash/Net Working Capital Statement, if any;

(h)            copies of data, files, documents, books and records that exclusively relate to or have been exclusively used in the operation of the Quark Business during the three year period prior to the Closing and that are owned by CDI and in the possession of CDI or its Affiliates, including customer and supplier lists, invoices and purchase orders, sales and pricing data, supplier records, customer correspondence, product data, manuals, sales and promotional literature, technical information, drawings, specifications and other engineering data and other business records and that, in each case, are material to the continued operation of the Quark Business following the Closing; provided, however, that the Business Records will not include any (i) employee-related or employee benefit-related files or records, employee benefit plans or documents relating to commitments and arrangements with employees of the CDI or its Affiliates, except for personnel files and other employee information for Continuing Employees that are required to be transferred to Eurobio or the Company by applicable Law in connection with the Transaction, (ii) books and records that relate to or include information of third parties that is subject to a confidentiality agreement that is not a Transferred Asset, (iii) corporate records or Tax Returns and other tax records of CDI or any of its Non-Transferred Affiliates, (iv) files, correspondence or other records that relate to any potential sale, transfer or other disposition of the Company Group or any member thereof or the Quark Business or that are subject to attorney-client privilege, work product doctrine or other applicable privilege, or (v) other records the transfer of which by CDI would be prohibited by applicable Law; provided, further, that CDI shall be entitled to retain a copy of any Business Records that CDI in good faith determines that CDI or any of its Non-Transferred Affiliates is reasonably likely to need for legal, Tax, accounting, finance, treasury, human resources, litigation, federal securities disclosure or similar purposes or in connection with Excluded Liabilities, or for performing transition services, or for responding to queries or claims with respect to the conduct of the Quark Business prior to the Closing or the defense of any claims under the terms of the Purchase Agreement, this Agreement or any other Transaction Document; and provided, further, that it is acknowledged, agreed and understood by the Company that the Business Records will be transferred by CDI only to the extent that such Business Records exist as of immediately prior to the Closing and can be readily located and delivered through reasonable efforts on the part of CDI;

(i)            all rights of CDI under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment and all rights and claims under transferable warranties, including recoveries by settlement, judgment or otherwise in connection therewith, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement and any patent or trademark opposition proceedings, in each case, exclusively relating to the Transferred Assets or the Assumed Liabilities;

(j)            to the extent transferable, those Government Licenses held by CDI and exclusively related to the conduct of the Quark Business; and

(k)            the goodwill of the Quark Business held by CDI.

For the avoidance of doubt, all Excluded Assets shall be retained by CDI or the Non-Transferred Affiliates, as applicable, and are not being contributed to or acquired by the Company hereunder.

1.3      Assumed Liabilities. Effective as of immediately prior to the Closing, the Company shall accept, assume, pay, perform, fulfill and discharge when due any and all Liabilities of CDI and its Affiliates (including the Company Group) to the extent arising out of or relating to or incurred in connection with the conduct of the Quark Business and/or the ownership, use, operation, manufacture and commercial exploitation of the Transferred Assets, regardless of when or where such Liabilities arose or arise, occur or exist, or whether the facts on which they are based occurred prior to or subsequent to the Closing, or where or against whom such Liabilities are asserted or determined, or whether asserted or determined prior to or after the Agreement Date or the Closing, including but not limited to the following:

(a)            any and all Liabilities arising under or related to or with respect to the Assigned Contracts;

(b)            any and all Liabilities arising under or relating to or with respect to any Transferred Asset;

(c)            any and all Liabilities reflected in the Final Net Cash/Net Working Capital Statement;

(d)            any and all Liabilities under or relating to or with respect to outstanding or unfulfilled purchase orders, statements of work, work orders, procurement orders or other payables that exclusively relate to the Quark Products or the Quark Business;

(d)            any and all Liabilities for infringement or alleged infringement of any third party Intellectual Property Rights to the extent related to the conduct of the Quark Business or the use, development, making, having made, offering for sale, selling, importing, maintaining, supporting, or otherwise exploiting any of the Quark Products or any of the Transferred Assets (including any such Liabilities arising under any indemnity obligations in Assigned Contracts);

(e)            any and all Liabilities of CDI and its Affiliates, in respect of the Quark Products, at any time, for refunds, rebates, credits, adjustments, allowances, exchanges, recalls, returns, or warranty, merchantability or other similar claims, or royalties or other fees payable to third parties with respect thereto;

(f)            any and all Liabilities arising with respect to any Proceeding or other claim to the extent that such Liability relates to any of the Quark Products or the Transferred Assets or the conduct of the Quark Business (including any pending trademark opposition proceeding or administrative proceeding as of the Closing Date with respect to Trademarks that are transferred to the Company hereunder) but excluding, for the avoidance of doubt, the Natera Litigation to the extent it relates to the conduct of the Quark Business by CDI prior to the Closing Date;

(g)            any and all Liabilities with respect to any employees of the Quark Business that are required to be assumed by the Company or any of its Affiliates under applicable Law, including all Liabilities related to or arising out of the transfer of any Quark Employees to the Company or any of its Affiliates under the provisions of, or the failure of the Company or any of its Affiliates to comply with, any applicable Transfer Regulations;

(h)            the Post-Closing Severance Benefits;

(i)            the Transferred Leave; and

(j)            all other Liabilities assumed or agreed to be performed by the Company under the terms of this Agreement, the Purchase Agreement or any other Transaction Document.

Except for the Assumed Liabilities and except as otherwise set forth in the Purchase Agreement, the Company shall not assume, pay, perform or discharge or otherwise have any obligation or liability for, any Liabilities of CDI (whether now existing or hereafter arising), and CDI shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all such Liabilities of CDI.

1.4            Restricted Assets. To the extent that a Transferred Asset constitutes a Restricted Asset or a Restricted Split Interest under the Purchase Agreement, the assignment and transfer of such Transferred Asset from CDI to the Company hereunder shall be subject to the provisions of Section 2.5 of the Purchase Agreement.

2.            Indemnification. From and after the Closing, the Company and its Affiliates shall indemnify, defend and hold harmless CDI and the other Seller Indemnitees from and against any and all Losses paid, incurred or suffered by any such Seller Indemnitee to the extent arising out of, or resulting from or in connection with the Transferred Assets or the Assumed Liabilities.

3.            Conflicts with the Purchase Agreement

This Agreement is entered into in connection with, and forms part of, the transactions contemplated by the Purchase Agreement. This Agreement is intended to be read and construed in conjunction with the Purchase Agreement, and the rights and obligations of the parties hereunder are subject in all respects to the terms and conditions of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control and prevail. Without limiting the generality of the foregoing, (a) any defined term used in this Agreement that is also defined in the Purchase Agreement shall have the meaning ascribed to it in the Purchase Agreement, unless such term is expressly given a different or more specific definition in this Agreement (including in Appendix A hereto), in which case the definition set forth in this Agreement shall apply for purposes hereof, and (b) any limitation on, or exception to, the assignment or transfer of assets or assumption of liabilities set forth in the Purchase Agreement shall apply with equal force to the Contribution effected hereunder. This Agreement is intended to give effect to the pre-Closing step pursuant to which certain Transferred Assets (other than the Shares) and Assumed Liabilities are contributed by CDI to the Company immediately prior to the Closing, as contemplated by Section 2.1 of the Purchase Agreement.

4.            Miscellaneous

4.1            Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any dispute, claim or controversy related to or arising out of the subject matter of this Agreement shall be resolved through the procedures set forth in Section 9.16 of the Purchase Agreement.

4.2            Entire Agreement. This Agreement, any terms expressly incorporated into this Agreement, the Purchase Agreement, and the schedules and exhibits to this Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control as set forth in Section 2 hereof. In the event of any inconsistency between any statement in the body of this Agreement and those in the exhibits or schedules hereto, the statements in the body of this Agreement will control.

4.3            Interpretation.

(a)            The words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular article, section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation.” Any reference to any Law will be deemed also to refer to such Law and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part. Any reference to an article, section, or Exhibit is to the articles, sections or Exhibits, if any, of and to this Agreement unless otherwise specified.

(b)            A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(c)            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)            The parties hereto are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.4            Further Assurances. Each of the parties will cooperate with each other and use its commercially reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Contribution, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the Contribution; provided that all such actions are in accordance with applicable Law.

4.5            Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by each of the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

4.6            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth in this Agreement may be assigned by any party to this Agreement without the prior written consent of the other party.

4.7            Transfer Taxes. The Company shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the Contribution. The Company shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes and timely pay such Transfer Taxes when they become due. The Company shall timely reimburse CDI for any payments of Transfer Taxes made by CDI with respect to the Contribution within ten (10) business days after CDI submits written documentation to the Company establishing that it made a payment of any such Transfer Taxes. Each of the parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate with each other and take any action reasonably requested which does not cause them to incur any unreasonable cost or inconvenience in order to minimize such Transfer Taxes.

4.8            Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond or any other security in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that any remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereunder and without such right, none of the parties hereto would have entered into this Agreement.

4.9            No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement except that, notwithstanding the foregoing, the Seller Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and directly enforce the provisions of Section 1.5 hereof.

4.10            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.11            Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by electronic copy in .pdf format or via a reputable electronic signature platform such as Docusign, all of which taken together shall constitute one and the same instrument.

4.12            Bulk Transfers. The Company waives compliance by CDI and its Affiliates with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Transferred Assets and the Assumed Liabilities and the consummation of the Contribution.

4.13            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[End of text. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CareDx, Inc.

By:
Name:
Title:

CareDx AB

By:
Name:
Title:

[Signature Page to Contribution Agreement]

Appendix A

Definitions

Reference is made to Section 1.1 of the Agreement.

Exhibit A

Quark Products

Alloseq Tx, Alloseq HCT, Alloseq cfDNA, QTYPE, Olerup SSP, Olerup SBT and those laboratory products under development by the Seller and/or its Affiliates listed in Section 5.12(a) of the Owned Intellectual Property Schedule of the Agreement that exclusively relate to the foregoing laboratory products.

Exhibit B
Intellectual Property

•	Intellectual Property Rights owned by Seller as of Closing Date in and to Owned Quark Software.

•	Intellectual Property Rights owned by Seller as of Closing Date exclusively relating to Quark Products.

•	Patents:

Application Number	Publication Number	Title	Assignee	Status
AU2019904119	AU2019904119P0	Sequencing Method	CareDx, Inc.	Expired
PCT/IB2020/060191	WO2021084486A1	Method for identifying transplant donors for a transplant recipient	CareDx, Inc.	Expired
AU2020373281	AU2020373281A1	Method for identifying transplant donors for a transplant recipient	CareDx, Inc.	Pending
EP20882219	EP4051808A1	Method for identifying transplant donors for a transplant recipient	CareDx, Inc.	Pending
US17/773,031	US20220392568A1	Method for identifying transplant donors for a transplant recipient	CareDx, Inc.	Pending

•	Trademarks:

Mark	Country	Appl. No. Filing Date	Reg. No. Reg. Date	Owner
OLERUP (Cl. 1)	European Community	018143791 10/28/2019	018143791 05/22/2020	CareDx, Inc.
OLERUP (Cl. 1)	United Kingdom	018143791 10/28/2019	00918143791 5/22/2020	CareDx, Inc.

Exhibit C
Assigned Contracts

1.	License and Commercialization Agreement between CareDx, Inc. and Illumina dated May 4, 2018, as amended by First Amendment dated June 3, 2021, Second Amendment, June 3, 2021, Third Amendment dated June 3, 2021, and Fourth Amendment dated January 1, 2026.

2.	IVD Services Unit Commercial Offer between CareDx, Inc. and Veracyte SAS dated August 31, 2022, together with attached Terms and Conditions.

3.	Proposal between CareDx, Inc. and Argonaut Manufacturing Services dated February 17, 2023, together with related Purchase Order.

Exhibit D
Tangible Assets

None.

Exhibit B

DATA RIGHTS AGREEMENT

THIS DATA RIGHTS AGREEMENT (this “Agreement”) dated as of _______________, 2026 (the “Effective Date”), is entered into between Eurobio Scientific SA (“Eurobio”) and CareDx, Inc. (“CareDx”). The parties hereby agree as follows:

1.	Referenced Data.

The parties entered into that certain Purchase Agreement (the “SPA”) on April 15, 2026 pursuant to which CareDx sold certain assets to Eurobio, including the Quark Products (as defined in the SPA), the closing of which occurred on the Effective Date. If, during the term of this Agreement, CareDx funds and publishes data and clinical evidence results that would be useful for Eurobio to reference in connection with its marketing and commercialization of Quark Products (including Paris PITOR institute data, to the extent CareDx has the right to grant the following license), then CareDx hereby grants to Eurobio and its affiliates (the “Eurobio Companies”) an irrevocable, perpetual, worldwide, royalty-free, non-exclusive right and license to use, copy, distribute, perform, develop and display any such clinical evidence and data relating to the Quark Products, whether in connection with its marketing, research and development, product development and improvement, software and AI algorithm training and development, commercialization or regulatory compliance of or relating to the Quark Products (the “Referenced Data”). The Eurobio Companies shall not use the Referenced Data for any other purpose, and neither party shall use the Referenced Data that would including disparaging any product or service of the other party. In any publication, presentation or other disclosure of the Referenced Data, the Eurobio Companies shall provide customary attribution to CareDx as the source of the Referenced Data. For clarity, CareDx is not obligated to modify the Referenced Data for Eurobio Companies or to generate (or work with Eurobio Companies to generate) any marketing materials for Eurobio Companies. For clarity, the Referenced Data shall not include any data or clinical evidence arising from (a) AlloSure Plus products (otherwise known as idd-cfDNA), (b) CareDx’s donor-derived cell-free DNA count products, which are also known as “absolute quantification” products of cell-free DNA or (c) any other future CareDx products developed after the Effective Date. For the avoidance of doubt, for purposes of marketing materials, product development and commercialization continuity of the Quark products, any data published or allowed for use under the terms of this Agreement before the termination, can be continued to be used for the allowed purposes in this Section 1 after the Term has ended.

2.            NO REPRESENTATIONS OR WARRANTIES.

THE REFERENCED DATA IS PROVIDED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND, AND CAREDX MAKES NO REPRESETNATIONS OR WARRANTIES, EXPRESS OR IMPLIED. NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES, LOST DATA, INTERRUPTION OF BUSINESS, OR ANY OTHER SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY, OR OTHERWISE. THE PROVISIONS OF THIS SECTION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. CAREDX’S MAXIMUM LIABILITY UNDER THIS AGREEMENT IS LIMITED TO $100.

1

3.	Term and Termination.

The term of this Agreement (the “Term”) shall commence on the effective date and continue thereafter for a period of five (5) years unless terminated pursuant to the following. CareDx may terminate this Agreement and the licenses granted hereunder if any Eurobio Company materially breaches its obligations under Section 1.

4.	Indemnification.

Eurobio agrees to defend, indemnify and hold harmless CareDx, its affiliates or related entities, and their respective principals, shareholders, members, partners, officers, directors, employees, representatives and agents (the “CareDx Indemnitees”), from and against any and all damages, claims, losses, demands, costs, expenses (including reasonable attorneys, fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, which any one of the CareDx Indemnitees may suffer or incur in each case to the extent arising directly or indirectly out of or in connection with any claim, action, or proceeding made or brought against such CareDx Indemnitee by a third party which arises from the use of the Referenced Data by Eurobio or Eurobio’s negligence or willful misconduct. This Section shall survive any expiration or termination of this Agreement.

5.	General.

No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties. In the event that any provision or provisions of this Agreement shall be held to be unenforceable, the parties shall renegotiate those provisions in good faith to be valid, enforceable substitute provisions which provisions shall reflect as closely as possible the intent of the original provisions of this Agreement. Eurobio may not assign this Agreement without the express prior written consent of CareDx, except for an assignment in connection with a merger, acquisition, asset sale or other change of control. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles thereof. The waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder shall not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right. This Agreement shall not be deemed to give any right or remedy to any third party unless that right or remedy is specifically agreed upon by both parties in writing to that third party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, effective as of the Effective Date.

CareDx, Inc.	Eurobio Scientific S.A.

By:	By:

Name:	Name:

Title:	Title:

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Exhibit C

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) dated as of _______________, 2026 (the “Effective Date”), is entered into between Eurobio Scientific SA (“Eurobio”) and CareDx, Inc. (“CareDx”).

WHEREAS, the parties hereto have entered into that certain Purchase Agreement dated as of April 15, 2026 (the “Purchase Agreement”), whereby CareDx has transferred ownership of the Legacy Products (as defined in Section 1.4) together with all associated intellectual property to Eurobio together with all rights and obligations under that certain License and Commercialization Agreement between CareDx and Illumina, Inc. dated May 4, 2018 as amended (“Illumina” and the “Illumina Agreement”);

NOW THEREFORE, the parties hereby agree as follows:

1.            APPOINTMENT AND SCOPE

1.1            Appointment. Eurobio hereby appoints CareDx as its perpetual, exclusive distributor of the products described in Exhibit A (the “Products”) in the United States (and its territories and possessions), Canada and Mexico (collectively, the “Territory”). CareDx hereby accepts such appointment. In addition, Eurobio hereby grants to CareDx an exclusive, perpetual license to sell, offer for sale and import the Products in the Territory. In the case Eurobio sells, transfers or assigns its rights in and to any of the Products (including in the case of an acquisition of Eurobio as a company), the foregoing appointment and license grant shall run with the Products and Eurobio shall ensure that the acquirer agrees to honor this appointment and license grant; provided, that, in the event of any sale, transfer or assignment, the scope of the licenses and distribution rights under this Agreement shall be limited to those Products of Eurobio and its Affiliates that are existing immediately prior to the consummation of such sale, transfer or assignment and shall not extend to the other products and services of the acquiring entity.

1.2            Exclusivity. For the purposes of Section 1.1 above, the term “exclusive” means that (a) Eurobio undertakes to not, directly or indirectly, grant, or consent to grant, any rights to make, use, sell, offer for sale or import the Products in the Territory, (b) Eurobio will not market, promote, sell or offer for sale the Product to any third party within the Territory, or located outside the Territory but with rights to re-sell within the Territory, and (c) Eurobio or its Affiliates will not themselves, and will not allow or knowingly tolerate any third party to, promote, market, sell, offer for sale or import the Product in the Territory. In particular, Eurobio will neither solicit nor have solicited customers for the Products in the Territory, conduct marketing activity in the Territory for the Products nor allow any third party to do so. As used herein “Affiliates” means, with respect to an entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity; where an entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting equity interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

1.3            Limited Exceptions to Exclusivity.

(a)            Notwithstanding the exclusivity under Section 1.1 above, Eurobio or any of its Affiliates may continue to sell to Eurobio Existing Customers (as defined below) Products that Eurobio had previously sold to such Eurobio Existing Customers prior to the Effective Date; provided that for the avoidance of doubt, Eurobio and its Affiliates shall not have the right to sell the CareDx AlloSeq HCT or AlloSeq cfDNA products to any customer located in the Territory other than to the CareDx Existing Customers as provided for in Section 1.3(b) below.

(b)            Eurobio or any of its Affiliates will have the exclusive right, in the Territory, to sell the CareDx AlloSeq HCT chimerism and AlloSeq cfDNA products, as it exists as of the Effective Date, solely to the CareDx Existing Customers for thirty-six (36) months after the Effective Date, subject to extension of such term as approved in writing by CareDx in its sole discretion.

(c)            As used herein, the “CareDx Existing Customers” means those CareDx customers located in the Territory that exist as of the Effective Date and are set forth on Exhibit B, provided that CareDx may add to such customer list by providing written notice to Eurobio; and the “Eurobio Existing Customers” means those Eurobio customers located in the Territory that exist as of the Effective Date and are set forth on Exhibit C.

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1.4            Research Institutions.

(a)            Eurobio acknowledges that prior to the Effective Date, CareDx has been supplying AlloSeq cfDNA and AlloSeq HCT (“Legacy Products”) to those academic and research institutions listed on Exhibit D (the “Research Institutions”) for the conduct of research programs. Some of the Research Institutions are located outside of the Territory. Notwithstanding the foregoing in Sections 1.1 - 1.3, CareDx shall have the right to continue to provide the Legacy Products to the Research Institutions to continue to conduct such research programs, and the pricing for such Legacy Products shall be Eurobio’s fully burdened cost to manufacture the Products, with no mark up (i.e. the ‘at cost’ pricing). CareDx shall only sell to the Research Institutions for purposes of conduct such research programs, and shall contractually prohibit use by Research Institutions for other purposes, but CareDx shall not be liable if the Research Institutions use the Products outside of such research programs. CareDx will provide Eurobio with access to all data and research results related to all Legacy Products, to the extent the Research Institutions have provided such data and research to CareDx.

1.5            Compliance with Terms of Illumina Agreement. CareDx hereby acknowledges that it has received, reviewed and is in possession of the Illumina Agreement, including, without limitation, those provisions relating to Illumina Intellectual Property, Confidential Information, anti-bribery, anti-corruption, ethics and compliance. To the extent that they may be applicable, CareDx agrees to comply with, and to cause its representatives to comply with, all applicable terms and conditions of the Illumina Agreement as if CareDx were a direct party thereto, to the extent applicable to CareDx’s performance hereunder. In the event of any conflict, inconsistency or gap between the terms of this Agreement and the Illumina Agreement, the terms that are more protective of the rights or interests of Illumina shall govern and control with respect to the applicable subject matter.

2.	COVENANTS AND WARRANTIES.

2.1            Registrations. In the case any governmental registrations, licenses, permits or approvals (collectively, “Registrations”) are required for the sale of the Products in the Territory, then Eurobio shall reasonably cooperate with CareDx in connection with obtaining the Registrations and vice versa. At the request of Eurobio, CareDx shall register the Products or any component of any Product in the Territory in the name of Eurobio. To the extent of any such request, if CareDx is prohibited by applicable law from registering Products in the name of Eurobio and is required to identify itself to regulatory agencies as a distributor of Products, it may do so, identifying Product registered, but it may not identify itself as the sponsor or manufacturer of the Product. Costs of registration shall be borne by CareDx, which shall include registration renewal, and any other associated costs. In the event applicable law requires that Product registration be in the name of CareDx, CareDx hereby agrees to transfer the Product Registration to any other person or company named by Eurobio or, cancel the Product Registration when the transfer is not allowed by law, as may be requested by Eurobio at any time in its sole discretion. CareDx shall maintain all appropriate administrative licenses and approvals to conduct its distribution activity in each country of the Territory.

2.2            Compliance with Laws. Each party shall comply with all governmental laws, regulations, and orders that may be applicable to its conduct under this Agreement, including, without limitation, any laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory.

2.3            Product Recalls. CareDx shall immediately inform Eurobio in writing in the event of any customer complaints with respect to the Products. With respect to those Products that CareDx has sold to a customer, CareDx shall promptly implement any product recall issued by Eurobio, at Eurobio’s expense. CareDx shall maintain an accurate and up-to date product and customer database which shall be sufficient to enable CareDx, if Eurobio so instructs, promptly to recall all units of any specific lot number of any Products.

3.	TERMS AND CONDITIONS OF SALE.

3.1            Purchase Orders. With respect to those Products that CareDx will be selling to its customers, CareDx shall make all purchases of Products hereunder by submitting firm purchase orders to Eurobio. Eurobio shall accept all purchase orders that are made with the applicable lead time set forth in Section 3.2. CareDx will order the Products in the manner specified by Eurobio. All purchase orders for Products received by Eurobio from CareDx are subject to acceptance by Eurobio at Eurobio's registered office, which acceptance will not be unreasonably withheld. Subsequent deliveries are dependent on the timely receipt of payment of the former deliveries.

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3.2            Shipping. Unless Eurobio otherwise expressly agrees in writing, the lead time for shipping shall be not less than thirty (30) days after the date of CareDx’s applicable purchase order. Risk of loss shall pass to CareDx upon delivery by Eurobio to the carrier (as CareDx has directed in the purchase order). All prices are understood to be Ex Works (EXW, Incoterms 2020). Risk of loss or damage to any consignment of the Products shall pass to CareDx at the time of the making available of the consignment for pick-up according to EXW (Incoterms 2020). CareDx shall be responsible to pay all carrier costs, shipping and handling charges, insurance charges, and all customs duties, taxes and any other charges levied by any governmental body in connection with shipping of the Products to CareDx customers. CareDx acknowledges they have declined to provide non-binding purchase forecasts to Eurobio, and that therefore as a normal course of business, requested order quantities from Eurobio may not available in the time frame needed by CareDx.

3.3            Products Returns. CareDx shall ensure that, while the Product is in CareDx possession, storage and transport conditions comply with requirements provided by Eurobio. If a Product fails to conform to the Product Warranty, CareDx may return such nonconforming Product to Eurobio, at Eurobio’s expense. Eurobio shall replace the returned Product as soon as reasonably practicable. Such replacement Product shall be at no additional cost to CareDx if CareDx had previously paid Eurobio for the returned Product. The foregoing is the exclusive remedy with respect to nonconforming Product, provided, that, Eurobio, may, at its option refund the price paid subject to return of nonconforming Product.

3.4            Eurobio Delegation. Eurobio shall be entitled to perform its rights and obligations under this Agreement through Affiliates. In each case, Eurobio will keep CareDx duly informed of any such delegation.

4.	PRICE AND PAYMENT.

4.1            Price. Prices payable by CareDx for the Products shall be in USD at the prices set forth in Exhibit A. Exhibit A includes the standard pricing and the ‘at cost’ pricing for Products to be supplied by CareDx to the Research Institutions in accordance with Section 1.4. Eurobio may change its sales prices to CareDx at any time after 36 months. Such changes will be communicated at least ninety (90) days in advance.

CareDx is free to fix its resale prices.

4.2            Payment Terms. Eurobio shall submit an invoice to CareDx at the time of shipment of the applicable Product. All invoices will be sent to the address specified in this Agreement or otherwise designated by the relevant party. Invoices will state the aggregate and unit price for Product in a given delivery. Invoices will be due and payable within thirty (30) days of the date of such invoice. Eurobio will forward each invoice to the email address stipulated by CareDx and not date any invoice earlier than the date such invoice is so forwarded to CareDx to ensure that CareDx has a full thirty (30) days to process payment. If any portion of an invoice is disputed, then CareDx shall pay Eurobio the undisputed amounts and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Disputed amounts are due and payable within five (5) days of the date of resolution of such dispute. If CareDx at any time should fail to make payment in full on the due date for such payment, Eurobio will be entitled to claim interest on the sum overdue until payment is made at one percent (1.0%) per month. Upon delay in payment, Eurobio may, without prejudice to the other rights it may have, suspend its supply of Products until the delay in payments is cured in fully by CareDx.

4.3            Taxes. With respect to those Products that CareDx will be selling to its customers, CareDx shall pay all sales, use and transfer taxes and other charges arising out of the purchase and sale of the Products, including any state and local personal property taxes and all inspection fees and duties, applicable to the sale and transport of the Products by CareDx in the Territory which are applicable thereto.

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5.	WARRANTIES AND DISCLAIMERS.

5.1            Warranty. Eurobio warrants that the Products, when delivered to CareDx, will: (i) conform with Eurobio’s published specifications for such Products; and (ii) have a remaining shelf life of at least six (6) months (the “Product Warranty”, and such period, the “Warranty Period”). Warranty claims from CareDx’s customers will be handled by CareDx.

5.2            DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS ARE PROVIDED “AS IS” AND “AS AVAILABLE,” AND EUROBIO HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, QUALITY, ACCURACY, OR ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. EUROBIO DOES NOT WARRANT THAT THE PRODUCTS WILL MEET CAREDX’S OR ANY END USER’S REQUIREMENTS, THAT THE OPERATION OR USE OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY DEFECTS WILL BE CORRECTED. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EUROBIO SHALL HAVE NO LIABILITY FOR ANY BREACH OF WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

5.3            Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFITS, LOST SALES, LOST REVENUE OR LOSS OF USE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCTS LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF OR IS AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT OF A BREACH OF SECTION 1.1 AND/OR SECTION 1.2, EUROBIO’S TOTAL CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PRODUCTS SHALL NOT EXCEED 100% OF THE AMOUNTS PAID BY CAREDX TO EUROBIO DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CERTAIN WARRANTIES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR PERSONAL INJURY CAUSED BY GROSS NEGLIGENCE, FRAUD, OR OTHER LIABILITY THAT CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW. ACCORDINGLY, CERTAIN OF THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

6.	CONFIDENTIALITY.

6.1            Confidentiality Obligations. During the term of this Agreement each party (the “Recipient”) shall maintain in confidence all information disclosed by the other party (the “Discloser”) under this Agreement (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those of its directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Recipient shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Recipient shall notify Discloser promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.2            Confidentiality Exceptions. The obligations of Recipient under Section 6.1 shall not apply to any information with respect to which Recipient is able to demonstrate by written evidence that such information (a) was publicly known prior to the disclosure of such information to Recipient; (b) became publicly known, without fault on the part of Recipient, subsequent to disclosure by Discloser of such information to Recipient; (c) was otherwise known by Recipient prior to communication by Discloser to Recipient of such information (except that non-public information known by CareDx due to its prior ownership of the Legacy Products and/or the business related to the Legacy Products is and shall remain Eurobio Confidential Information); (d) was received by Recipient at any time from a source other than Discloser lawfully having the right to disclose such information (except that non-public information known by CareDx due to its prior ownership of the Legacy Products and/or the business related to the Legacy Products is and shall remain Eurobio Confidential Information); or (e) was independently developed without the use of the Discloser’s Confidential Information (except that non-public information known by CareDx due to its prior ownership of the Legacy Products and/or the business related to the Legacy Products (as defined in Section 1.4 above) is and shall remain Eurobio Confidential Information).

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6.3            Permitted Disclosures. The confidentiality obligations contained in Section 6.1 above shall not apply to the extent that Recipient is required to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that Recipient shall provide written notice thereof to Discloser and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

7.	INDEMNIFICATION.

7.1            Indemnity. Each party (the “Indemnitor”) shall defend, indemnify and hold the other party (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions and other proceedings by any third party to the extent resulting from (a) any breach of this Agreement by the Indemnitor, or (b) any violation by the Indemnitor (or any of its employees or agents) of, or failure to adhere to, any applicable law, regulation or order in any country; provided that no indemnity is offered with respect to infringement by any of the Products of any third party intellectual property.

7.2            Indemnity Procedure. In the event the Indemnitee seeks indemnification hereunder, it shall inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnitor to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnitor) in the defense of the claim. The indemnity obligations under this Section 7 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

8.            TERM. The term of this Agreement shall commence on the Effective Date and shall continue in perpetuity.

9.            Product Discontinuation / Obsolescence. Eurobio and its Affiliates reserve the right, in their sole discretion, to discontinue, modify, or render obsolete any Product at any time. Eurobio and its Affiliates shall provide CareDx with 12 months’ prior written notice of any planned discontinuation or material modification of a Product; provided, however, that Eurobio and its Affiliates shall have no liability for failure to provide such notice where discontinuation or modification is necessitated by circumstances beyond Eurobio and its Affiliates’ reasonable control, including without limitation supply chain constraints, regulatory requirements, or changes in technology. Following such notice, Eurobio and its Affiliates shall offer CareDx a reasonable last-time-buy opportunity, subject to then-current pricing, availability, and Eurobio and its Affiliates’ acceptance of CareDx’s purchase orders. Except as expressly set forth herein, Eurobio and its Affiliates shall have no obligation to continue to manufacture, supply, or support any discontinued or obsolete Product, and shall not be liable for any damages, losses, or expenses arising from such discontinuation or obsolescence.

10.            ILLUMINA LICENSING. CareDx acknowledges that, as of the Effective Date, the CareDx AlloSeq HCT and AlloSeq cfDNA products (the “Illumina Licensed Products”) are manufactured under the Illumina Agreement and that, in the event of termination of the Illumina Agreement, Eurobio would be unable manufacture such products. As such, any such termination or suspension of rights with Illumina shall remove such products as Products (for so long as such termination or suspension continues), provided that any replacement products (other than Products acquired from third parties) that fall within the Product definition will be included under this Agreement.

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11.            INTELLECTUAL PROPERTY; MARKETING.

11.1            All intellectual property rights in or relating to the Products other than Trademarks related to Legacy Products (“Legacy Product Trademarks”) are and will remain the property of Eurobio, and all right, title interest and or goodwill in and to trademarks (other than the Legacy Product Trademarks) relating to the Products as provided by Eurobio from time to time (the “Trademarks”) arising from the use thereof by CareDx will inure solely to the benefit of Eurobio. Other than CareDx’s limited right to use the Trademarks as set out in this Section, nothing in this Agreement will be construed as a grant, assignment or transfer of any intellectual property rights with respect to the Products or any of the intellectual property rights therein or relating thereto. CareDx expressly undertakes not to reverse engineer, modify, disassemble, recreate or generate any of the Products or part thereof. Products will always be marketed under their original Trademarks and in the original packages. The original Trademarks will always appear in all advertising and promotional material in a significant place and with a significant size. CareDx may not, in its marketing, sales or other activities present the Products in a manner which is misleading or deceiving about their origin. Such restrictions include, but are not limited to making it sufficiently clear that the Products are manufactured by Eurobio. CareDx will not remove or change any trademark, trade name, sign or other mark on any Product or its packaging or labeling or make any alterations in the labeling, packaging, structure, contents or design of any Product without having received the prior written approval of Eurobio. If CareDx becomes aware of any product or system or of any other action that may infringe or misappropriate the intellectual property rights relating to the Products or the Trademarks, it will promptly notify Eurobio in writing. CareDx will not use, or authorize or assist any other person to use any of the Trademarks except strictly as permitted by this Agreement. Further, CareDx has no right to use or register any Trademark, Product name or trade name including domain names which are or may be confusingly similar to the Trademarks. This Agreement grants CareDx no rights to use trademarks that are not related to the Products. Eurobio does not give any representations regarding the intellectual property rights related to the Products, including that the marketing, distribution, sale and use of the Products and or the Trademarks in the territory do not infringe any third party intellectual property rights. CareDx will provide Eurobio with such reasonable assistance that Eurobio may require pursuant to this section.

12.	GENERAL PROVISIONS.

12.1            Force Majeure. Eurobio shall not be liable for any failure or delay in the performance of its obligations under this Agreement (other than payment obligations) to the extent such failure or delay is caused, directly or indirectly, by events or circumstances beyond Eurobio’s reasonable control, including, without limitation, events set forth in Section 10, acts of God, natural disasters, fire, flood, earthquake, epidemic or pandemic, war, terrorism, civil unrest, labor disputes or shortages, failures or delays of suppliers or subcontractors, transportation interruptions, shortages of raw materials or components, power or utility outages, governmental actions, laws, regulations or orders, or any other similar events (“Force Majeure Event”). Eurobio’s obligations shall be suspended for the duration of the Force Majeure Event, and Eurobio shall have the right to allocate its available supply of Products among its customers in its sole discretion. Eurobio shall use commercially reasonable efforts to mitigate the effects of the Force Majeure Event and resume performance as soon as practicable. In no event shall Eurobio be required to obtain substitute goods or services from third parties or incur commercially unreasonable costs to overcome a Force Majeure Event.

12.2            Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

12.3            Language. The English language version of this Agreement shall govern and control any translations of this Agreement into any other language.

12.4            Assignment. Neither this Agreement nor any right or obligation hereunder may be subcontracted, delegated, assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise) by a party, without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. Subject to the limitation of supply obligation and distribution rights to set forth in Section 1.1 above, any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 9.3 shall be void.

12.5            Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the distribution rights set forth herein. All express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

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12.6            Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.7            Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party, without the prior consent of the other party to do so.

12.8            Waiver. Тhe failure of a party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of such party to request strict performance of the same or like provisions or any other provisions hereof, at a later time.

12.9            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10            Severability. In the event that any one or more provisions contained herein shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties agree to replace such invalid, illegal or unenforceable term or provision with an enforceable and valid arrangement that, in its economic effect, shall be as close as possible to the invalid, illegal or unenforceable term or provision.

IN WITNESS WHEREOF, Eurobio and CareDx have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

EUROBIO SCIENTIFIC S.A.	CAREDX, INC.

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT A

PRODUCTS AND PRICING

The “Products” shall mean all NGS and PCR technology-based post-transplant monitoring assays for solid organ or stem cell transplants that is manufactured by Eurobio or any of its Affiliates during the term of this Agreement, including any NGS and PCR technology-based chimerism or donor-derived cfDNA monitoring products, including without limitation the products listed below. Notwithstanding the foregoing, for the avoidance of doubt, “Products” do not include assays in any field unrelated to post-transplant monitoring for solid organ or stem cell transplants, such as infectious disease, immunology, ABO or Donor Specific Antibodies.

The following is a list of the Products and pricing (both standard pricing and the ‘at cost’ pricing for supplying to the Research Institutions). The parties shall update this list from time to time to add any new Products that Eurobio or its Affiliates acquires through merger, equity or asset purchase during the term of this Agreement, including reconfigurations of existing Products.

Commercial Price

Product Name	Item	Global current “published” List Price (EUR)	Discount to List	Subject to Illumina Agreement?
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

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EXHIBIT B

CAREDX EXISTING CUSTOMERS

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EXHIBIT C

EUROBIO EXISTING CUSTOMERS

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EXHIBIT D

RESEARCH INSTITUTIONS

[***]

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Exhibit D

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of [_______], 2026 (the “Effective Date”) by and between CareDx, Inc., a Delaware corporation (hereinafter “LICENSOR”), and ____________, a _______________ corporation (hereinafter “LICENSEE”).

RECITALS

WHEREAS, the parties hereto have entered into that certain Purchase Agreement, dated as of April 15, 2026 (the “Purchase Agreement”); and

WHEREAS, in connection with the Purchase Agreement and associated agreements (the “Transaction Documents”), LICENSOR is willing to license and allow LICENSEE to use the Trademark on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants hereinafter set forth, the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Certain Definitions. The following terms used in this Agreement shall have the following meanings (whether used in the singular or the plural):

(a)            “Advertising Materials” means all advertising, packaging and associated product inserts and materials, promotional, sales and other materials containing one or more Trademark, including, without limitation, LICENSEE’s and its Affiliates and sublicensee’s website content that makes any use of or reference thereto.

(b)            “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” when used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a majority thereof, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(c)            “Licensed Product” means the products distributed and sold in connection with the Trademark identified in Exhibit A. Exhibit A shall be deemed amended from time to time to include any new jurisdictions under Section 7(a).

(a)            “North America” means the United States, Canada and Mexico, and all territories and possessions of the foregoing.

(b)            “Product Packaging” means packaging and associated product inserts and materials for Licensed Products as used immediately prior to the Closing.

(c)            “Representatives” means, with respect to any entity, all officers, directors, employees, contractors, attorneys, agents and advisors of such entity.

(d)            “Specifications” means the written technical specifications to which each Licensed Product must conform, as set forth in Exhibit B.

(e)            “Territory” means worldwide.

(f)            “Trademark” means (a) each and every trademark identified on Exhibit A hereto owned by LICENSOR and (b) the CAREDX Mark.

Except as set forth, any capitalized terms used, but not defined herein shall have the meaning given to such terms in the Purchase Agreement.

2.            Licenses.

a.	License for ALLOSEQ. Subject to the terms and conditions contained in this Agreement, LICENSOR hereby grants to LICENSEE during the Term a, sublicenseable through multiple tiers (including, without limitation, manufacturing and distribution) without Licensor consent (subject to Section 13 below), non-assignable and non-transferable (except as set forth Section 14), fully paid-up, royalty-free, license to use the Trademarks other than the CAREDX Mark in connection with the import, export, manufacture, distribution, marketing, and sale of Licensed Product within the Territory. All other rights in and to the Trademark are explicitly reserved and retained by LICENSOR. LICENSEE shall not have the right to sublicense any of the rights granted to it under this Agreement, except to Approved Sublicensees in accordance with Section 13 below. Notwithstanding any other provision of this Agreement, during the Term, the LICENSOR shall not appoint other licensees to use the Trademarks (other than CAREDX Mark) for the marketing and sale of Licensed Products in the Territory. Except incidental to LICENSOR’s distribution of products pursuant to the Transaction Documents, LICENSOR has agreed to cease use of the ALLOSEQ trademark in Class 44 in connection with the Purchase Agreement transactions and will in good faith cease such use of such trademark within a reasonable time following execution of this Agreement not to exceed six (6) months.

b.	License for CAREDX.

i.	License. Subject to the terms and conditions contained in this Agreement, beginning on the Effective Date and, for purposes of corporate names, solely during the period set forth in Section 2(b)(v), and for all other purposes permitted hereunder, solely during the period set forth in Section 2(b)(iii), LICENSOR hereby grants to LICENSEE a non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free, limited right and license to use the CAREDX trade name and trademark “collectively, CAREDX Mark” on Product Packaging and as the CAREDX Mark may exist in any application, product registrations, product certifications relating to the Quark Products or otherwise relating to the Quark Business, in each case with a Governmental Entity as of the Closing, subject to the terms of this Agreement and solely in Territory, in each case in a manner consistent with the operation of the Quark Business for the six (6) month period immediately prior to the Effective Date or as otherwise approved in writing by LICENSOR (the “CAREDX License”).

ii.	Re-branding. The CAREDX License is granted solely for transitional purposes, and Licensee shall use commercially reasonable efforts to cease its use of the CAREDX Mark as quickly as practicable after the Effective Date, including by seeking labeling approval from any relevant Governmental Entity to change the Product Packaging so that such Product Packaging no longer displays any CAREDX Mark, by completing the transfer of the regulatory approvals and replacing the CAREDX Mark with Licensee’s name or house mark, and by affecting corporate name change in accordance with Section 2(b)(v).

iii.	Term. Unless terminated earlier under Section 12 (Term and Termination), the CAREDX License will terminate, on a Quark Product-by-Quark Product and (to the extent applicable) country-by-country basis, after the receipt by Licensee of labeling approval from the relevant Governmental Entity for any such Quark Product to change the Product Packaging so that such Product Packaging no longer displays any CAREDX Mark, consistent with the timelines specified in regulations or guidance from such Governmental Entity on implementation of labeling changes. Notwithstanding the foregoing, the CAREDX License shall expire one (1) year after the Effective Date; provided, however, that upon the Parties’ mutual agreement, the term of the CAREDX License can be extended for one (1) additional year (beyond the one (1) year period immediately following the Effective Date), not to be unreasonably disapproved by LICENSOR if LICENSEE has expeditiously made all necessary filings and requests and taken all necessary actions necessary actions to allow for the discontinuation of the CAREDX Mark and the continued use by LICENSEE thereof is nevertheless necessary for the continuation of the Quark Business, as conducted in a manner consistent with the operation of the Quark Business for the six (6) month period immediately prior to the Effective Date, due to delays outside of the control of LICENSEE, any Affiliate, sublicensee and Manufacturer, solely for uses affected by such delay; and further provided that any such extension shall not apply to uses of the CAREDX Mark in connection with packaging or associated product inserts and materials unless required by applicable Law.

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iv.	Notice Obligations of Licensee. Licensee shall provide written notice to Licensor promptly upon Licensee’s receipt of any labeling approval from the relevant Governmental Entity with respect to any Product to change the Product Packaging so that such Product Packaging no longer displays any CAREDX Mark.

v.	Corporate Name Change. Within ten (10) Business Days following the Closing and in accordance with applicable Law, Licensee shall file to cause the corporate names of each of the Quark Companies to be changed to names that do not include “CareDx” or any corporate name that could reasonably be considered a variation thereof, and Licensee shall diligently prosecute such filings.

vi.	Disclaimer. LICENSEE shall ensure the packaging and product inserts of and materials associated with the Licensed Products or Advertising Materials containing the CAREDX Mark shall include a notice approved by LICENSOR disclaiming association thereof with LICENSOR.

3.            License Restrictions. LICENSEE shall not or permit or assist any party to,  during the Term of this Agreement or thereafter: (i) conduct advertising of Licensed Products targeted to any market outside of the Territory; (ii) seek orders for Licensed Products from outside Territory; (iii) make any labeling, promotional or other communications in connection with the Trademark that are false, misleading, deceptive, or unsubstantiated; (iv) violate any laws, codes, or industry standards on advertising and promotion, including without limitation, with respect to any comparative, off-label, or DTC communications; (v) registration or use any marks, domains, or social handles that are confusingly similar to the Trademark; (vi) advertise, market, or promote the Licensed Products in a way that reduces or diminishes the reputation, image, and prestige of the Trademark or of products sold under or by reference to the Trademark; (vii) use the Trademark in any manner or take any action that could lead to dilution, confusion, tarnishment, or third-party disputes, or could bring into disrepute the reputation of or goodwill associated with the Trademark, or which will invalidate or jeopardize any registration of the Trademark; (viii) sell, market, distribute, or permit any third party to sell, market or distribute, any Licensed Products that are damaged or defective; (ix) do any action or thing which shall in any way impair LICENSOR's rights in and to the Trademark; (x) use the Trademark (or any mark confusingly similar thereto), individually or in combination, as part of a corporate or trade name, in combination with any other trademark, word, symbol, letter or design, or in connection with any product other than the Licensed Products; (xi) adopt, or file any application or obtain registration of any trademark, trade dress, trade name, design, logo, symbol or any domain name containing the Trademark (or any mark confusingly similar thereto); or (xii) directly or indirectly, in any way dispute or impugn the validity of the Trademark, or LICENSOR's sole ownership and right to use and control the use of the Trademark.

4.            Agreements with Manufacturers. Subject to Section 13 (Sublicenses), LICENSEE may arrange with others to manufacture Licensed Product or components thereof for the exclusive sale, use, and distribution by LICENSEE, its Affiliates and distributors that are a permitted sublicensee in accordance with the terms of this Agreement.

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5.            Quality.

(a)            Specifications, Standards and Laws. LICENSEE acknowledges and is familiar with the high standards, quality, style, and image of LICENSOR, and LICENSEE at all times shall conduct its business and use the Trademark and sell, distribute, market and exploit Licensed Products only in a manner consistent with these standards, quality, style, and image. LICENSEE shall comply, in all material respects, with the specifications and standards for the Licensed Products contained in the Specifications; provided that upon LICENSEE’s written notice to LICENSOR that it wishes to modify or update the Licensed Products, the parties shall collaborate in good faith to update the applicable Specification to reflect such changes in accordance with applicable laws and any other term of this Agreement, provided that any updated Licensed Products shall be at least functionally equivalent to the prior version for LICENSEE’S intended use. In exercising its rights and performance of its obligations under this Agreement, LICENSEE shall comply, and ensure that Manufacturers and sublicensees will comply, with all applicable laws, regulations and ordinances, and industry standards, including S/H/E, and shall not act, ensure that Manufacturers and sublicensees shall not act, in a manner that would reflect adversely upon the good name and reputation of LICENSOR or any of its programs, products, properties or the Trademark. “Safety, Health, Environment (S/H/E)” means industry standards and other standards promulgated or regulated by the US Occupational Safety and Health Administration, the US Environmental Protection Agency, state or local agencies and, if applicable, other federal, state or local agencies charged with protecting safety, health, and environment, and foreign equivalents, which in each case relate to employee safety, employee health and the natural or human environment.

(b)            Quality Standards. LICENSEE acknowledges that the quality of Licensed Products must be the highest in order to preserve and maintain LICENSOR's reputation and the goodwill inherent in the Trademark, and agrees that failure to adhere to LICENSOR's quality standards as set forth on Exhibit C hereto (“Standards”) will impair the value and goodwill associated with the Trademark. LICENSEE therefore agrees that prior to the first sale of any Licensed Product bearing any new or modified Trademarks, or manufactured using any process or facility other than those used immediately prior to the Closing, and thereafter from time to time following LICENSOR’s reasonable written request, but in no event, without good reason, in excess of once every twelve (12) months, it shall, at its expense, submit three (3) representative production samples of the Licensed Product, in accordance with Specifications, all documentation describing use and application of such Licensed Product, to LICENSOR for written approval. LICENSOR shall provide written approval or disapproval of any Licensed Products within five (5) business days after receipt thereof, with such approval not to be unreasonably withheld. LICENSOR’s failure to approve or disapprove within such period shall be deemed approval. LICENSOR shall have the right, in its reasonable discretion, to approve or disapprove any Licensed Products. Once LICENSOR's final review and approval have been obtained, LICENSEE agrees that it shall not deviate from the approved samples, Standards and Specifications without LICENSOR’s written approval. If LICENSOR determines that the Licensed Product does not conform to the approved samples, Standards and Specifications, LICENSEE shall immediately stop the manufacture, distribution and sale of the nonconforming Licensed Product and conform Licensed Products per LICENSOR’s reasonable request.

(c)            Manufacturing and Right to Inspect.

(i)            LICENSEE shall ensure that the production and/or manufacture of Licensed Products and/or Advertising Materials, whether by LICENSEE, sublicensee or by third party manufacturers or suppliers selected by LICENSEE with LICENSOR’s approval (individually, a “Manufacturer” and collectively, the “Manufacturers”), complies with the requirements of this Agreement, including those that are set forth in this Section. LICENSEE shall ensure such compliance by Manufacturers before they contribute to production of Licensed Products and at all times during such production. LICENSEE shall supply LICENSOR with the addresses of its manufacturing facilities for the Licensed Products, as well as those of its sublicensees, if any, before any such facilities contribute to production of Licensed Products. If LICENSEE becomes aware that any Manufacturer or sublicensee has used or is using Trademark for any unauthorized purpose or in violation of this Agreement, LICENSEE shall immediately notify LICENSOR and, if so instructed by LICENSOR, shall cause such Manufacturer or sublicensee, as applicable, to cease such use immediately.

(d)            Product Safety.

(i)          Each party shall promptly notify the other when and if either has reason to believe that any Licensed Product poses or may pose a health or safety risk, or does not or may not comply with any laws or regulations. In addition, LICENSEE shall promptly notify LICENSOR of any claims, lawsuits, reports or allegations related to the Licensed Products which could give rise to a reporting obligation under federal and/or state laws. LICENSEE shall also give LICENSOR prompt notice of all product liability claims involving any Licensed Product. LICENSEE (A) shall promptly provide LICENSOR with details of the events that gave or are giving rise to the consideration of a possible recall, (B) shall keep LICENSOR promptly advised of decisions concerning the recall, and (C) shall show LICENSOR any draft announcements concerning the affected Licensed Product before making such announcement, and give LICENSOR the opportunity to collaborate with LICENSEE on them. LICENSEE shall reimburse LICENSOR for its costs for any recall.

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6.            Advertising Materials.

(a)            Approval of Advertising Materials. LICENSEE shall not use any Advertising Materials for which LICENSOR has not approved the Trademark Format. Advertising Material currently marked with any Trademarks, as used immediately prior to the Closing, are hereby deemed approved by LICENSOR. With respect to new Advertising Materials from and after the Closing, LICENSEE shall electronically submit one (1) draft copy or otherwise send three (3) draft copies of any new Trademark Format for any such Advertising Materials to LICENSOR for its review and written approval before printing, producing or using such Advertising Materials. For clarity, the advertising copy for Advertising Materials of LICENSEE shall not be subject to review and approval of LICENSOR hereunder, only usage of Trademarks in connection therewith, and only to the extent that such usage is new (e.g., differs from the Trademark Format).

(b)            Time for Approval. LICENSOR shall use reasonable efforts to provide written approval or disapproval of any Advertising Materials within five (5) business days after receipt thereof. LICENSOR’s failure to approve or disapprove within such period shall be deemed disapproval, unless LICENSOR subsequently notifies LICENSEE of its written approval. LICENSOR shall not unreasonably withhold approval of any Advertising Materials.

(c)            Celebrity Endorsement. LICENSEE shall not use a personality or celebrity to endorse or promote any Licensed Products or any product or service that bears or makes any use of or reference to the Trademark, or to use Advertising Materials, without LICENSOR’s prior written approval.

7.            Protection of the Trademark.

(a)            Registrations. Upon LICENSEE’S request, and at LICENSEE’S expense, LICENSOR will register the Trademark in additional jurisdictions during the Term. LICENSOR shall have the right, in its sole discretion, to file trademark, trade dress, copyright, logos, graphical designs, or other applications in the Territory or elsewhere, relating to the use or proposed use by LICENSEE of the Trademark and to record this Agreement. Such filings shall be made in the name of LICENSOR or in the name of any third party selected by LICENSOR. LICENSEE shall assist LICENSOR at LICENSOR’s expense, to the extent necessary in LICENSOR’s opinion, in procuring, protecting and defending any of LICENSOR’s rights in the Trademark, in the filing and prosecution of any trademark application, copyright application or other applications for the Trademark, the recording or canceling of this Agreement, and the publication of any notices or the doing of any other act or acts with respect to the Trademark, including the prevention of the use thereof by an unauthorized person, firm or corporation, that in the judgment of LICENSOR may be necessary or desirable. For these purposes, LICENSEE shall supply LICENSOR, free of cost to LICENSOR, such samples, containers, labels and similar materials as may reasonably be required in connection with any such actions. LICENSOR shall, at LICENSEE’s expense, maintain all registrations set forth on Exhibit A during the Term.

(b)            Assignment by LICENSEE. LICENSEE acknowledges that (a) LICENSOR is the owner of the Licensed Mark throughout the world and all goodwill related thereto, and (b) all use of the Trademark by LICENSEE or sublicensees under this Agreement and any goodwill accruing from such use will inure solely to LICENSOR’s benefit. To the extent LICENSEE acquires any rights to any of the Trademark, LICENSEE hereby assigns and transfers to LICENSOR all such rights, together with the goodwill of the business in connection therewith, and agrees to execute any documentation relating to such assignment. LICENSEE hereby further assigns and transfers to LICENSOR its entire worldwide right, title, and interest in and to all trademarks created using all or any portion of the Trademark or that are confusingly similar to the Trademark; except to the extent of any co-branding, in which case LICENSEE shall retain ownership of its proprietary marks included in such co-branding.

(c)            Trademark Notice. LICENSEE shall affix or cause its authorized manufacturing sources to affix to the packaging for the Licensed Products and Advertising Materials the following notice (and such other notices as may be reasonably requested from time to time by LICENSOR), as applicable; (i) “[Trademark®] is a registered trademark of CareDx, Inc. used under license”; or (ii) “[Trademark] is a trademark of CareDx, Inc. used under license.”

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(d)            Notwithstanding anything to the contrary herein, promptly after Closing, LICENSOR and LICENSEE shall establish standard approved formats for the Trademarks (e.g., logo design), and Licensee may use the Trademarks in such approved formats, which, by default, shall be their current formats as of Closing (each a (“Trademark Format”) without the need for further approval from LICENSOR.

8.            Enforcement. If LICENSEE learns that a third party may be infringing the Trademark, LICENSEE shall promptly provide LICENSOR with written notice providing any details it knows about the use. LICENSEE shall not take any action without LICENSOR’s written consent. LICENSOR shall decide what, if any, action to take, but shall have no obligation to take any action. LICENSEE shall, at LICENSOR’S expense, cooperate with LICENSOR in any action it takes to stop infringement of Trademark. LICENSOR may settle any dispute relating to the use of the Trademark without notice or compensation to LICENSEE; provided that any such settlement shall not impair the rights of LICENSEE hereunder without LICENSEE consent, not to be unreasonably withheld, and LICENSOR shall retain the proceeds of any settlement or proceeding.

9.            Indemnification.

(a)            Indemnification by LICENSEE. LICENSEE agrees to indemnify, defend and hold LICENSOR and its Affiliates and the officers, directors, shareholders, employees and agents of any of the foregoing harmless against any liability, losses, damages, penalties, claims, actions, suits, judgments or settlements of any nature or kind (including reasonable costs of investigation, reasonable attorneys’, accountants’ and expert witnesses’ fees, and reasonable costs and expenses), incurred by any such person by reason of LICENSEE’s use of the Trademarks.

(b)            Claims Procedures. With respect to the foregoing indemnification obligations: (i) LICENSEE agrees promptly to notify and keep LICENSOR fully advised with respect to any Claims; (ii) LICENSOR shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the LICENSEE; (iii)  LICENSOR may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense; and, (iv) LICENSEE shall not compromise or settle any Claim without LICENSOR’s prior written consent.

10.            Intentionally omitted.

11.            Term and Termination.

(a)            Term. This Agreement will commence as of the Effective Date and shall continue for five (5) years thereafter, unless terminated earlier in accordance with the terms of this Agreement, or by mutual written agreement of the Parties hereto (the “Term”). Notwithstanding the foregoing, if LICENSEE desires to extend the term for additional renewal periods of two (2) years, then LICENSEE shall provide written notice to LICENSOR prior to expiration of the Term, and the parties shall discuss in good faith such extension. Unless LICENSOR has a good faith and reasonable reason or justification for not approving such extension, the Term shall be extended by such two (2) year periods.

(b)            Breach. If LICENSEE or any sublicensee or Manufacturer is documented to have materially breached this Agreement, and LICENSEE fails to cure the breach within thirty (30) days after LICENSEE receiving written notice thereof, this Agreement shall terminate at the end of the thirty (30) day period; provided, however, that this Agreement shall not be terminated if, during such period, the LICENSEE is diligently and in good faith taking reasonable steps to cure such breach.

(c)            Effect of Termination. Upon expiration or termination of this Agreement, LICENSEE and all sublicensees shall immediately discontinue manufacturing, selling, advertising, distributing, and using the products or services bearing or making a reference to Trademark and any and all Advertising Materials, and terminate all agreements with manufacturers, distributors, and others which relate to the manufacture, sale, distribution, and use of the foregoing. The provisions of Sections 3, 5(d), 9, 10, 11(e), 12, 13(e) and 14 herein shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, absent a termination for material breach, LICENSEE shall have the right to market and sell all remaining inventory branded in accordance with the terms and conditions hereof for a period not to exceed twelve (12) months after expiration.

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12.            Confidentiality.

(a)            Obligations of the Parties. Each Party (the “Disclosing Party”) may, in connection with this Agreement, communicate to the other Party (the “Receiving Party”) confidential and proprietary information, including information about its business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (“Confidential Information”). The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who are bound by written confidentiality obligations at least as stringent as those set forth herein and have a bona fide need to know such Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such Confidential Information is required to be disclosed by or to comply with applicable laws or regulations, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure (to the extent not prohibited by applicable Law or court order and practical) and an opportunity to contest such disclosure and to seek a protective order or other remedy.

(b)            Exceptions. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; or (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party.

13.            Sublicenses. Subject to the terms and conditions of this Agreement LICENSEE may sublicense the rights granted under Section 2.a (excluding, for clarity, any rights granted in or to the CAREDX Mark after the transitional term provided for in Section 2(b)(iii) for use in the same manner as provided in this Agreement and subject to the terms and conditions of this Agreement; provided that (i) LICENSEE notifies LICENSOR of the identity and address of such sublicensee, and (ii) such sublicensee agrees in writing to be bound by, and comply with, the terms and conditions no less protective of LICENSOR than this Agreement, with said sublicense terminating (a) if and when such sublicensee ceases to be a sublicensee of LICENSEE, and (b) upon the termination of this Agreement. Notwithstanding the foregoing, LICENSEE shall be under no obligation to renegotiate existing distribution or manufacturing agreements of the Quark Entities. No sublicense by LICENSEE of any of its rights under this Agreement shall relieve or release LICENSEE from any of its obligations hereunder arising or accruing before or after such sublicense. LICENSEE agrees to be liable to LICENSOR for all activities of any of its sublicensees and Manufacturers and any violation by any sublicensee or Manufacturer of the terms and provisions hereof shall be deemed a breach by LICENSOR.

14.            General Provisions.

(a)            Notice. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by United States registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section and by electronic mail to the email addresses specified herein or otherwise confirmed for such purpose by the parties, with receipt confirmation requested.

(b)            Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Manhattan, New York and the parties irrevocably consent to the personal jurisdiction and venue therein.

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(c)            Export Control. LICENSEE acknowledges that it is familiar with, and shall in connection with its operations under this Agreement comply in all respects with U.S. and all other laws, regulations and administrative requirements concerning the export or re-export of any information, or any product, software, or technology, or the direct product thereof, including, but not limited to, the International Traffic in Arms Regulations, the Export Administration Regulations (15 C.F.R. Part 730 et seq.), associated regulations, orders, and the economic sanctions laws, regulations and orders administered by the Office of Foreign Assets Control, the United States Departments of Treasury and Commerce and the United States Department of State and the EU Dual-Use Regulation. LICENSEE shall be responsible for obtaining any required government authorizations, as applicable, including, but not limited to, export licenses or exemption authorizations, applicable to its operations under this Agreement.

(d)            Assignment. The parties agree that, except as expressly provided for herein, LICENSEE shall not, directly or indirectly including by operation of law, assign, delegate or otherwise transfer this Agreement, in whole or in part, or any rights, privileges, duties and obligations hereunder without the prior written consent of LICENSOR, which consent may not be unreasonably withheld; provided, that, notwithstanding the foregoing, LICENSEE may, without LICENSOR’s consent, assign this Agreement in its entirety to (i) any Affiliate of LICENSEE, or (ii) any successor entity of substantially all of LICENSEE’s business and assets relating to this Agreement, in connection with a bona fide merger, consolidation, reorganization, or sale of all or substantially all of the assets or equity of LICENSEE. Any attempted assignment, delegation or transfer in violation of this Section shall be null and void and of no force or effect and shall give LICENSOR the right to terminate this Agreement immediately. LICENSEE shall not have the right to use this Agreement or the Trademark(s) as collateral or other security and any attempt to do so in violation of this Section shall be null and void and of no force or effect and shall give LICENSOR the right to terminate this Agreement for material breach. Subject to the foregoing, this Agreement is binding upon and will inure to the benefit of each of the parties and their respective successors and permitted assigns.

(e)            Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, that provision will be enforced to the maximum extent permitted by law, given the fundamental intentions of the parties, and the remaining provisions of this Agreement will remain in full force and effect.

(f)            Entire Agreement and Waiver. This Agreement, including its exhibits, is the complete and exclusive agreement between the parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, communications and understandings, both written and oral, with respect to its subject matter. This Agreement may be amended or modified only by a written document executed by duly authorized representatives of the parties. Either party’s failure to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver.

(g)            Independent Contractors. Nothing contained herein shall be deemed or construed to create any partnership, joint venture or agency relationship between LICENSOR and LICENSEE. All activities by LICENSEE or its subcontractors under the terms of this Agreement shall be carried on by LICENSEE or its subcontractors, as an independent contractor and not as an agent for or employee of LICENSOR. Neither party will have the power to bind the other or to incur obligations on the other’s behalf without such other party’s prior written consent. LICENSEE shall be liable and responsible for all acts and omissions of any subcontractor as if such subcontractor is LICENSEE.

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(h)            No Debarment. Neither LICENSEE nor any of its sublicensees or Affiliates, nor any of their respective officers, directors, employees, agents, or independent contractors nor any Manufacturer (collectively, the “Related Persons”) has been or is: (i) debarred, suspended, excluded or otherwise ineligible to participate in any governmental healthcare program (including any Federal health care programs as defined in 42 U.S.C. § 1320a-7b(f)); or (ii) listed on any denied, disqualified, restricted, excluded, sanctioned or debarred-party list maintained by any Governmental Entity (including, but not limited to the U.S. General Services Administration’s System for Award Management (SAM) Excluded Parties List, the List of Excluded Individuals/Entities published by the U.S. Department of Health and Human Services Office of Inspector General, the Specially Designated Nationals List of the U.S. Department of the Treasury Office of Foreign Assets Control, or the Entity List of the U.S. Department of Commerce Bureau of Industry and Security); or (iii) convicted of or pled nolo contendere to any criminal offense related to prescription drug products or fraud or the provision of health care items or services or that could lead to any such sanction the subject of (i) or (ii) (including any criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7 or 21 U.S.C. §335a); (individually and collectively (as to (i) through (iii)), “Ineligible”). LICENSEE is not, and will not at any time during the term of this Agreement be, under the control of or acting on behalf of an Ineligible person or entity. LICENSEE will not utilize any Ineligible Related Persons. If LICENSEE, or any Related Person is or becomes Ineligible, or subject to any related investigation or proceeding, during the term of this Agreement, LICENSEE will (i) notify LICENSOR no later than two (2) business days after becoming aware of the Ineligibility or related investigation or proceeding; and (ii) terminate any such Ineligible person or entity from being a Related Person within five (5) business days of becoming aware of the Ineligibility or related investigation or proceeding. Upon receipt of such notice, or if LICENSOR becomes aware of any such previous, existing or threatened Ineligibility, LICENSOR shall have the right to terminate this Agreement with immediate effect.

(i)            EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY TO THE OTHER PARTY OR RELATED PERSONS ARISING FROM ALL CLAIMS UNDER OR RELATED TO THIS AGREEMENT, EXCEED $1,000, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY ON WHICH THE CLAIM OR LIABILITY IS BASED, AND WHETHER OR NOT LICENSOR WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

(j)            No Public Disclosure. Subject to Sections 7(a) and 13(d), neither party shall make any press release or other public statement or announcement concerning the existence of this Agreement or its terms, the business relationship between the parties or the transactions contemplated hereby, without the prior written approval of the other party, except as permitted under the Purchase Agreement.

(k)            Equitable Relief; Remedies. Each party hereby agrees that any breach of this Agreement with respect to the other party’s Confidential Information, or any breach of this Agreement by LICENSEE with respect to the Trademark, with may cause such other party to incur irreparable harm and significant injury that would be difficult to ascertain and would not be compensable by damages alone. Accordingly, each party agrees that, in addition to any other rights and remedies that the non-breaching party may have at law or otherwise with respect to such a breach, the non-breaching party will have the right to seek specific performance, injunction or other appropriate equitable relief. Except as expressly set forth in this Agreement, the exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

(l)            Further Assurances. Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement.

(m)            No Third-party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any person or entity, other than LICENSOR and LICENSEE, any rights, remedies or other benefits under or by reason of this Agreement.

(n)            Construction of Agreement. Each party acknowledge and agree that it has been represented by legal counsel of its choice throughout the negotiation of this Agreement, that it has participated in the drafting thereof, and that this Agreement will not be construed in favor of or against either party solely on the basis of a party's drafting or participation in the drafting of any portion of this Agreement. Captions of the articles, sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and will not limit or affect the meaning or construction of the terms and conditions of this Agreement.

(o)            Counterparts. This Agreement may be executed in counterparts, each of will constitute an original, and all of which will constitute one and the same instrument.

[Signature Page to follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

LICENSOR:	LICENSEE:

CAREDX, INC	[LICENSEE]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT A

LICENSED PRODUCT

The following Quark Products sold by Quark Entities under AlloSeq mark during the six (6) month period immediately prior to the Effective Date:

-	AlloSeq Tx17/Tx9/Tx11 (assays)

-	AlloSeq cfDNA (assay)

-	AlloSeq HCT (assays)

-	AlloSeq HCT and cfDNA software

-	AlloSeq Assign software

TRADEMARK

ALLOSEQ (Cl. 5)	Brazil	916202496 11/05/2018	916202496 10/01/2019	CareDx, Inc.
	Malaysia	2018073477 11/05/2018	2018073477 05/07/2018
	Madrid International Registration	IR1442733 10/30/2018	IR1442733 10/30/2018
	Algeria	IR1442733	IR1442733 10/11/2022
	Australia	IR1442733 10/30/2018	IR1442733 10/30/2018
	Bahrain	IR1442733 10/30/2018	IR1442733 10/30/2018
	China	IR1442733 10/30/2018	IR1442733 10/30/2018
	European Union	IR1442733 10/30/2018	IR1442733 10/30/2018
	India	IR1442733 10/30/2018	IR1442733 10/30/2018
	Japan	IR1442733 10/30/2018	IR1442733 10/30/2018
	Morocco	IR1442733 10/30/2018	IR1442733 10/30/2018
	Norway	IR1442733 10/30/2018	IR1442733 10/30/2018
	Russian Federation	IR1442733 10/30/2018	IR1442733 10/30/2018
	Singapore	IR1442733 10/30/2018	IR1442733 10/30/2018

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South Korea	IR1442733 10/30/2018	IR1442733 10/30/2018
Switzerland	IR1442733 10/30/2018	IR1442733 10/30/2018
Thailand	IR1442733 10/30/2018
Tunisia	IR1442733 10/30/2018	IR1442733 10/30/2018
Türkiye	IR1442733 10/30/2018	IR1442733 10/30/2018
United Arab Emirates	IR1442733	IR1442733 10/30/2018
United Kingdom	IR1442733 10/30/2018	UK00801442733 6/5/2019
Vietnam	IR1442733 10/30/2018	IR1442733 10/30/2018
United States of America	87/910,845 05/07/2018	6,315,991 04/06/2021
Canada	1927924 10/30/2018	TMA111439311/19/2021

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EXHIBIT B

SPECIFICATIONS

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EXHIBIT C

STANDARDS

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Exhibit E

Purchase Agreement Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into and made effective as [_______], 2026 (the “Effective Date”), by and among CareDx, Inc., a Delaware corporation (“Provider”) and [●], a [●] corporation ( “Recipient”).1, Capitalized terms used but not defined herein will have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A.            The parties hereto have entered into that certain Purchase Agreement, dated as of April 15, 2026 (the “Purchase Agreement”), whereby Provider has agreed to sell to [Eurobio Scientific S.A./Recipient] certain assets of Provider related to the Quark Business and the issued and outstanding shares of CareDx AB, a Swedish company and wholly-owned subsidiary of Provider.

B.            In connection with the Purchase Agreement, Provider wishes to provide certain Transition Services (as defined below) to Recipient and Recipient wishes to receive such Transition Services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            TRANSITION SERVICES.

(a)            Scope of Services. Subject to the terms and conditions of this Agreement, Provider will use reasonable best efforts to provide, or cause its Affiliates to use reasonable best efforts consistent with good industry practice and with at least the same level of quality, timeliness and care as provided to the Quark Business during the twelve (12) month period prior to the Effective Date to provide, to Recipient the transition services described in Exhibit A (each, a “Transition Service” and collectively, the “Transition Services”) during the applicable service period set forth on Exhibit A (each, a “Transition Period”), in accordance with and subject to any applicable limitations or conditions set forth on Exhibit A. The parties hereto acknowledge the transitional nature of the Transition Services and Recipient agrees to use reasonable best efforts to transition, as promptly as practicable following the Closing, each Transition Service to its own internal organization or to obtain services from alternative third-party sources in lieu of the Transition Services provided by Provider. This Agreement imposes no obligation on Provider to perform any services other than the Transition Services expressly described in this Agreement or in Exhibit A attached hereto, as it may be amended or supplemented as mutually agreed by the parties hereto from time to time in accordance with terms of this Agreement. Provider will use reasonable best efforts to perform the Transition Services in a manner generally consistent with, and with the same standard of care, in all material respects and without degradation in service levels, as such services were provided to the Quark Business during the twelve (12) month period prior to the Effective Date, subject to Recipient fulfilling its obligations under this Agreement and providing sufficient information, resources, and access as reasonably necessary for Provider to satisfy its obligations under this Agreement. Under no circumstances will Provider be expected to modify its existing systems or processes, vendor arrangements or business terms and conditions from those in existence prior to the Effective Date except to the extent reasonably necessary to facilitate the transition and separation of the Quark Business as contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Provider will have no obligation to perform any custom development work or implement any new product or service features or functionalities in connection with the provision of the Transition Services other than reasonable configuration, data extraction, migration assistance and knowledge transfer necessary to the transition and separation of the Quark Business as contemplated by this Agreement.

1 Note to Draft: Eurobio entity as service recipient TBD.

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(b)            Restricted Contract Assets; Shared Contracts.

(i)            In the event that Provider is unable to assign to Recipient (or its affiliate, as applicable) a supply or vendor agreement that is exclusively related to the Quark Business as contemplated pursuant to Section 2.5 of the Purchase Agreement, then for a period of up to twenty-four (24) months after the Closing Date (a “Quark Supply Agreement”), Provider and Recipient shall work together in good faith and use best efforts to ensure that Recipient continues to receive the products or services supplied under such Quark Supply Agreement by implementing one or more of the following arrangements: (a) Provider shall assist Recipient in obtaining its own replacement supply agreement with the applicable supplier or vendor on commercially reasonable terms, or, to the extent deemed necessary by Recipient, an alternative supplier or vendor that can provide substitute products or services for those provided under the Quark Supply Agreement, as agreed by the parties acting reasonably and in good faith (which assistance from Provider shall include providing the introduction to the relevant supplier or vendor and using commercially reasonable efforts to facilitate the consummation of the replacement supply agreement between Recipient and such supplier or vendor), (b) to the extent Provider is not restricted under the applicable Quark Supply Agreement, Provider shall continue to order and purchase the products under the Quark Supply Agreement, at Recipient’s direction, and Provider shall resell such products to Recipient, provided that Recipient shall reimburse Provider only for its acquisition costs therefor with no mark-up, or (c) in the case neither of the approaches set forth in (a) or (b) are feasible, then Provider will continue to order and purchase products under such Quark Supply Agreement, at Recipient’s direction, and Provider shall enter into a manufacturing agreement with Recipient (or one of its Affiliates) in the form attached hereto as Exhibit B, and a distribution agreement with Recipient (or one of its Affiliates) in the form attached hereto as Exhibit C, providing for the supply of the products purchased by Provider under the Quark Supply Agreement to the Recipient (or one of its Affiliates), at the cost paid by Provider for such products without markup, in order for Recipient or such Affiliate to manufacture the products of the Quark Companies with such supplied products in the same manner as such products are manufactured by the Quark Companies on the Effective Date and to appoint Recipient (or one of its Affiliates) as Provider’s exclusive distributor for such finished products, with Recipient (or such Affiliate) being entitled to keep all proceeds from the sale of any such finished products under the Distribution Agreement without payment of any royalties or other amounts to Provider.

(ii)            In the case of any Shared Contract under which any rights or benefits are relied upon by the Quark Companies or are required for the conduct of the Quark Business, as determined by Recipient in its discretion, the Parties will cooperate with each other in good faith and use commercially reasonable efforts to facilitate the negotiation and entry by Recipient (or one of Quark Companies) into a new agreement with the same counterparty on equivalent economic and other terms with the same or a reasonably acceptable replacement vendor (as mutually considered by Provider and Recipient, and determined by Recipient in its reasonable discretion) for the provision by such vendor of the same or materially similar products or services to Recipient or the applicable Quark Company following the Closing as are provided to such Quark Company as of the Effective Date and otherwise upon the applicable vendor’s standard terms and conditions (or such other terms and conditions as may be negotiated by Recipient with such vendor with the reasonable co-operation and assistance of Provider) (each such new Contract, a “Replacement Contract”), with such Replacement Contract to become effective as soon as practicable following the Closing. Pending the entry by the Recipient or the applicable Quark Company into such Replacement Contract, subject to the terms and conditions of this Agreement, Provider will use commercially reasonable efforts to make available the assets, products or services under the applicable Shared Contract to Recipient to the same extent as such assets, products or services were provided to the relevant Quark Company prior to the Closing, as a Transition Service hereunder and the parties hereto will update Exhibit A to include such Transition Service, unless the parties mutually agree on an alternative arrangement that would give Recipient the benefit of the same or a substantially similar service. In the case of a Shared Contract under which the relevant Quark Company is required to pay for such assets, products or services directly to the applicable vendor, whether pursuant to the terms of such Shared Contract, or any insertion order, statement of work, order form or similar document entered into by such Quark Company under such Shared Contract (each, a “Recipient SOW”), Recipient hereby agrees to timely discharge such payments to the relevant vendor in full in accordance with the terms of such Shared Contract. In the case of any Shared Contract under which Provider pays the relevant vendor for the assets, products or services under such Shared Contract that are used or relied on by any Quark Company, Recipient will pay the Fees as set forth in Exhibit A of this Agreement for such Transition Service. The Transition Period for the Transition Services hereunder provided in connection with Shared Contracts will not extend beyond the earlier of (A) such time as the Replacement Contract has been obtained or (C) the date that is twenty-four (24) months following the Closing Date, unless otherwise agreed by Provider, such agreement not to be unreasonably withheld, conditioned or delayed.

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(iii)         Provider will not be required to renew or replace any Shared Contract (in its entirety or with respect to the portion of the assets, products or services provided thereunder that are used by the Quark Companies) for which Transition Services are provided hereunder that expires or is due for renewal during the term of this Agreement; provided that Provider shall use commercially reasonable efforts to support Recipient in obtaining replacement arrangements and shall not allow any Shared Contract to terminate due to Provider’s breach or voluntary action. During the Transition Period, Provider will not materially modify the pricing or other material terms of, or terminate (other than as set forth in the preceding sentence), any portion of a Shared Contract, or any Recipient SOW, that relate to assets, products or services provided to Recipient hereunder as a Transition Service without Recipient’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned) except for any such modification that applies in the same manner to Provider’s use of such assets, products or services in its other businesses

(iv)         Recipient will not renew any Recipient SOW or enter into any new Recipient SOW during the Transition Period applicable to the relevant Shared Contract without Provider’s prior written approval.

(c)            Subcontractors; Personnel.

(i)            Provider may satisfy its obligation to provide the Transition Services hereunder by (A) causing one or more of its Affiliates to provide such Transition Services or (B) at reasonable expense, subcontracting any of the Transition Services or any portion thereof to, or procuring any of the Transition Services or portion thereof from, any other Person; provided that, in each case of clauses (A) and (B), Provider remains liable for the performance of such subcontractors and their compliance with the terms of this Agreement; and, provided, that, any such subcontractors are approved by Recipient as having appropriate skill, experience and training consistent with past practice.

(ii)          Provider will have the right, in its discretion, to (A) designate which personnel it will assign to perform each Transition Service; provided, that, Provider shall assign personnel with appropriate skill, experience and training consistent with past practice, and (B) remove and replace such personnel at any time. In performing their respective duties hereunder, all such employees, contractors and other representatives of Provider and its Affiliates (excluding, for the avoidance of doubt, the Quark Companies and their personnel) will be under the direction, control and supervision of Provider and its Affiliates (excluding the Quark Companies and their personnel), and Provider and such Affiliates will have the sole right to exercise all authority with respect to the employment (including termination of employment), engagement, assignment and compensation of such employees, contractors and representatives. Provider shall use commercially reasonable efforts to provide reasonable prior notice of any material changes to key personnel involved in the provision of Transition Services.

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(d)            Interpretation. Recipient acknowledges that Provider is not in the business of providing services like the Transition Services on a commercial arm’s-length basis to independent third parties, and that this Agreement is only required for specific circumstances related to the consummation of the Transactions on a transitional basis only. The provisions of this Agreement will be interpreted in that context.

2.            COOPERATION.

(a)            Cooperation. The parties hereto will use reasonable best efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Subject to the terms and conditions of this Agreement, and subject to Recipient’s compliance with Provider’s information security, access, nondisclosure and confidentiality and other reasonable policies and requirements, such cooperation will include exchanging information, providing necessary access to people, equipment and systems, and cooperating with respect to obtaining and providing all consents, licenses, sublicenses, approvals, and/or rights reasonably necessary to permit each party to perform its obligations hereunder.

(b)            Administration. Each of the parties hereto will appoint a representative to serve as the main point of contact for such party for the purposes of this Agreement for each individual Transition Service as set forth on Exhibit A (such person, the “Transition Representative”). At its discretion, each party hereto may replace or appoint a successor Transition Representative with written notice to the other party. The relevant Transition Representatives for the Transition Services hereunder will meet to discuss the performance of the Transition Services on weekly basis within the first ninety (90) days if the Closing and then on a monthly basis to ensure the orderly provision of the Transition Services, and in any event at least monthly, and will have the authority to address and remedy problems related to the provision of the Transition Services to the extent consistent with this Agreement.

(c)            Disputes. The parties hereto will work together in good faith to resolve all disputes under this Agreement. Disputes will be first escalated to the managers of each party with the most direct responsibility for the dispute and the Transition Representative. Any disputes unresolved after 10 business days will then be escalated to the respective managers’ next level of management. If such second level of managers cannot resolve the dispute within the next 10 business days thereafter, then the dispute will be escalated to (i) the chief executive officer, chief financial officer or chief operational officer of Recipient and (ii) a senior-level executive of Provider. If such persons cannot resolve the dispute within the next 10 business days, then any party may pursue any available legal remedy and resolution of such dispute pursuant to Section 9(l).

(d)            Access and Confidentiality. While accessing any data processing or communications services or facilities of the other party, each party will, and will cause its Representatives and subcontractors to, comply in all material respects with the other party’s corporate information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources) as in effect and notified to such party from time to time. Recipient will not attempt to gain access to or use any information or systems of Provider and its Affiliates except as expressly authorized by Provider. The parties hereto acknowledge that use and disclosure of each party’s confidential information will be governed by the terms of the Purchase Agreement and the Mutual Non-Disclosure Agreement dated effective as of November 20, 2024 between Provider and Eurobio Scientific SA/Recipient (the “Confidentiality Agreement”).

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(e)            Identification of Dependencies. Within two (2) weeks after the execution of the Purchase Agreement, Provider shall deliver to Recipient a first draft of a dependency map that lists out all known interdependencies relating to the Transition Services. During the period following delivery of such draft dependency map and continuing through the Closing, Provider and Recipient shall use reasonable best efforts to update such dependency map, including adding additional detail as needed.

(f)            Cybersecurity and Data Protection. Following execution of the Purchase Agreement and continuing through the term of this Agreement, Provider shall use reasonable best efforts to maintain its data security and cyber security systems and processes with at least the same level of quality, timeliness and care as Provider maintained during the twelve (12) month period prior to the Effective Date.

3.            FEES AND PAYMENT.

(a)            Fees. As consideration for providing the Transition Services, Recipient will pay, and Buyer will cause Recipient to pay, to Provider the amount set forth on Exhibit A for each Transition Service (“Fees”) in accordance with the invoicing procedures set out in Section 3(d). The parties hereto acknowledge and agree that the Fees for Transition Services that pertain to Transition Services performed by personnel of Provider will be calculated and charged on the basis of Provider’s Fully Burdened Cost for the relevant Provider personnel (as determined in a manner consistent with the historical methods of Provider’s allocation of costs to the Quark Business), in accordance with the invoicing procedures set out in Section 3(c). “Fully Burdened Cost” means the fully-burdened costs of the personnel of Provider (or any of its Affiliates) providing Transition Services hereunder which, in the case of contractors, shall mean the direct compensation paid to contractors and, in the case of employees, shall mean the Employee Costs, which, in each case, (i) are paid or payable to such personnel solely in respect of their provision of the Transition Services and (ii) will be charged at Provider’s actual cost, provided, that, such costs shall be consistent with Provider’s historical allocation methodologies and shall not include any duplicative overhead or costs not reasonably attributable to the provision of the Transition Services), plus an overhead charge in an amount to be agreed as set forth in Exhibit A (such overhead charge, the “Markup”). “Employee Costs” shall mean, with respect to any employee of Provider (or any of its Affiliates) providing Transition Services hereunder, the sum of (i) his or her salary, wages (including wages in respect of paid vacation or paid time off), bonuses, cash incentive compensation, commissions and equity incentive compensation, (ii) Provider’s (or its Affiliate’s) share of the premiums (or equivalents) for workers compensation, unemployment, fringe and welfare benefits under Provider’s (or its Affiliate’s) employee benefit plans (for clarity, reduced by the contributions for coverage paid by the applicable employee), (iii) Provider’s (or its Affiliate’s) employer non-elective and matching contributions to Provider’s tax-qualified defined contribution retirement plan, and (iv) Provider’s (or its Affiliate’s) share of payroll and other employment taxes. Based on projected scope and lengths outlined on Exhibit A, the aggregate Fees will be capped at USD $1 million dollars (the “Cap”), provided that if, at any time, it becomes reasonably apparent that the aggregate Fees will surpass the Cap, then the parties will, at the election of either one of them, negotiate in good faith an alternate Cap, provided, however, that the Fees as determined above shall continue to accrue until such alternate Cap is agreed to.

(b)            Upon Recipient’s request, Recipient and Provider will collaborate together in good faith to establish budgeting and cost forecasting procedures to avoid cost overages or otherwise to facilitate delivery of the Transition Services.

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(c)            Out of Pocket Costs. In addition, Recipient will further reimburse to Provider any additional, incremental or increased fees, and direct or indirect costs or expenses, incurred by Provider in connection with providing a Transition Service, including license fees or other payments to third-party vendors and service providers, costs and expenses of maintaining redundant instances, paying additional or higher pricing or rates under new or replacement Contracts for the Quark Business or with respect to Restricted Split Interests, purchasing additional data storage or incurring technical standup costs and other costs to facilitate the separation of the Recipient and the Business from the other businesses of Provider and its Affiliates, in each case, to the extent reasonably necessary and actually incurred in connection with the provision of the Transition Services and supported by reasonable documentation (collectively, “Out-of-Pocket Costs”), which Out-of-Pocket Costs will be reimbursed by Recipient in accordance with the invoicing procedures in Section 3(d). The parties will coordinate to generally to ensure that expenses under this Agreement are in line with historical expenses and Provider will notify Recipient in advance of any exceptional expenses that may be incurred to enable Recipient to approve any such expenses in advance. Upon Recipient’s request, Recipient and Provider will collaborate together in good faith to establish spending thresholds for Out of Pocket expenses above which prior approval is required.

(d)            Transition Service Adjustment. If an adjustment in the time or work performed as part of the Transition Services is required after Provider commences the Transition Services, the applicable scope of work, time and compensation will be agreed in writing by Provider and Recipient prior to the commencement of additional work or any extension of the Transition Period, as applicable.

(e)            Payment. All Fees and Out-of-Pocket Costs will be payable to Provider on a monthly basis within 30 days following Recipient’s receipt of Provider’s monthly invoice for Fees and Out-of-Pocket Costs incurred during the applicable calendar month. All payments hereunder will be paid in U.S. Dollars and made by wire transfer of immediately available funds to a bank account specified by Provider in writing. All Fees and Out-of-Pocket Costs owed under this Agreement and not paid when due will accrue late charges at the rate of 1.5% per month, or the highest rate permitted by applicable Law, whichever is lower. If Recipient discovers an error or omission in any invoice, Recipient will provide prompt written notice to Provider and Provider’s Transition Representative of such error or omission for resolution in accordance with Section 2(c). Recipient shall have the right, upon reasonable prior notice, to audit Provider’s records relating to Fees and Out-of-Pocket Costs no more than once annually.

(f)            Extension Fee. Provider will have no obligation to provide any Transition Service after expiration of the applicable Transition Period for such Transition Services.

(g)            Taxes. Except as otherwise noted on the relevant invoice, the Fees do not include any Taxes. Recipient will be responsible for and pay any and all federal, state or local sales, use, value-added, goods and services and similar Taxes, duties, charges or levies (and any related interest and penalties) imposed on, or in connection with the provision of the Transition Services hereunder, but excluding any Taxes measured by or imposed on the Provider’s net income. All payments made by or on behalf of Recipient under this Agreement will be made without deduction or withholding for any Taxes, unless Recipient is required to deduct or withhold such Taxes under applicable Law. If Recipient is required by any applicable Law or regulation to withhold any amount for Taxes from any payment due to Provider under this Agreement, then Recipient will (i) make such withholdings as are required by applicable Law, (ii) timely pay the full amount deducted or withheld to the appropriate Governmental Authority and (iii) pay such additional amounts to the Provider as may be necessary so that the net amount received by Provider after such withholding will not be less than the amount Provider would have received if such deductions or withholding had not been made. At Provider’s request, Recipient will provide Provider with reasonably satisfactory documentation evidencing the payment to the appropriate Governmental Authority of any amounts so withheld or deducted.

(h)            No Set-Off. Each party hereto hereby acknowledges and agrees that it has no right under this Agreement to set off, discount or otherwise reduce or refuse to pay any amounts owed to the other party under this Agreement against any other amount owed to it by the other party, whether under this Agreement, the Purchase Agreement, other Transaction Documents or otherwise; provided that Recipient may set off amounts finally determined to be owed by Provider pursuant to this Agreement.

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4.            TERM AND TERMINATION; SUSPENSION.

(a)            Term. Unless earlier terminated, this Agreement is effective beginning on the Effective Date and will remain in effect until termination or expiration of the last to expire Transition Period.

(b)            Termination for Convenience. Recipient will use commercially reasonable efforts to transition the Quark Companies and their Affiliates from reliance upon, and terminate, the Transition Services that Recipient is receiving hereunder as soon as reasonably practicable following the Effective Date. Unless otherwise set forth on Exhibit A, Recipient may terminate any or all Transition Service(s), or any portion thereof, upon 30 days’ written notice to Provider, without further liability or cost to Recipient; provided that, notwithstanding the foregoing, Recipient will remain liable for non-cancellable costs that were incurred in good faith, are documented, and were not reasonably avoidable following such notice incurred or committed to be incurred by Provider in respect of any such Transition Services for the then current Transition Period; provided that in the event of early termination, any fixed or monthly fees agreed for Transition Services shall be prorated to correspond to the actual Transition Period. Notwithstanding anything in the foregoing to the contrary, Recipient acknowledges that certain Transition Services are dependent upon the provision of other Transition Services and the termination of one Transition Service (in whole or in part) may not be possible without the termination or reduction of a number of other Transition Services (in whole or in part) and, that in the event any such a termination or reduction, Provider will notify Recipient thereof in advance in writing, permitting Recipient a reasonable period and in any event not less than ten (10) Business Days, to adjust its approach continue Transition Services otherwise planned for termination. In the event Recipient has been so notified and continues in its plan for termination of the related Transition Service, Provider may, upon written notice to Recipient, terminate or reduce any other Transition Service that it has notified Recipient is dependent upon the Transition Service that has been terminated by Recipient.

(c)            Termination for Cause. Either Provider or Recipient may terminate this Agreement in the event that the other party materially breaches this Agreement and such material breach remains uncured for 30 days following receipt of written notice of such breach by the non-breaching party. Provider may further terminate a Transition Service hereunder with notice to Recipient in the event that Provider receives notice from a counterparty to any Shared Contract in connection with which such Transition Service is provided that the provision of Transition Services under such Contract by Provider constitutes a breach of such Shared Contract or if any actions or omissions of Recipient in connection with such Transition Service have caused or are reasonably expected to cause a breach of such Shared Contract; provided, that, Provider shall provide prompt written notice of any such counterparty notice and shall take commercially reasonable steps to mitigate any impact of such termination as contemplated through alternative supply arrangement or otherwise in Section 1(b) above.

(d)            Partial Termination. In the event of any termination or expiration with respect to one or more of the Transition Services, but not all of the Transition Services, this Agreement will continue in full force and effect with respect to any Transition Service(s) not terminated or expired in accordance with this Agreement. Upon termination of this Agreement, or upon the termination or expiration of all of the Transition Services in accordance with this Section 4, Provider will cease to perform the Transition Services, and Recipient will pay to Provider all sums due to Provider pursuant to this Agreement for the Transition Services performed through the effective date of termination, if any. Termination of this Agreement or termination or expiration of any Transition Service in accordance with this Section 4 will not relieve any party from its obligations or liabilities arising hereunder prior to the date of such termination or expiration, nor will it affect the rights of any party with respect to any claims or damages it may have suffered as a result of any breach of this Agreement by the other party.

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(e)            Effect of Termination. Sections 3, 4(d), 4(e), 6(a), 7, 8 and 9 will survive any expiration or termination of this Agreement.

5.            COMPLIANCE.

(a)            Restrictions on Services. Each party hereto will comply in all material respects with all applicable Laws that govern the conduct of its own business operations with respect to the performance of its obligations under this Agreement and receipt and use of Transition Services, as applicable. Notwithstanding anything in this Agreement to the contrary, Provider will not be obligated to provide a Transition Service that, in Provider’s reasonable discretion, (i) would be unlawful for Provider to provide under any applicable Law or (ii) would breach the terms of any existing agreement between Provider and any third party or that would otherwise require the consent or similar approval of a third party; provided that Provider shall use commercially reasonable efforts to mitigate or overcome such limitation and minimize disruption to Recipient. If Provider is unable to provide a Transition Service due to the limitations described in this Section 5(a), the parties will work together and use commercially reasonable efforts to arrange a substitute means of obtaining such service or obtaining replacement or substitute agreements that would permit Provider to provide each such Transition Service, in each case at Recipient’s sole cost and expense. In the event, and during the period, that Provider or its Affiliates is wholly or partially prevented from, or delayed in, providing one or more of the Transition Services by applicable Law or by order of a Governmental Authority (a “Legal Prohibition”), or because providing such services would breach the terms of any existing agreement between Provider and any third party or would otherwise require the consent or similar approval of a third party (“Contractual Restriction”), (A) neither Provider nor its Affiliates will be obligated to deliver the affected Transition Services during such period, (B) Provider will promptly provide Recipient with notice of any Transition Services that will be suspended pursuant to clause (A), stating the date and extent of such suspension and the cause thereof and (C) the parties hereto will use their commercially reasonable efforts to resolve the Legal Prohibition or Contractual Restriction. The parties hereto will cooperate and use commercially reasonable efforts to minimize the impact of any Legal Prohibition or Contractual Restriction on the provision of Transition Services hereunder; provided that such efforts need not include expenditure of funds, the payment of consideration or the grant of rights or other accommodations to third parties. Provider shall promptly notify Recipient in writing of any anticipated interruption and shall cooperate in implementing reasonable alternative arrangements.

(b)            Contractual Obligations. Recipient will comply with and perform all terms and conditions of the Quark Supply Contracts and the Shared Contracts as they relate to Recipient’s receipt and use of Transition Services, including, without limitation, complying with the terms and conditions of such Contract and discharging or reimbursing Provider for all payment obligations set forth in any such Contract, or any statement of work, order form or similar document thereunder, as they relate to the receipt by Recipient or its Affiliates of the benefits of such Transition Services under such Contracts, as may be further described in Exhibit A.

(c)            No Regulatory Advice. Notwithstanding anything in this Agreement to the contrary or the accompanying exhibits and schedules, Provider is not responsible for ensuring Recipient’s regulatory and legal compliance under applicable Law and the parties hereto agree that the Transition Services are not a substitute for Recipient’s performance of any such compliance obligation or the engagement of appropriate advisors to assist with any such compliance obligation. All regulatory and legal compliance matters relating to Recipient’s use of the Transition Services will be exclusively the responsibility of Recipient. All liability and third party claims arising from regulatory and legal compliance matters relating to the business of Recipient will be exclusively the liability of Recipient.

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6.            INTELLECTUAL PROPERTY.

(a)            No Transfer. Subject to Section 6(b), this Agreement and the performance of the Transition Services hereunder will not affect, or result in the transfer of, any rights in or to or the ownership of any Intellectual Property or other rights of either party. No party hereto will gain any rights of ownership of any Intellectual Property or other property owned by any other party by virtue of this Agreement or the provision of the Transition Services hereunder, by implication, estoppel or otherwise.

(b)            License. Recipient, on behalf of itself and its Affiliates, hereby grants to Provider (and solely for Provider to provide the Transition Services, to Provider’s subcontractors) a non-exclusive, worldwide, non-transferable, fully paid-up, royalty-free license, under all Intellectual Property owned or controlled by Recipient or any of its Affiliates, solely for the purpose of providing the Transition Services.

7.            LIABILITY.

(a)            Disclaimer. EXCEPT THAT PROVIDER REPRESENTS THAT IT SHALL PERFORM THE TRANSITION SERVICES IN ACCORDANCE WITH SECTION 1(a), THE TRANSITION SERVICES ARE PROVIDED BY PROVIDER “AS IS” AND PROVIDER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES WITH RESPECT TO THE TRANSITION SERVICES. NO STATUTORY WARRANTY OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE WILL APPLY TO THE TRANSITION SERVICES.

(b)            Limitation of Liability. IN NO EVENT WILL PROVIDER BE LIABLE TO RECIPIENT WITH RESPECT TO THE PERFORMANCE OF ANY TRANSITION SERVICES UNDER THIS AGREEMENT WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE PERSONNEL, TECHNOLOGY OR SERVICES, IN EACH CASE, WHETHER OR NOT PROVIDER HAS BEEN ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS CAUSED BY THE FRAUD OF PROVIDER, PROVIDED THAT NOTHING IN THIS SECTION SHALL LIMIT PROVIDER’S LIABILITY FOR (i) FRAUD, OR (ii) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)            Basis of Bargain. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. RECIPIENT RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

8.            INDEMNITY. Recipient will indemnify and hold harmless Provider for all Losses arising out of resulting from, and will defend, at its expense, any claim brought against Provider by a third party to the extent that such claim is based upon: (a) any breach by Recipient of Section 5(a) or Section 5(b), (b) any Taxes, including any interest and penalties, that are the responsibility of Recipient under Section 3(f), (c) any negligence or misconduct of Recipient in connection with its use of the Transition Services, (d) claims that Recipient’s use of the Transition Services infringes or violates any statutory, contractual or common law right of any third party or (e) any personal injury caused by Recipient in connection with the Transition Services, to the extent not resulting from the gross negligence or willful misconduct of Provider; and Recipient will pay, and Buyer will cause Recipient to pay, any costs, damages, attorneys’ fees or other Losses of the parties hereto attributable to such claim. Provider shall indemnify and hold harmless Recipient from and against Losses arising from Provider’s gross negligence, willful misconduct or fraud in connection with the performance of the Transition Services.

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9.            GENERAL.

(a)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Recipient may assign this Agreement to an Affiliate, and either Provider or Recipient may assign or transfer this Agreement to a third-party that succeeds to all or substantially all of such party’s business and assets relating to the subject matter of this Agreement, whether by sale, merger, operation of law or otherwise. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Any purported assignment not permitted under this Section 9(a) will be null and void.

(b)            Excusable Non-performance. The obligations of Provider to provide Transition Services will be suspended to the extent that Provider is prevented from providing such Transition Services by any cause beyond the reasonable control of Provider, including acts of God, civil disturbances, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, insurrection, riot, invasion, pandemics, fire, storm, flood, earthquake, denial of service and other malicious attacks, power outages, strikes, lockouts or other labor or industrial disputes. In the event of any such suspension, Provider will give notice of such suspension to Recipient as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof and will use commercially reasonable efforts to overcome such cause and resume the provision of such Transition Services after the cessation of such cause if the Transition Period for such Transition Services has not expired. If Provider is excused from providing any Transition Service in accordance with the terms of this paragraph, Recipient’s sole and exclusive remedy will be to acquire such services from any substitute source, at Recipient’s sole expense.

(c)            No Third-Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any other person or entity, other than the parties hereto and their Affiliates, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

(d)            Non-Exclusive Remedies. Except as expressly set forth in this Agreement, the exercise by any party hereto of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

(e)            Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, that provision will be enforced to the maximum extent permitted by law, given the fundamental intentions of the parties hereto and the remaining provisions of this Agreement will remain in full force and effect.

(f)            Waiver. A party’s failure to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver.

(g)            Notice. All notices, demands and other communications to be given or delivered under this Agreement will be in writing, will reference this Agreement, and will be deemed given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address for the relevant party set forth below if the sender on the same day sends a confirmatory email or if no failure message is received, or (c) two days following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for mailing to the address of the relevant party set forth below:

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If to Provider:     [__________]

[__________]

[__________]

Attention:     [__________]

Email: [__________]

If to Recipient: [__________]

[__________]

[__________]

Attention: [__________]

Email:     [__________]

(h)            Purchase Agreement. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Purchase Agreement or any other Transaction Document entered into by any of the parties, or constitute a waiver or release by Recipient or Provider of any liabilities, obligations, covenants or commitments imposed upon either party by the terms of the Purchase Agreement or such other Transaction Documents. In the event of any conflict between the provisions of this Agreement (including the exhibits hereto) and the provisions of the Purchase Agreement, on the other hand, the Purchase Agreement will control except that in the case of any conflict between the provisions of Section 2.5 of the Purchase Agreement and the provisions of Section 1(b)(i) of this Agreement, the provisions of Section 1(b)(i) will control.

(i)            Priority. In the event any of the terms or conditions of the main body of this Agreement conflict with any of the terms or conditions of any exhibit attached hereto, the terms or conditions of the main body of this Agreement will control and prevail over such terms or conditions of the exhibit, as the case may be, but only to the extent of such conflict.

(j)            Entire Agreement. This Agreement, including its exhibits, together with the Purchase Agreement, Confidentiality Agreement and the other Transaction Documents, represent the complete and exclusive agreement between the parties hereto with respect to its subject matter and supersedes all prior and contemporaneous agreements, communications, understandings and negotiations, both written and oral, between the parties hereto with respect to its subject matter. This Agreement can be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by each of the Provider and Recipient.

(k)            Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) will be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

(l)            Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. Any legal action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby or thereby, or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof and thereof, will be resolved in accordance with Section 9.16 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Transition Services Agreement to be duly executed and delivered as of the dates set forth below.

RECIPIENT:	PROVIDER:

[•]	CareDx, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT A

Provider will use reasonable best efforts to provide, or cause its Affiliates to use reasonable best efforts consistent with good industry practice and with at least the same level of quality, timeliness and care as provided to the Quark Business during the twelve (12) month period prior to the Effective Date to provide, to Recipient the transition services described in the paragraphs below.

1.	IT Transitional Services and Migration Framework

1.	Purpose

This Exhibit sets out the scope of the information technology transitional services to be provided by the Provider for the benefit of the Recipient in connection with the migration of the transferred business activities, in order to ensure business continuity until the relevant environments, data, applications and services have been effectively migrated and taken over by the entities designated by the Recipient. The Provider shall maintain, administer, support and make available the IT environments, applications, data and services required for the ordinary operation of the transferred business activities until their effective migration and validation by the Recipient, provided that the Transition Services shall only be provided for 6 months after the Closing, with Recipient’s ability to extend by a period of 30 days.

2.	Scope

This Exhibit covers all IT services required for the operation of the transferred business activities, including, without limitation, but as applicable:

⮚	On-premises infrastructure;

⮚	[***];

⮚	[***];

⮚	Directories, authentication mechanisms and access services;

⮚	Business applications;

⮚	Cybersecurity, monitoring, administration, backup and support tools; and

⮚	The data, documents, configurations, interfaces, history, logs, reports and other technical or functional elements required for business continuity.

3.	Migration. Promptly following the execution of the Purchase Agreement, Provider and Recipient shall use reasonable best efforts to develop a migration plan that will set forth each party’s obligations to effect the migration and transition described in this Exhibit.

4.	Representatives

Parties will appoint two representatives to manage Governance and ensure reasonable best effort into completion of transition on time, costs and quality:

-	Eurobio will appoint [***]

-	CareDx will appoint [***]

2.	Other services

1.	Purpose

This Exhibit sets out the scope of the HR, Finance and Accounting transitional services to be provided by the Provider for the benefit of the Recipient in connection with the migration of the transferred business activities, in order to ensure business continuity. The intention of the parties is to finalize these transitions within 3 months of the Closing.

The Parties will work in good faith prior to closing to finalize the details of such services as per format below.

[TO BE COMPLETED]2

Transition Service: Title and Description	Total Hours Cap and Transition Period	Fees	Transition Representative

EXHIBIT B

Manufacturing Agreement

2 Note to Draft: Parties to work together in good faith to describe in detail each of the Transition Services to be provided, the total hours, Provider personnel hours commitment (to the extent applicable) and length of the transition period, applicable fees and costs to be paid by Recipient which will be based on an agreed cost plus approach and the responsible representatives of the parties for managing each transition service.

EXHIBIT C

Distribution Agreement